The information in this preliminary prospectus supplement, which relates to an effective registration statement under the Securities Act of 1933, as amended, is not complete and may be changed. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell these securities or a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-198921

Subject to Completion

Preliminary Prospectus Supplement dated June 22, 2015

PROSPECTUS     SUPPLEMENT

(To prospectus dated January 23, 2015)

11,250,000 Shares

Common Stock

We are selling 11,250,000 shares of our common stock. Our shares of common stock trade on the New York Stock Exchange (“NYSE”) under the symbol “CORR.” On June 19, 2015, the last sale price of our shares as reported on the NYSE was $6.71 per share.

We intend to use the net proceeds from this offering as part of the financing to fund the acquisition (the “Acquisition”) of the Grand Isle Gathering System from a wholly owned subsidiary of Energy XXI Ltd (“EXXI”), which will be triple-net leased to an operating subsidiary of EXXI. The Grand Isle Gathering System is a subsea pipeline gathering system located in the shallow Gulf of Mexico shelf and storage and onshore processing facilities.

Concurrently with this offering, we are offering by means of a separate prospectus supplement $75 million aggregate principal amount of convertible senior notes (the “Convertible Notes Offering”). We expect that this offering, the Convertible Notes Offering, our revolving line of credit and cash on hand will provide the funds necessary to complete the Acquisition. The completion of this offering is not contingent on the completion of the Convertible Notes Offering, and the completion of the Convertible Notes Offering is not contingent on the completion of this offering. In addition, neither this offering nor the Convertible Notes Offering is or will be contingent on the consummation of the Acquisition or any additional debt financing. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered in the Convertible Notes Offering.

There are restrictions on transfer and ownership of our common stock intended, among other purposes, to preserve our status as a real estate investment trust for U.S. federal income tax purposes, as described in the section “Certain Provisions of our Charter and Bylaws and the Maryland General Corporation Law—Restrictions on Ownership and Transfer” in the accompanying prospectus.

Investing in our common stock involves risks that are described in the “Risk Factors ” section beginning on page S-12 of this prospectus supplement and on page 4 of the accompanying prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

The underwriters may also exercise their option to purchase up to an additional 1,687,500 shares from us, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about June     , 2015.

Book-Running Managers
BofA Merrill Lynch	Wells Fargo Securities

Co-Managers
Stifel	Ladenburg Thalmann

The date of this prospectus supplement is                 , 2015.

The Grand Isle Gathering System, which is located just off the coast of Louisiana.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

We are providing information to you about this offering of our common stock in two parts. The first part is this prospectus supplement, which provides the specific details regarding this offering and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides general information, including information about our common stock and information that may not apply to this offering.

This prospectus supplement may add to, update or change information contained in or incorporated by reference in the accompanying prospectus. If the information in this prospectus supplement is inconsistent with any information contained in or incorporated by reference in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the inconsistent information contained in or incorporated by reference in the accompanying prospectus. It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus before making your investment decision. You should also read and consider the additional information incorporated by reference in this prospectus supplement and the accompanying prospectus before making your investment decision. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement and “Incorporation of Certain Documents by Reference” in the accompanying prospectus.

Ultra Petroleum is responsible for the lease of a substantial portion of our net leased property, which is a significant source of revenues and operating income, and under the requirements of the Exchange Act, we have included Summary Consolidated Balance Sheets and Consolidated Statements of Operations data for Ultra Petroleum in our periodic reports and incorporated them by reference in this prospectus supplement. Ultra Petroleum is currently subject to the reporting requirements of the Exchange Act and is required to file with the SEC annual reports containing audited financial statements and quarterly reports containing unaudited financial statements. The audited financial statements and unaudited financial statements of Ultra Petroleum can be found on the SEC’s website at www.sec.gov. We have not prepared the financial statements of Ultra Petroleum from which the summary information incorporated by reference in this prospectus supplement from our periodic reports is derived and, although we have no reason to believe they are not accurate in all material respects, we have not investigated and are not able to confirm the accuracy of the Ultra Petroleum financial statements or other SEC reports. We cannot assure you that there have not been any material adverse changes since the date of the information incorporated by reference in this prospectus supplement.

Upon consummation of the Acquisition and execution of the Lease Agreement described in this prospectus supplement, EXXI will be responsible for the lease of a substantial portion of our net leased property, which will be a significant source of revenues and operating income. EXXI is currently subject to the reporting requirements of the Exchange Act and is required to file with the SEC annual reports containing audited financial statements and quarterly reports containing unaudited financial statements. The audited financial statements and unaudited financial statements of EXXI can be found on the SEC’s website at www.sec.gov. We have not prepared the financial statements of EXXI and, although we have no reason to believe they are not accurate in all material respects, we have not investigated and are not able to confirm the accuracy of the EXXI financial statements or other SEC reports. We cannot assure you that there have not been any material adverse changes since the date of the information referred to in this prospectus supplement.

We have not, and the underwriters have not, authorized any other person to provide you with information or to make any representation other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus that we have prepared. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you or the information concerning Ultra Petroleum or EXXI that you can find on the SEC’s website. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You

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should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein is accurate only as of the specified dates. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates. We will advise investors of any material changes to the extent required by applicable law.

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FORWARD LOOKING STATEMENTS

Certain statements included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein may be deemed “forward looking statements” within the meaning of the federal securities laws. In many cases, these forward looking statements may be identified by the use of words such as “will,” “may,” “should,” “could,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “projects,” “goals,” “objectives,” “targets,” “predicts,” “plans,” “seeks” or similar expressions. Any forward looking statement speaks only as of the date on which it is made and is qualified in its entirety by reference to the factors discussed throughout this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

Although we believe the expectations reflected in any forward looking statements are based on reasonable assumptions, forward looking statements are not guarantees of future performance or results and we can give no assurance that these expectations will be attained. Our actual results may differ materially from those indicated by these forward looking statements due to a variety of known and unknown risks and uncertainties. In addition to the risk factors discussed in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, such known risks and uncertainties include, without limitation:

•	the ability of our tenants and borrowers to make payments under their respective leases and mortgage loans, our reliance on certain major tenants and our ability to re-lease properties that become vacant;

•	our ability to obtain suitable tenants for our properties;

•	changes in economic and business conditions, including the financial condition of our tenants and general economic conditions and current trends in the energy industry, and in the particular sectors of that industry served by each of our infrastructure assets;

•	the inherent risks associated with owning real estate, including local real estate market conditions, governing laws and regulations, including potential liabilities relating to environmental matters, and illiquidity of real estate investments;

•	the impact of laws and governmental regulations applicable to certain of our infrastructure assets, including additional costs imposed on our business or other adverse impacts as a result of any unfavorable changes in such laws or regulations;

•	our ability to sell properties at an attractive price;

•	our ability to repay debt financing obligations;

•	our ability to refinance amounts outstanding under our credit facilities and the convertible notes we are offering concurrently herewith at maturity on terms favorable to us;

•	the loss of any member of our management team;

•	our ability to comply with certain debt covenants;

•	our ability to integrate acquired properties and operations into existing operations;

•	our continued ability to access the debt or equity markets;

•	the availability of other debt and equity financing alternatives;

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•	market conditions affecting our debt and equity securities;

•	changes in interest rates under our current credit facility and under any additional variable rate debt arrangements that we may enter into in the future;

•	our ability to successfully implement our selective acquisition strategy;

•	our ability to maintain internal controls and processes to ensure all transactions are accounted for properly, all relevant disclosures and filings are timely made in accordance with all rules and regulations and any potential fraud or embezzlement is thwarted or detected;

•	changes in U.S. federal or state tax rules or regulations that could have adverse tax consequences;

•	declines in the market value of our investment securities; and

•	changes in U.S. federal income tax regulations (and applicable interpretations thereof) or in the composition or performance of our assets that could impact our ability to continue to qualify as a real estate investment trust for U.S. federal income tax purposes.

This list of risks and uncertainties is only a summary and is not intended to be exhaustive. For a discussion of these and other factors that could cause actual results to differ from those contemplated in the forward looking statements, please see the “Risk Factors” section of this prospectus supplement beginning on page S-12, the “Risk Factors” section of the accompanying prospectus beginning on page 4 thereof and the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2014. We disclaim any obligation to update or revise any forward looking statements to reflect actual results or changes in the factors affecting the forward looking information.

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GLOSSARY OF DEFINED TERMS

Certain of the defined terms used in this prospectus supplement are set forth below.

Acquisition: the purchase of the Grand Isle Gathering System from EXXI USA

AFFO: Adjusted Funds from Operations

Arc Logistics: Arc Logistics Partners LP (NYSE: ARCX), the parent of Arc Terminals Holdings LLC, lessee of the Portland Terminal Facility

ARO: Asset Retirement Obligation

Bbls: Standard barrel containing 42 U.S. gallons

bcf/d: billon cubic feet per day

BOE: Barrel of oil equivalent

BOEM: U.S. federal Bureau of Ocean Management

BSEE: U.S. federal Bureau of Safety and Environmental Enforcement

Company or CorEnergy: CorEnergy Infrastructure Trust, Inc.

Convertible Notes Offering: the offering of $75 million aggregate principal amount of convertible senior notes (or $86.25 million aggregate principal amount of convertible senior notes if the underwriters exercise their option to purchase additional notes in full) concurrent with this offering

Corridor: Corridor InfraTrust Management, LLC, our external manager

Exchange Act: Securities Exchange Act of 1934, as amended

EXXI: Energy XXI Ltd (NASDAQ: EXXI)

EXXI USA: Energy XXI USA, Inc., a wholly owned subsidiary of EXXI and owner and operator of the Grand Isle Gathering System prior to the Acquisition

FERC: Federal Energy Regulatory Commission

FFO: Funds from Operations

Grand Isle Corridor: Grand Isle Corridor, LP, a wholly owned subsidiary of the Company

Grand Isle Gathering System: a subsea pipeline gathering system located in the shallow GOM shelf and storage and onshore processing facilities

GOM: Gulf of Mexico

Guaranty: the guaranty by EXXI of the Tenant’s obligations under the Lease Agreement

IRS: Internal Revenue Service

Lease Agreement: the triple-net operating lease agreement with Tenant for the Grand Isle Gathering System

Liquids Gathering System or Pinedale LGS: the Pinedale Liquids Gathering system, a system of pipelines and central gathering facilities located in the Pinedale Anticline in Wyoming

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MMBOE: One million BOEs

NGL: Natural gas liquids

Purchase Agreement: the agreement setting forth the terms of the purchase of the Grand Isle Gathering System

QRS: a qualified REIT subsidiary of the Company

REIT: real estate investment trust

Tenant: Energy XXI GIGS Services, LLC, a wholly owned subsidiary of EXXI and tenant under the Lease Agreement

TRS: a taxable REIT subsidiary of the Company

Ultra Petroleum: Ultra Petroleum Corp. (NYSE: UPL), guarantor of the lease of the Pinedale LGS

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PROSPECTUS SUPPLEMENT SUMMARY

This summary contains basic information about us and the offering but does not contain all of the information that is important to your investment decision. You should read this summary together with the more detailed information contained elsewhere in this prospectus supplement and the accompanying prospectus, and the documents incorporated herein and therein by reference, especially the information set forth in the “Risk Factors” section of this prospectus supplement beginning on page S-12 and the “Risk Factors” section of the accompanying prospectus beginning on page 4 thereof, as well as other information contained in our publicly available filings with the Securities and Exchange Commission. When used in this prospectus supplement, the terms “we,” “us,” “our” and “CorEnergy” refer to CorEnergy Infrastructure Trust, Inc. and its subsidiaries unless specified otherwise.

The Company

We are an energy infrastructure real estate investment trust (“REIT”) that primarily owns assets in the midstream and downstream U.S. energy sectors that perform utility-like functions, such as pipelines, storage terminals and transmission and distribution assets. Our objective is to provide stockholders with a stable and growing cash dividend, supported by long-term contracted revenue from operators of our assets. We believe our leadership team’s energy and utility expertise provides us with a competitive advantage to own and acquire U.S. energy infrastructure assets in a tax-efficient, transparent, investor-friendly REIT. We are externally managed by Corridor InfraTrust Management, LLC.

Our primary source of income is our participating, triple-net leases. We typically seek to structure these leases to have a large minimum rent component, plus a variable component that provides us with exposure to the upside in our operators’ business. The triple-net aspect means our operators are responsible for all expenses of the business, including maintaining our assets in good working order. We also have the flexibility to structure our acquisitions as a participating mortgage instead of a participating lease to the extent it helps meet the goals of the operators of our assets.

Our assets are primarily mission-critical, in that utilization of our assets is necessary for the business the operators of those assets seek to conduct and their rental payments are an essential operating expense. For example, our existing gathering system assets are necessary to the exploration of upstream natural gas reserves, so the operators’ lease of those assets is economically critical to their operations. Similarly, we expect the Grand Isle Gathering System to remain essential to the conduct of EXXI’s oil exploration and production business following the Acquisition and execution of the Lease Agreement, as described below.

We intend to distribute substantially all of our cash available for distribution, less prudent reserves, on a quarterly basis. We believe that our minimum rent escalation provisions and participation features should generate 1-3 percent distribution growth, which, together with prudent acquisitions, should support 3-5 percent annual distribution growth over the long term. Since qualifying as a REIT in 2013, we have grown our annualized dividend from $0.50 per share to $0.54 per share in the first quarter of 2015. Our Board of Directors has indicated that it intends to approve an increase in our annualized dividend by 11% to $0.60 per share for the first full quarter following the closing of the Acquisition and the effectiveness of the Lease Agreement.

Acquisition of Grand Isle Gathering System from EXXI

The Purchase Agreement

On June 22, 2015, Grand Isle Corridor, LP (“Grand Isle Corridor”), a wholly owned subsidiary of CorEnergy, entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Energy XXI USA, Inc. (“EXXI USA”), a wholly owned subsidiary of EXXI, to acquire all of the real and personal property constituting the Grand Isle Gathering System for a purchase price of $245 million, plus the assumption of an estimated $12.5 million Asset Retirement Obligation (“ARO”) that is associated with Grand Isle Gathering System decommissioning costs. EXXI has guaranteed EXXI USA’s obligations under the Purchase Agreement and CorEnergy has guaranteed the obligations of Grand Isle Corridor.

The Lease Agreement

Grand Isle Corridor intends to enter into a triple-net operating lease agreement relating to the use of the Grand Isle Gathering System (the “Lease Agreement”) with Energy XXI GIGS Services, LLC (the “Tenant”), a wholly owned operating subsidiary of EXXI, upon the closing of the Acquisition. The Lease Agreement will have an initial eleven-year term with one renewal option, which will be for the lesser of nine years or 75% of the expected remaining useful life of the Grand Isle Gathering System. The Tenant’s obligations under the Lease Agreement will be guaranteed by EXXI (the “Guaranty”), and CorEnergy will guarantee the obligations of Grand Isle Corridor. During the initial term, the Tenant will make fixed minimum monthly rental payments, as outlined in the schedule below.

Contract Year	Minimum Rent	Contract Year	Minimum Rent
1	$31,505,000	7	$50,792,000
2	$33,915,000	8	$46,358,000
3	$34,256,000	9	$44,696,000
4	$34,331,000	10	$42,780,000
5	$38,687,000	11	$41,521,000
6	$48,403,000

In addition, the Tenant will pay variable rent payments based on a ten percent participation above a pre-defined threshold, which is calculated on the volumes of oil that flow through the Grand Isle Gathering System for EXXI multiplied by the average daily closing price of crude oil for such calendar month. Variable rent will be capped at 39% of total rent.

Upon completion of this offering, consummation of the Acquisition and effectiveness of the Lease Agreement, the Grand Isle Gathering System will account for approximately 37% of our total assets on a pro forma basis as of March 31, 2015 and the lease payments under the Lease Agreement will account for approximately 43% of our total revenue on a pro forma basis for the three months ended March 31, 2015. The financial condition of EXXI and the Tenant and the ability and willingness of each to satisfy its obligations under the Lease Agreement and Guaranty will have a major impact on our results of operations, ability to service our indebtedness and ability to make distributions. To find additional information about EXXI, see the “About this Prospectus Supplement” section in this prospectus supplement.

Overview of Grand Isle Gathering System

EXXI USA currently (pre-Acquisition) owns and operates the Grand Isle Gathering System, which is comprised of 153 miles of offshore pipeline that connects to seven producing fields, six of which are operated by EXXI and one by ExxonMobil, and includes an onshore terminal and saltwater disposal system consisting of four tanks, three saltwater injection wells and associated pipelines, land, buildings and facilities. Of the seven oil fields that connect to the Grand Isle Gathering System, four are among the top 15 producing oil fields in the Gulf of Mexico (“GOM”) shelf as ranked by total cumulative oil production to date—the West Delta 30, West Delta 73, Grand Isle 16/22 and South Pass 89. The Grand Isle Gathering System is critical to EXXI’s core operations; it represented approximately 42% of EXXI’s net oil production for the year ended June 30, 2014, accounting for approximately $486 million of annual oil revenue. EXXI has represented to us that the present value of future net revenues of estimated proved reserves supporting the Grand Isle Gathering System is estimated to be $1.45 billion, using a discount rate of 10% and based on EXXI’s internal unaudited December 31, 2014 reserve report that used NYMEX strip pricing and EXXI’s estimated costs as of February 9, 2015. The proved reserves underlying the Grand Isle Gathering System are approximately 75 million BOE. In addition, it services approximately 44% of the proved developed producing oil reserves of EXXI and its affiliates (based on EXXI’s internal unaudited December 31, 2014 reserve report that used NYMEX strip pricing and EXXI’s estimated costs as of February 9, 2015). As of March 31, 2015, the Grand Isle Gathering System transported approximately 60,000 Bbls/d (18,000 oil and 42,000 water) with total capacity of 120,000 Bbls/d. Five other shippers utilize the Grand Isle Gathering System for transportation of oil to onshore sales points and transportation of produced water for disposal onshore. For fiscal year 2014, third party oil volumes represented approximately 20.5% of total oil throughput.

Overview of Energy XXI Ltd

EXXI is an independent oil and natural gas exploration and production company. It was originally formed and incorporated in July 2005, and on August 12, 2011, its common stock was admitted for trading on the Nasdaq Global Select Market. Headquartered in Houston, Texas, it is engaged in the acquisition, exploration, development and operation of oil and natural gas properties onshore in Louisiana and Texas and on the GOM shelf. EXXI is the largest publicly traded independent operator on the GOM shelf, and as of June 30, 2014, it operated seven of the 15 largest GOM shelf oil fields ranked by total cumulative oil production to date. According to EXXI’s Annual Report on Form 10-K, at June 30, 2014, its total proved reserves were 246.2 MMBOE of which 75% were oil and 61% were classified as proved developed. It operated or had an interest in 984 gross producing wells on 432,954 net developed acres, including interests in 61 producing fields. For the year ended June 30, 2014, Shell Trading Company accounted for approximately 45% of EXXI’s total oil and natural gas revenues and ExxonMobil accounted for approximately 43% of EXXI’s total oil and natural gas revenues. Most of EXXI’s crude oil production is Heavy Louisiana Sweet, which commands a premium due to its role in optimizing crude blending of Gulf Coast refineries.

EXXI has reported that the recent declines in oil prices have adversely affected its financial position and results of operations and the quantities of oil and natural gas reserves that it can economically produce. EXXI currently maintains a corporate credit rating of B- from S&P and its subsidiary, Energy XXI Gulf Coast, Inc. (“EXXI Gulf Coast”), has a corporate family rating of Caa2 from Moody’s. EXXI has recently reported in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 that it has taken several actions during the current fiscal year to improve its liquidity position and allow it to focus on its core business, including the following:

•	In March 2015, EXXI’s wholly owned subsidiary EXXI Gulf Coast closed on the private placement of $1.45 billion in aggregate principal amount of 11.0% Senior Secured Second Lien Notes due 2020 for net proceeds of $1.35 billion—$836 million of the net proceeds was used to refinance a portion of its outstanding borrowings, with the remaining amount used for general corporate purposes, including funding of its capital expenditure program for fiscal year 2015;

•	Reduced its expected fiscal 2015 capital expenditures budget to approximately $680 million from an initial budget of $875 million, primarily comprised of reductions in exploration, development and facilities;

•	Canceled plans to expand overseas in Malaysia and terminated its joint venture with Ping Petroleum Limited;

•	Suspended its stock repurchase program;

•	Sold certain non-operated interests in the Eugene Island 330 and South Marsh Island 128 fields;

•	Reduced its quarterly dividend on its common stock to $0.01 per common share; and

•	Monetized certain of its hedging contracts and repositioned its current hedging portfolio.

EXXI further reports that it intends to continue to focus on integrating operations to realize consolidation benefits and maximize returns on existing assets by deploying capital resources on lower risk development drilling in the fields where it has previously enjoyed success, and reducing capital commitments on exploration and other activities that do not provide incremental production, while it seeks to improve cash flow and pay down debt. It has also seen a significant and continuing reduction in rig rates and drilling costs, which EXXI reports should allow it to spend less capital drilling its development wells than in prior periods.

To further accelerate its reduction in leverage, EXXI has previously announced that it is pursuing potential arrangements with third parties to monetize its midstream assets, which includes the Acquisition discussed in this prospectus supplement, which would provide EXXI with $245 million in gross proceeds from the sale of the Grand Isle Gathering System to CorEnergy as additional capital to support its stated plan. See the discussion in the “Risk Factors” section in this prospectus supplement for information regarding tenant insolvency or bankruptcy.

Acquisition Rationale

We believe that the key characteristics of the Acquisition align with our targeted strategy and investment criteria. The key characteristics of the Acquisition include:

•	As indicated above, the Grand Isle Gathering System is critical to EXXI’s core operations, as it handled 42% of EXXI’s net oil production for the year ended June 30, 2014, accounting for approximately $486 million of annual oil revenue.

•	The Grand Isle Gathering System can handle combined oil and water production and currently is the only system capable of handling and transporting production from the fields it services.

•	The Grand Isle Gathering System currently connects to high quality fields with 20-plus year asset lives and may connect to additional opportunities for development in the future.

•	The present value of estimated future net revenues of estimated proved reserves supporting the Grand Isle Gathering System is estimated to be $1.45 billion using a discount rate of 10% and based on EXXI’s internal unaudited December 31, 2014 reserve report that used NYMEX strip pricing and estimated costs as of February 9, 2015.

•	The Grand Isle Gathering System connects to four of the top 15 producing fields in the GOM shelf based on total cumulative production.

•	The fields are attractive as the proved developed producing oil reserves supporting the Grand Isle Gathering System had a weighted average operating expense per BOE of $22.33 for the nine months ended March 31, 2015.

•	Investment in an offshore gathering system serving large offshore producers further diversifies our asset portfolio.

•	The Lease Agreement is structured to result in increasing minimum annual rent payments for the first seven years that reach as high as $51 million and average approximately $40 million per year during the initial term.

•	At least 95% of the Grand Isle Gathering System assets are expected to be REIT-qualifying.

•	Our Board has indicated that it intends to approve an increase in our annualized dividend by 11% to $0.60 per share for the first full quarter following the closing of the Acquisition and the effectiveness of the Lease Agreement.

There is no guarantee that the Acquisition will actually be consummated, or consummated on the terms or in the manner described in this prospectus supplement. The offering of our shares described in this prospectus supplement is not conditioned on the closing of the Acquisition.

Financing Transactions

We expect to obtain additional financing for the Acquisition as described below. We cannot assure you that we will complete any of the financing transactions on the terms contemplated by this prospectus supplement or at all.

Concurrent Convertible Notes Offering

Concurrently with this offering, we are offering by means of a separate prospectus supplement $75 million aggregate principal amount of convertible senior notes (or $86.25 million aggregate principal amount of convertible senior notes if the underwriters exercise their option to purchase additional notes in full). We expect that this offering, the Convertible Notes Offering, our revolving line of credit and cash on hand will provide the funds necessary to complete the Acquisition. The completion of this offering is not contingent on the completion of the Convertible Notes Offering, and the completion of the Convertible Notes Offering is not contingent on the completion of this offering. In addition, neither this offering nor the Convertible Notes Offering is or will be contingent on the consummation of the Acquisition or any additional debt financing. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered in the Convertible Notes Offering.

Bank Financing

On June 22, 2015, we entered into a consent to our existing secured revolving credit facility with Regions Bank to permit the concurrent Convertible Notes Offering.

We expect to enter into an amendment to increase our existing credit facility to at least $140 million prior to the closing of the Acquisition. The amount of the credit facility expected to be used for this transaction is approximately $84 million, of which approximately $60 million will be a term loan. The remaining $56 million of the facility is available as a line of credit expected to be used for future acquisitions. The credit facility will have a maturity of 4.5 years. The credit facility will also be amended to add the Grand Isle Gathering System as security. This will increase our floating rate debt. See “Risk Factors—Our use of leverage increases the risk of investing in our securities and will increase the costs borne by common stockholders” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Map of the Grand Isle Gathering System

A map of the Grand Isle Gathering System is set forth below. For additional information on the Grand Isle Gathering System, see “The Acquisition of the Grand Isle Gathering System and Lease Agreement” in this prospectus supplement.

Current Asset Portfolio

Our current portfolio consists of the assets and investments outlined below. Please see our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Report for the quarter ended March 31, 2015 for additional information.

Leased Assets

Asset Name	Tenant	Purchase Date	Purchase Price	Asset Description
Pinedale Liquids Gathering System	Ultra Wyoming LGS LLC (1)	December 2012	$205 million, plus equity securities valued at $23.5 million (2)	A system located in the Pinedale Anticline in Wyoming that is approximately 150 miles of pipelines with 107 receipt points and four central storage facilities

Portland Terminal Facility	Arc Terminals Holdings LLC (3)	January 2013	$40 million	A Portland, OR 42-acre rail and marine facility property adjacent to the Willamette River with 84 tanks and total storage capacity of approximately 1,500,000 barrels

(1)	Ultra Wyoming’s obligations under the Pinedale Lease Agreement are guaranteed by Ultra Petroleum and Ultra Petroleum’s operating subsidiary, Ultra Resources.
(2)	Prudential funded a portion of the Pinedale LGS acquisition and, as a limited partner, holds 18.95 percent of the economic interest in Pinedale LP. The general partner, our wholly owned subsidiary Pinedale GP, holds the remaining 81.05 percent economic interest.
(3)	Arc Terminals is an indirect wholly owned subsidiary of Arc Logistics, which has guaranteed its obligations under the Portland Lease Agreement.

Energy Infrastructure Assets Held Through TRSs

Asset Name	Purchase Date	Purchase Price	Asset Description
MoGas Pipeline System	November 2014	$125 million	A FERC-regulated system in St. Louis and central Missouri which delivers natural gas to both investor-owned and municipal local distribution systems and has eight firm transportation customers.

Omega Pipeline	June 2006	$1.0 million LLC units investment and $4.5 million subordinated debt	Mowood, LLC is the holding company of Omega, a natural gas service provider located primarily on the Fort Leonard Wood military post in south-central Missouri. Omega has a long-term contract with the Department of Defense, which is currently subject to renewal in 2015, to provide natural gas and gas distribution assets to Fort Leonard Wood through Omega’s approximately 70 mile pipeline distribution system on the post.

Financing Notes Receivables

Borrower	CorEnergy Subsidiaries	Loan Description	Use of Proceeds
Black Bison Water Services, LLC	Corridor Bison, LLC and CorEnergy BBWS, Inc.	• Corridor Bison: $12 million loan • CorEnergy BBWS: TRS Loan Agreement up to $3.3 million	Finance the acquisition and development of real property that will provide water disposal services for the oil and natural gas industry

SWD Enterprises, LLC	Four Wood Corridor, LLC (CorEnergy wholly owned QRS) and Corridor Private, Inc. (CorEnergy TRS)	• Four Wood Corridor: REIT Loan Agreement • CorPrivate: TRS Loan Agreement • Total Commitment: $11 million	Finance the acquisition of a salt-water disposal well

Private Equity Investment

Lightfoot Capital Partners, LP and Lightfoot Capital Partners GP LLC

We hold a direct investment in Lightfoot Capital Partners, LP (6.6 percent) and Lightfoot Capital Partners GP LLC (1.5 percent) (collectively, “Lightfoot”). Lightfoot’s assets include an ownership interest in Gulf LNG, a 1.5 billion cubic feet per day (“bcf/d”) receiving, storage and regasification terminal in Pascagoula, Mississippi, and common units and subordinated units representing an approximately 40 percent aggregate limited partner interest, and a noneconomic general partner interest, in Arc Logistics. We hold observation rights on Lightfoot’s Board of Directors.

Principal Executive Offices

Our principal executive offices are located at 1100 Walnut Street, Suite 3350, Kansas City, MO 64106. Our telephone number is (816) 875-3705, or toll-free (877) 699-2677. Our website can be found at http://corenergy.corridortrust.com. The information contained on or connected to our website is not, and you must not consider the information to be, a part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

Shares of common stock offered by CorEnergy Infrastructure Trust, Inc.	11,250,000 shares.

Shares of common stock outstanding after the offering	57,923,973 shares (or 59,611,473 shares if the underwriters exercise their option to purchase 1,687,500 additional shares from us in full).

Use of proceeds	We estimate that our net proceeds from this offering, after deducting underwriting discounts and estimated offering expenses, will be approximately $ million (or $ million if the underwriters exercise their option to purchase 1,687,500 additional shares from us). We intend to use the net proceeds from this offering to fund the Acquisition, together with the net proceeds from the Convertible Notes Offering, cash on hand and borrowings under our revolving line of credit. If the Acquisition is not completed, we intend to use the net proceeds from this offering for general corporate purposes, which may include the financing of other alternative acquisitions or repaying our existing indebtedness. See “Use of Proceeds” and “The Acquisition of the Grand Isle Gathering System and Lease Agreement.” This offering of shares is not conditioned on the consummation of either the Convertible Notes Offering or the Acquisition.

Risk factors	See the “Risk Factors” section of this prospectus supplement beginning on page S-12, the “Risk Factors” section of the accompanying prospectus beginning on page 4 thereof, and the risk factors described in “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, which is incorporated by reference herein, for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

New York Stock Exchange symbol	“CORR”

REIT status and transfer restrictions	We have qualified as a REIT for U.S. federal income tax purposes.

To assist us in maintaining our qualification as a REIT, among other purposes, our Amended and Restated Charter includes various restrictions on the ownership and transfer of our stock, including among others, a restriction that, subject to certain exceptions, prohibits any person from owning more than 9.8% (in value or in number, whichever is more restrictive) of our outstanding shares of common stock or 9.8% in value of our outstanding shares of capital stock.

Distributions	Our Board of Directors has indicated that it intends to approve an increase in our quarterly distribution payable to stockholders from

$.135 to $.15 per share, subject to the closing of the Acquisition and the effectiveness of the Lease Agreement, for the first full quarter following such closing. While we intend to continue to make distributions on a quarterly basis to our stockholders out of assets legally available for distribution, there is no assurance that we will continue to make regular distributions. See “Risk Factors.”

Our Board of Directors will determine the amount of any distribution. A REIT is generally required to distribute during the taxable year an amount equal to at least 90% of the REIT taxable income (determined under Internal Revenue Code section 857(b)(2), without regard to the deduction for dividends paid). We intend to adhere to this requirement in order to maintain our qualification as a REIT.

RISK FACTORS

You should carefully consider the risks described below, in the “Risk Factors” section of the accompanying prospectus beginning on page 4 thereof and in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2014, together with all other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before you decide to invest in shares of our common stock.

If we consummate the Acquisition, and the Lease Agreement becomes effective, the Grand Isle Gathering System will constitute the largest single component of our leased infrastructure real property assets and associated lease revenues and will materially impact the results of our business.

Assuming the Acquisition is completed and the Lease Agreement becomes effective, the Grand Isle Gathering System will represent approximately 37% of our total assets on a pro forma basis as of March 31, 2015, and the lease payments under the Lease Agreement with the Tenant will represent approximately 43% of our total revenue on a pro forma basis as of March 31, 2015.

Accordingly, the financial condition of the Tenant and EXXI and the ability and willingness of each to satisfy its obligations under the Lease Agreement and Guaranty will have a material impact on our results of operations, ability to service our indebtedness and ability to make distributions. The Tenant or EXXI, the guarantor of the Tenant’s obligations under the Lease Agreement and the Tenant’s ultimate parent company, may experience further deterioration of its business, including, without limitation, due to the volatility in oil prices, which may further weaken its financial condition and result in the Tenant’s failure to make timely lease payments or give rise to another default under the Lease Agreement or EXXI’s failure to meet its Guaranty obligations. In the event of a default by the Tenant or EXXI, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and we could be unable to collect future rental payments under the Lease Agreement or the Guaranty. In addition, if the Tenant fails to renew the Lease Agreement and we cannot find a new lessee at the same or better lease rates, the expiration of the Lease Agreement in eleven years could have a material adverse impact on our business and financial condition.

The following is a brief summary of certain risk factors disclosed by EXXI in its most recent Annual Report on Form 10-K, which should be carefully considered before you decide to invest in shares of our common stock. For a complete discussion of the risks that may be applicable to EXXI, please review its complete Annual Report on Form 10-K for the year ended June 30, 2014.

•	The exploration, development and drilling activities in which EXXI is engaged are inherently subject to a wide variety of operational, environmental and market-related risks which could adversely affect EXXI’s ability to conduct its operations or lead to unanticipated costs and/or liabilities that could cause EXXI to incur substantial losses.

•	EXXI’s reserve estimates may turn out to be incorrect if the assumptions upon which these estimates are based are inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of EXXI’s reserves.

•	EXXI’s assets and operations are concentrated in a single geographic area, the GOM and U.S. Gulf Coast, making its revenues and operating results vulnerable to associated risks—such as adverse weather events and economic or regulatory developments—affecting that single geographic area.

•	Oil and natural gas prices are volatile and have declined in recent periods. A substantial or extended decline in oil and natural gas prices would adversely affect EXXI’s financial condition, revenues and results of operations, and related reductions in the estimated value of EXXI’s assets could limit its access to funding under its revolving credit facility and through the capital markets.

•	EXXI may not ultimately be able to develop and produce all of its proved reserves, and may face more difficulty in replacing its reserves than producers in other geographic areas due to relatively short production periods and reserve lives for reservoirs located in the GOM.

•	EXXI’s offshore operations are subject to operating risks specific to the marine environment, such as capsizing, collisions and adverse weather events, which could adversely impact its business and financial condition, and certain of its deepwater operations utilize advanced drilling technologies that may raise costs and involve a higher risk of technological failure.

•	Hurricane damage from recent major storms has increased the cost of insuring oil and gas facilities and operations in the GOM as compared to other areas, and EXXI is exposed to operating hazards and uninsured or less than fully insured risks that could adversely impact its results of operations and cash flows.

•	Competitive industry conditions may negatively affect EXXI’s ability to acquire future reserves and conduct its operations.

•	Factors beyond EXXI’s control, such as the availability and cost of third-party oil field services, market conditions and transportation impediments may affect its ability to effectively market production and may ultimately affect its financial results.

•	EXXI sells a substantial majority of its production to two customers, Shell and ExxonMobil, and any inability to continue to sell its production to these two customers could have a material adverse effect on EXXI’s business and operations.

•	EXXI’s commodity price and production hedging activities are subject to governmental regulation and, if they are not successful, resulting financial losses could adversely impact EXXI’s cash flows and financial condition.

•	EXXI’s operations are subject to environmental and other government laws and regulations that are costly and could potentially subject it to substantial liabilities.

•	EXXI depends on digital technologies to conduct its operations, and any cyber incidents affecting its systems could result in information theft, data corruption, operational disruption and significant remediation costs, which could adversely impact its business and financial condition.

•	Climate change legislation or regulations restricting emissions of “greenhouse gases” could result in increased operating costs and reduced demand for the crude oil and natural gas that EXXI produces.

We will be subject to risks associated with ownership of the Grand Isle Gathering System.

Our ownership of the Grand Isle Gathering System will subject us to all of the inherent hazards and risks normally incidental to the storage and distribution of oil and gas, such as fires, well site blowouts, cratering and explosions, pipe and other equipment and system failures, uncontrolled flows of oil, gas or well fluids, formations with abnormal pressures, environmental risks and hazards such as gas leaks, oil spills, pipeline ruptures and discharges of toxic gases, and natural disasters such as hurricanes or other adverse weather conditions. These risks could result in substantial losses due to personal injury and/or loss of life, significant damage to and destruction of property and equipment, regulatory investigations and penalties and pollution or other environmental damage and associated remediation costs. Moreover, if one or more of these hazards occur, there can be no assurance that a response will be adequate to limit or reduce damage. As a result of these risks, we may also sometimes be a defendant in legal proceedings and litigation arising in the ordinary course of business. There can be no assurance that the insurance policies that we maintain to limit our liability for such losses will be adequate to protect us from all material expenses related to potential future claims for personal injury and property damage or that such levels of insurance will be available in the future at economical prices or to cover all risks.

If a tenant (including the Tenant) becomes insolvent or declares bankruptcy and such action results in a rejection of the lease, or in the sale-leaseback transaction being challenged as a fraudulent transfer or re-characterized in the lessee company’s bankruptcy proceeding, our business, financial condition and cash flows could be adversely affected.

We enter into sale-leaseback transactions, such as the transaction involving the Grand Isle Gathering System described in this prospectus supplement, whereby we purchase an energy infrastructure property and then simultaneously lease the same property back to the seller. If a lessee company (such as the Tenant) becomes insolvent or declares bankruptcy, our business could be adversely affected by one or more of the following:

•	Subject to the re-characterization risk below, the lessee could either assume or reject the lease in a bankruptcy proceeding. Generally, the lessee would be required to make rent payments to us during its bankruptcy until it rejects the lease (for leases that are personal property leases, the lessee need not make rental payments that arise from the petition date until 60 days after the order for relief is entered in the bankruptcy case). If the lessee assumes the lease, the bankruptcy court would not be able to change the rental amount or any other lease provision that could financially impact us. However, if the lessee rejects the lease, the facility would be returned to us, though there may be a delay as a result of the bankruptcy in such return. In that event, if we were able to re-lease the Grand Isle Gathering System or other affected facility to a new tenant only on unfavorable terms or after a significant delay, we could lose some or all of the associated revenue from that facility for an extended period of time. If the Lease Agreement is rejected, our claim against the lessee and/or EXXI (if EXXI is in bankruptcy) could be subject to a statutory cap under section 502(b)(6) of the Bankruptcy Code to the extent the Lease Agreement is deemed to be a lease for real property rather than a lease for personal property. Such cap generally limits the amount of a claim for lease-based damages in the event of a rejection to the greater of one year’s rent or 15% of the rent reserved for the remaining lease term, not to exceed 3 years. We believe that the Lease Agreement would be characterized as a real property lease rather than a personal property lease, though a court could hold to the contrary.

•	If a tenant becomes insolvent, a creditor could file suit against the tenant and us, seeking to avoid the sale and lease back of the asset—in this case the Grand Isle Gathering System—as a constructively fraudulent transfer under the Uniform Fraudulent Transfer Act (“UFTA”). Similarly, if the tenant files bankruptcy, the tenant, as a debtor in possession, or a bankruptcy trustee, could sue us and seek to avoid the sale and lease back as a constructively fraudulent transfer under either UFTA or the Bankruptcy Code’s own fraudulent transfer provision. Under either fraudulent transfer provision, the transaction could be set aside if the claimant could establish that: (1) the tenant engaged in the transaction with an intent to delay, hinder or defraud present or future creditors or (2) we gave “less than reasonably equivalent value” in exchange for the property subject to the sale and leaseback transaction and at the time of the transaction either (a) the tenant was insolvent or was rendered insolvent by the transfer, (b) the tenant engaged, or was about to engage, in a business or transaction for which its remaining assets would constitute unreasonably small capital or (c) the tenant intended to incur debts that it could not repay as they matured or became due. The Bankruptcy Code also allows a debtor or trustee in bankruptcy to avoid payments or other transfers by the debtor to creditors within 90 days of the filing date which are payment on pre-existing debt. If EXXI were to be delinquent on its rent payments and then payments on this past due indebtedness during the 90-day preference period, those payments could be recovered by the debtor in bankruptcy. However, if the only payments during the preference period are timely payments of current rent, we believe substantial defenses would be available under the “ordinary course of business” defense set forth in the preference statute.

•	Further, a sale-leaseback transaction may be re-characterized as either a financing or a joint venture in a bankruptcy or insolvency proceeding. If the sale-leaseback were re-characterized as a financing, we might not be considered the owner of the subject property (such as the Grand Isle Gathering System), and as a result would have the status of a creditor in relation to the lessee company. In that event, we would no longer have the right to sell or encumber our ownership interest in the property. Instead, we would have a claim against the lessee company for the amounts owed under the lease. Although we believe the Lease Agreement constitutes a true lease such that it should not be re-characterized, there is no guaranty a court would agree with this characterization. In the event of re-characterization, our claim under the Lease Agreement would either be secured or unsecured. We will take steps to create and perfect a security interest in the Grand Isle Gathering System such that our claim would be secured in the event of a re-characterization, but such attempts could be subject to challenge by the debtor or creditors and there is no assurance a court would find our claim to be secured. EXXI, as the lessee company/debtor under this scenario, might have the ability to restructure the terms, interest rate and amortization schedule of its outstanding balance. If approved by the bankruptcy court, we could be bound by the new terms, and prevented from foreclosing any lien on the property. If the sale-leaseback were re-characterized as a joint venture, we and the lessee company could be treated as co-venturers with regard to the property. As a result, we could be held liable, under some circumstances, for debts incurred by the lessee company relating to the property.

If any of these outcomes should occur, they would adversely affect our business, financial condition and cash flows, and would likely reduce the amount of funds available for distribution to our stockholders.

If we have to replace the tenant under any of our leases of an energy infrastructure asset, such as the Grand Isle Gathering System, we may have trouble identifying a new tenant that will agree to acceptable lease terms.

If we determine that a renewal of a lease with any present or future tenant of any of our energy infrastructure assets is not in the best interests of our stockholders, if a tenant such as EXXI determines it no longer wishes to be the tenant under a lease upon its expiration, if we desire to terminate a lease as a result of a breach of that lease by the tenant or if we lose any tenant as a result of such tenant’s bankruptcy, then in each circumstance we would need to identify a new tenant for the lease. Any new tenant would need to be a qualified and reputable operator of such energy infrastructure assets with the wherewithal and capability of acting as our tenant. Furthermore, in many such circumstances any new tenant of a significant portion of our assets, such as the Grand Isle Gathering System, would need to be willing and able to make their financial statements public if the tenant was not already a public reporting company and agree to timely provide us with those financial statements in order for us comply with our obligation to include our tenant’s financial statements in the periodic reports we file under the Exchange Act. There is no assurance that we would be able to identify a tenant that meets these criteria, or that if we are able to identify any such tenant, we would receive lease terms from a new tenant that are as favorable as the lease terms that were in place with a prior tenant such as EXXI.

The assignment of the rights of way associated with the Grand Isle Gathering System must be approved by the Bureau of Safety and Environmental Enforcement. If such approval is not granted, the Acquisition may be unwound and you will not receive any return of your investment.

We must obtain approval to hold a right-of-way for pipeline assets such as the offshore portion of the Grand Isle Gathering System from the Bureau of Safety and Environmental Enforcement (the “BSEE”). We can only take these steps following the closing of the Acquisition. There is a risk that the BSEE will not approve the assignment of the rights-of-way in connection with the Acquisition or it may not approve the assignment in a timely manner. As a result, we would not be viewed by the BSEE as the holder of the Outer Continental Shelf (“OCS”) rights-of-way. That result could adversely affect our ability to pledge the Grand Isle Gathering System as collateral or sell our interest in the Grand Isle Gathering System. In such an event, you will not receive any return of your investment or such return could be delayed. If BSEE did not approve the assignment, we could use the proceeds of this offering on one or more alternative acquisitions. See the risk factor below regarding the risks associated with Acquisition not being completed.

Requirements imposed by the BOEM and BSEE related to the decommissioning, plugging, and abandonment of offshore facilities could significantly impact our cost of owning the Grand Isle Gathering System, which could have a material adverse impact on our financial condition and ability to make distributions to our stockholders.

The Bureau of Ocean Management (the “BOEM”) issued guidance effective October 15, 2010, following the Deepwater Horizon accident, that effectively established a more stringent regimen for the timely decommissioning of what is known as “idle iron”—wells, platforms and pipelines that are no longer producing or serving exploration or support functions related to an operator’s lease—in the GOM. This guidance includes decommissioning requirements providing that pipelines, platforms or other facilities, which would include various components of the Grand Isle Gathering System, that are no longer “useful for operations” must be removed within five years of the cessation of operations, or as otherwise specified therein. A higher than normal level of decommissioning activity in the GOM at a time when the Grand Isle Gathering System is decommissioned may result in increased demand for salvage contractors and equipment, which in turn could result in increased estimates of plugging, abandonment and removal costs related to these regulatory asset retirement obligations.

To cover these asset retirement obligations, the BOEM generally requires that OCS lessees, pipeline right-of-way holders and other facility owners demonstrate financial strength and reliability according to regulations or post bonds or other acceptable assurances that such obligations will be satisfied. In addition, in August 2014, the BOEM issued an Advanced Notice of Proposed Rulemaking in which the agency indicated that it was considering increasing the financial assurance requirements for companies operating assets such as the Grand Isle Gathering System on the OCS. Further, the significant reductions in oil and natural gas pricing since the middle of 2014 may also adversely impact the BOEM’s financial assurance determinations with respect to operators such as EXXI. The cost of these bonds or assurances can be substantial, and there is no assurance that they can be obtained in all cases. While EXXI historically has satisfied these requirements with respect to its ownership and operation of the Grand Isle Gathering System, and the terms of the Acquisition will require EXXI to continue to do so, if BOEM were to increase its financial assurance requirements substantially there is no assurance that EXXI would be able to continue to obtain such bonds or assurances. If EXXI were financially unable to satisfy these requirements, Grand Isle Corridor, LP, as the owner of the Grand Isle Gathering System, would be required to do so. There can be no assurance that we would be able to meet any such increased bonding requirements. Under some circumstances, the BOEM may require any of our or our lessee’s operations on federal leases, rights-of-way or facilities to be suspended or terminated. Any such suspension or termination could materially adversely affect our financial condition and results of operations. In addition, the BOEM can require supplemental bonding from operators for decommissioning, plugging, and abandonment liabilities if financial strength and reliability criteria are not met. If EXXI is unable to fund any such supplemental bonding requirements and our subsidiary were required to bear the cost as owner of the Grand Isle Gathering System, such cost could have a material adverse impact on our financial condition and ability to make distributions to our stockholders.

The operations of the Grand Isle Gathering System could be adversely affected if third-party pipelines or other facilities interconnected to the Grand Isle Gathering System become partially or fully unavailable.

The Grand Isle Gathering System connects to other pipelines or facilities owned by third parties. The continuing operation of such third-party pipelines or facilities is not within our control. These pipelines and other facilities may become unavailable, or available only at a reduced capacity. If any of these third-party pipelines or facilities becomes unable to transport the oil, gas or other liquids stored or distributed by the Grand Isle Gathering System, our business, results of operations, financial condition and ability to make cash distributions to our stockholders could be adversely affected.

Although we believe that the Grand Isle Gathering System will constitute a real estate asset under the REIT provisions, that belief is not binding on the IRS or any court and does not guarantee our continued qualification as a REIT.

In 2007, 2009 and 2010, the IRS issued three separate private letter rulings that defined certain energy infrastructure assets as “real estate assets,” within the meaning of Internal Revenue Code Section 856(c)(5)(B). In addition, in 2014, the IRS proposed regulations to define real property under the REIT provisions, which proposed that interests in real estate include inherently permanent structures such as pipelines and related assets.

The potential qualifying real estate assets in the energy infrastructure sector include electric transmission and distribution systems, pipeline systems and storage and terminaling systems. We believe that the Grand Isle Gathering System constitutes a real estate asset under the REIT provisions consistent with these private letter rulings and the proposed regulations. Although private letter rulings and the proposed regulations provide insight into the current thinking of the IRS on tax issues, the private letter rulings may only be relied upon by the taxpayer to whom they were issued and are not binding on the IRS with respect to us or the Grand Isle Gathering System and the IRS may change the proposed regulations prior to such regulations being finalized. We have not obtained any private letter rulings with respect to the Grand Isle Gathering System. If the Grand Isle Gathering System does not constitute a real estate asset under the REIT provisions, we would likely fail to continue to qualify as a REIT, which would prevent us from achieving our business objectives and could cause the value of our stock to decline.

If the Acquisition is not completed, our management will have broad discretion to use the net proceeds of this offering.

This offering is not contingent upon the completion of the Acquisition. Accordingly, if the Acquisition is not completed, our management will have broad discretion to use the net proceeds of this offering for general corporate purposes. General corporate purposes may include, without limitation, the financing of other alternative acquisitions and repaying existing indebtedness. See “Use of Proceeds.” We have not identified any alternative acquisitions at this time, and our decision with respect to any such alternative acquisition would generally not be subject to stockholder approval. In addition, alternative acquisitions may not be readily available to us or may yield lower returns than those expected from the Acquisition. Pending the identification of alternative acquisitions, we may invest the proceeds of this offering in short-term investments that would likely generate lower returns than those expected from the Acquisition, which in turn would cause our financial performance to suffer. Our management’s judgments may not result in positive returns on your investment and you will not have an opportunity, as part of your investment decision, to evaluate the economic, financial or other information upon which our management bases its decisions.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $         million after deducting the underwriting discount and our estimated offering expenses, or $         million if the underwriters exercise their option to purchase 1,687,500 additional shares from us. We intend to use the net proceeds of this offering to fund the Acquisition, together with the net proceeds from the Convertible Notes Offering, cash on hand and borrowings under our revolving line of credit. If the Acquisition is not completed, we intend to use the net proceeds from this offering for general corporate purposes, which may include the financing of other alternative acquisitions or repaying our existing indebtedness.

The following table outlines the estimated sources of funds in connection with the Acquisition. The table assumes the Acquisition, this offering, the Convertible Notes Offering and any draw on our revolving line of credit are completed simultaneously, although the offerings are expected to occur before the consummation of the Acquisition. The table also assumes that we complete the Acquisition on the terms and in accordance with the assumptions set forth under “Pro Forma Financial Information” in this prospectus supplement.

All of the amounts in the following table are estimated. The actual amount of net proceeds from this offering will likely be different from the amount reflected in the following table, and other actual amounts may vary from the estimated amounts set forth below.

Source of Funds
(dollars in millions)
Common stock offering	$75,487,500
Convertible notes offering	75,000,000
Credit facility	83,783,406
Cash on hand	20,000,000

Total sources of funds	$254,270,906

For more information, see “Pro Forma Financial Information” in this prospectus supplement. The estimated net proceeds from this offering reflected in this section have been calculated assuming a public offering price of $6.71 per share of common stock, which is equal to the last reported price of the common stock on the NYSE on June 19, 2015. A $1.00 increase (decrease) in the public offering price of the common stock would increase (decrease) the estimated net proceeds received by us from this offering by approximately $11.25 million (or approximately $12.9 million if the underwriters’ option to purchase additional shares of common stock is exercised in full), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

THE ACQUISITION OF THE GRAND ISLE GATHERING SYSTEM AND LEASE AGREEMENT

The Purchase Agreement

On June 22, 2015, Grand Isle Corridor, a wholly owned subsidiary of the Company, entered into the Purchase Agreement with EXXI USA to acquire the Grand Isle Gathering System for a purchase price of $245 million, plus the assumption of an estimated $12.5 million ARO that is associated with Grand Isle Gathering System decommissioning costs.

The Purchase Agreement defines the varying assets that are included within the Grand Isle Gathering System, and contains a standard set of representations and warranties by EXXI USA concerning the Grand Isle Gathering System and the Acquisition. The obligation of each party to close is subject to a number of conditions, including the receipt by Grand Isle Corridor of funds sufficient to enable it to pay the purchase price. In the event of a casualty loss greater than $10 million of the Grand Isle Gathering System prior to closing or a determination by EXXI USA that the Grand Isle Gathering System cannot be repaired, restored or replaced prior to the outside closing date, as such term is defined in the Purchase Agreement, Grand Isle Corridor has the option to terminate the Purchase Agreement. In the event of a less significant casualty loss, the closing will occur and the seller will undertake the necessary repairs or replacements after the closing without any abatement in the resulting rent under the Lease Agreement. Subject to a $1 million deductible, the Company is indemnified by EXXI USA (with potential recourse against an escrow account, initially containing $5 million) in the event of a breach by EXXI USA of one or more of its representations and warranties set forth in the Purchase Agreement. EXXI will guarantee EXXI USA’s obligations under the Purchase Agreement and CorEnergy will guarantee the obligations of Grand Isle Corridor. The Purchase Agreement is included as an exhibit to our Form 8-K filed with the SEC on June 22, 2015. Prospective investors in this offering are encouraged to read the Purchase Agreement in its entirety, as the description included in this prospectus supplement is merely a summary of certain of its provisions.

The Lease Agreement

Grand Isle Corridor intends to enter into a triple-net operating Lease Agreement relating to the use of the Grand Isle Gathering System with Tenant, a wholly owned operating subsidiary of EXXI, upon the closing of the Acquisition. The Lease Agreement will have an initial eleven-year term with one renewal option, which will be for the lesser of nine years or 75% of the expected remaining useful life of the Grand Isle Gathering System. The Tenant’s obligations under the Lease Agreement will be guaranteed by EXXI, and CorEnergy will guarantee the obligations of Grand Isle Corridor. During the initial term, the Tenant will make fixed minimum monthly rental payments, as outlined in the schedule below.

Contract Year	Minimum Rent	Contract Year	Minimum Rent
1	$31,505,000	7	$50,792,000
2	$33,915,000	8	$46,358,000
3	$34,256,000	9	$44,696,000
4	$34,331,000	10	$42,780,000
5	$38,687,000	11	$41,521,000
6	$48,403,000

In addition, the Tenant will pay variable rent payments based on a ten percent participation above a pre-defined threshold, which is calculated on the volumes of oil that flow through the Grand Isle Gathering System for EXXI multiplied by the average daily closing price of crude oil for such calendar month. Variable rent will be capped at 39% of total rent. The parties will agree on a fair market rent for the renewal term. If fair market rent is not agreed on, the parties will each appoint an independent appraiser to determine which of the parties’ estimates most closely reflects the fair market rent.

The Lease Agreement provides that the Tenant will be responsible for, among other matters, maintaining the Grand Isle Gathering System in good operating condition, paying all utilities for the Grand Isle Gathering System, insuring the Grand Isle Gathering System and repairing the Grand Isle Gathering System in the event of any casualty loss, paying property and similar taxes resulting from ownership of the Grand Isle Gathering System and causing the Grand Isle Gathering System to comply with all environmental and other regulatory laws, rules and regulations. Under the Lease Agreement, the Tenant has control over the operation, maintenance, management and regulatory compliance of the Grand Isle Gathering System.

The Lease Agreement imposes certain obligations on Grand Isle Corridor, including keeping confidential information provided to it by the Tenant and keeping the Grand Isle Gathering System free of certain liens. In addition, the Tenant has, under certain circumstances, a right of first refusal during the term of the Lease Agreement and for two years thereafter to match any proposed transfer by Grand Isle Corridor of its interest as lessor under the Lease Agreement or its interest in the Grand Isle Gathering System.

The form of Lease Agreement is an exhibit to the Purchase Agreement included as an exhibit to our Form 8-K filed with the SEC on June 22, 2015, and prospective investors in this offering are encouraged to read the Lease Agreement in its entirety, as the foregoing is merely a summary of certain of its provisions.

Although we believe the Lease Agreement constitutes a true lease and should not be re-characterized as financing or a joint venture, please see “Risk Factors–If tenant such as EXXI becomes insolvent or declares bankruptcy and such action results in a rejection of the lease, or in a sale-leaseback transaction being challenged as a fraudulent transfer or re-characterized in the lessee company’s bankruptcy proceeding, our business financial condition and cash flows could be adversely affected.”

Upon completion of this offering, consummation of the Acquisition and effectiveness of the Lease Agreement, the Grand Isle Gathering System will account for approximately 37% of our total assets on a pro forma basis as of March 31, 2015 and the lease payments under the Lease Agreement will account for approximately 43% of our total revenue on a pro forma basis for the three months ended March 31, 2015. The financial condition of EXXI and the Tenant and the ability and willingness of each to satisfy its obligations under the Lease Agreement and Guaranty will have a major impact on our results of operations, ability to service our indebtedness and ability to make distributions. To find additional information about EXXI, see the “About this Prospectus Supplement” section in this prospectus supplement.

Overview of Grand Isle Gathering System

EXXI USA currently (pre-Acquisition) owns and operates the Grand Isle Gathering System, which is comprised of 153 miles of offshore pipeline that connects to seven producing fields, six of which are operated by EXXI and one by ExxonMobil, and includes an onshore terminal and saltwater disposal system consisting of four tanks, three saltwater injection wells and associated pipelines, land, buildings and facilities. Of the seven oil fields that connect to the Grand Isle Gathering System, four are among the top 15 producing oil fields in the GOM shelf as ranked by total cumulative oil production to date – the West Delta 30, West Delta 73, Grand Isle 16/22 and South Pass 89. The Grand Isle Gathering System is critical to EXXI’s core operations; it represented approximately 42% of EXXI’s net oil production for the year ended June 30, 2014 accounting for approximately $486 million of annual oil revenue. EXXI has represented to us that the present value of future net revenues of estimated proved reserves supporting the Grand Isle Gathering System is estimated to be $1.45 billion, using a discount rate of 10% and based on EXXI’s internal unaudited December 31, 2014 reserve report that used NYMEX strip pricing and EXXI’s estimated costs as of February 9, 2015. The proved reserves underlying the Grand Isle Gathering System are approximately 75 million BOE. In addition, it services approximately 44% of the proved developed producing oil reserves of EXXI and its affiliates (based on EXXI’s internal unaudited December 31, 2014 reserve report that used NYMEX strip pricing and EXXI’s estimated costs as of February 9, 2015). As of March 31, 2015, the Grand Isle Gathering System transported approximately 60,000 Bbls/d (18,000 oil and 42,000 water) with total capacity of 120,000 Bbls/d. Five other shippers utilize the Grand Isle Gathering

System for transportation of oil to onshore sales points and transportation of produced water for disposal onshore. For fiscal year 2014, third party oil volumes represented approximately 20.5% of total oil throughput. Historically, EXXI has allocated significant drilling capital to the Grand Isle Gathering System, representing 61% and 54% for the fiscal years ended June 30, 2013 and 2014, respectively. In fiscal year 2015, it expects to allocate 53% of its drilling capital to the Grand Isle Gathering System.

Overview of Energy XXI Ltd

EXXI is an independent oil and natural gas exploration and production company. It was originally formed and incorporated in July 2005, and on August 12, 2011, its common stock was admitted for trading on the Nasdaq Global Select Market. Headquartered in Houston, Texas, it is engaged in the acquisition, exploration, development and operation of oil and natural gas properties onshore in Louisiana and Texas and on the GOM shelf. EXXI is the largest publicly traded independent operator on the GOM shelf, and as of June 30, 2014, it operated seven of the 15 largest GOM shelf oil fields ranked by total cumulative oil production to date. According to EXXI’s Annual Report on Form 10-K, at June 30, 2014, its total proved reserves were 246.2 MMBOE of which 75% were oil and 61% were classified as proved developed. It operated or had an interest in 984 gross producing wells on 432,954 net developed acres, including interests in 61 producing fields. For the year ended June 30, 2014, Shell Trading Company accounted for approximately 45% of EXXI’s total oil and natural gas revenues and ExxonMobil accounted for approximately 43% of EXXI’s total oil and natural gas revenues. Most of EXXI’s crude oil production is Heavy Louisiana Sweet which commands a premium due to its role in optimizing crude blending of Gulf Coast refineries.

EXXI has reported that the recent declines in oil prices have adversely affected its financial position and results of operations and the quantities of oil and natural gas reserves that it can economically produce. EXXI currently maintains a corporate credit rating of B- from S&P, and its subsidiary, EXXI Gulf Coast, has a corporate family rating of Caa2 from Moody’s. EXXI has recently reported in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 that it has taken several actions during the current fiscal year to improve its liquidity position and allow it to focus on its core business, including the following:

•	In March 2015, EXXI’s wholly owned subsidiary EXXI Gulf Coast closed on the private placement of $1.45 billion in aggregate principal amount of 11.0% Senior Secured Second Lien Notes due 2020 for net proceeds of $1.35 billion – $836 million of the net proceeds was used to reduce its outstanding borrowings, with the remaining amount used for general corporate purposes, including funding of its capital expenditure program for fiscal year 2015;

•	Reduced its expected fiscal 2015 capital expenditures budget to approximately $680 million from an initial budget of $875 million, primarily comprised of reductions in exploration, development and facilities;

•	Canceled plans to expand overseas in Malaysia and terminated its joint venture with Ping Petroleum Limited;

•	Suspended its stock repurchase program;

•	Sold certain non-operated interests in the Eugene Island 330 and South Marsh Island 128 fields;

•	Reduced its quarterly dividend on its common stock to $0.01 per common share; and

•	Monetized certain of its hedging contracts and repositioned its current hedging portfolio.

EXXI further reports that it intends to continue to focus on integrating operations to realize consolidation benefits and maximize returns on existing assets by deploying capital resources on lower risk development drilling in the fields where it has previously enjoyed success, and reducing capital commitments on exploration and other activities that do not provide incremental production, while it seeks to improve cash flow and pay down debt. It has also seen a significant and continuing reduction in rig rates and drilling costs, which EXXI reports should allow it to spend less capital drilling its development wells than in prior periods.

To further accelerate its reduction in leverage, EXXI has previously announced that it is pursuing potential arrangements with third parties to monetize its midstream assets, which includes the Acquisition discussed in this prospectus supplement, which would provide EXXI with $245 million in gross proceeds from the sale of the Grand Isle Gathering System to CorEnergy as additional capital to support its stated plan. See the discussion in the “Risk Factors” section in this prospectus supplement for information regarding tenant insolvency or bankruptcy.

Regulatory Considerations

Regulatory Oversight of Offshore Pipelines

The operation of pipeline assets, such as the offshore portion of the Grand Isle Gathering System, within federal waters are subject to the requirements of the Outer Continental Shelf Lands Act (the “OCSLA”). The OCSLA is administered by BOEM and BSEE. BOEM oversees offshore leasing, resource evaluation, review and administration of oil and gas exploration and development plans, renewable energy development, National Environmental Policy Act analysis and environmental studies. BSEE is responsible for safety and environmental oversight of offshore oil and gas operations, including the development and enforcement of safety and environmental regulations, permitting of offshore exploration, development and production, inspections, offshore regulatory programs and oil spill response compliance. In addition to regulation under the BSEE and BOEM, pipelines within state waters and onshore may be subject to regulations from state agencies and the US Coast Guard.

Certain of the bulk storage facilities that are a part of the Grand Isle Gathering System are also subject to regulation by the Department of Homeland Security (“DHS”). The Department of Homeland Security Appropriation Act of 2007 requires the DHS to issue regulations establishing risk-based performance standards for the security of chemical and industrial facilities, including oil and gas facilities that are deemed to present “high levels of security risk.” The DHS has issued rules that establish chemicals of interest and their respective threshold quantities that will trigger compliance. Covered facilities that are determined by DHS to pose a high level of security risk will be required to prepare and submit Security Vulnerability Assessments and Site Security Plans as well as comply with other regulatory requirements, including those regarding inspections, audits, recordkeeping and protection of chemical-terrorism vulnerability information.

The Financing Transactions

We expect that this offering, the Convertible Notes Offering, our revolving line of credit and cash on hand will provide the funds necessary to complete the Acquisition. This offering and the Convertible Notes Offering are being made concurrently, each pursuant to a separate prospectus supplement. The completion of this offering is not contingent on the completion of the Convertible Notes Offering, and the completion of the Convertible Notes Offering is not contingent on the completion of this offering. In addition, neither this offering nor the Convertible Notes Offering is or will be contingent on the consummation of the Acquisition or any additional debt financing. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered in the Convertible Note Offering.

Concurrent Convertible Notes Offering

Concurrently with this offering we are offering by means of a separate prospectus supplement $75 million aggregate principal amount of convertible senior notes (or $86.25 million aggregate principal amount of convertible senior notes if the underwriters exercise their option to purchase additional notes in full).

Bank Financing

On June 22, 2015, we entered into a consent to our existing secured revolving credit facility with Regions Bank to permit the concurrent Convertible Notes Offering.

We expect to enter into an amendment to increase our existing credit facility to at least $140 million prior to the closing of the Acquisition. The amount of the credit facility expected to be used for this transaction is approximately $84 million, of which approximately $60 million will be a term loan. The remaining $56 million of the facility is available as a line of credit expected to be used for future acquisitions. The credit facility will have a maturity of 4.5 years. The credit facility will also be amended to add the Grand Isle Gathering System as security. This will increase our floating rate debt. See “Risk Factors—Our use of leverage increases the risk of investing in our securities and will increase the costs borne by common stockholders” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2015:

•	On an actual basis;

•	On an as adjusted basis to give effect to the $75 million offered in the Convertible Notes Offering after deducting $ million for the underwriting discounts and commissions payable by us; and

•	On an as further adjusted basis to give effect to the issuance of the 11,250,000 shares offered hereby, after deducting $ million for the underwriting discounts and commissions payable by us, and the Acquisition.

You should read this table in conjunction with “Use of Proceeds,” “Pro Forma Financial Information,” our financial statements and notes thereto incorporated by reference in this prospectus supplement. The completion of this offering is not contingent on the completion of the Convertible Notes Offering.

	As of March 31, 2015
	Historical	As Adjusted		As Further Adjusted
Cash and cash equivalents	$26,634,586	$		$

Debt:
Long-term debt	$66,178,000	$		$
Convertible Notes	—

Total debt:	66,178,000
Stockholders’ equity
Series A Cumulative Redeemable Preferred Stock 7.375%, $56,250,000 liquidation preference ($2,500 per share, $0.001 par value), 10,000,000 authorized; 22,500 and 0 issued and outstanding as of March 31, 2015, and December 31, 2014	56,250,000		56,250,000		56,250,000
Capital stock, non-convertible, $0.001 par value; 46,619,681 and 46,605,055 shares issued and outstanding at March 31, 2015, and December 31, 2014 (100,000,000 shares authorized)	46,619		46,619		57,869
Additional paid-in capital	306,036,447
Accumulated retained earnings	—		—		—
Accumulated other comprehensive income	177,195		177,195		177,195

Total stockholders’ equity	362,510,261

Total capitalization	$428,688,261

PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information gives effect to the issuance by us of common stock pursuant to this offering and of the convertible notes pursuant to the concurrent Convertible Notes Offering and the use of net proceeds from this offering and the Convertible Notes Offering as described in “Use of Proceeds”. The unaudited pro forma condensed consolidated financial information also gives effect to:

•	the acquisition of the Portland Terminal Facility and subsequent increase in rent from the Portland Lease Agreement as a result of the ongoing construction at the Portland Terminal Facility incurred by LCP Oregon;

•	the disposition of the investment in VantaCore Partners LP as a result of Natural Resource Partners L.P.’s completion of its acquisition of VantaCore Partners LP on October 1, 2014;

•	the acquisition of the MoGas Pipeline for $125 million in November 2014, which is reflected as a business combination on the financial statements;

•	the Loan Agreement with SWD Enterprises, which closed on December 31, 2014, including the initial loan draw in the amount of $5 million;

•	the issuance by us of our Series A preferred stock in January 2015 and the use of those net proceeds of approximately $54.5 million (after underwriting discount) from the offering; and

•	the disposition of the Eastern Interconnect Project (“EIP”) leased assets effective April 1, 2015.

These items are reflected as “Historical Adjustments.”

The pro forma condensed consolidated statements of income reflect adjustments as if the related transactions had occurred on January 1, 2014. The historical results of operations included in the unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2014 were derived from the audited financial statements of CorEnergy incorporated by reference in this prospectus supplement. The historical results of operations included in the unaudited pro forma condensed consolidated statements of income for the three-months ended March 31, 2015 were derived from the unaudited financial statements of CorEnergy incorporated by reference in this prospectus supplement.

The pro forma consolidated balance sheet reflects adjustments as if the related transactions had occurred on March 31, 2015. The historical balance sheet of CorEnergy included in the unaudited pro forma condensed consolidated balance sheet was derived from the unaudited financial statements of CorEnergy incorporated by reference into this prospectus supplement.

The purchase price is allocated to the Acquisition assets and related assumed liabilities and is based on preliminary estimates of their respective fair values. The pro forma adjustments and the purchase price allocation as presented are based on estimates and certain limited information that is currently available. Therefore, the provisional measurements of fair value reflected have not yet been finalized, are subject to change, and could vary materially from the actual amounts. A final determination of the fair value of the Acquisition’s assets and liabilities, including intangibles, will be made within the measurement period, not to exceed one year from the acquisition date. The pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analyses are performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed consolidated financial statements presented below. CorEnergy estimated the fair value of the Acquisition’s assets and liabilities based on discussions with the Acquisition’s management team and preliminary valuation studies. Any increases or decreases in the fair value of relevant balance sheet amounts upon completion of the final valuations will result in adjustments to the pro forma condensed consolidated balance sheet and/or pro forma condensed consolidated statement of operations.

Assumptions and estimates underlying the unaudited adjustments to the unaudited pro forma financial statements are described in the accompanying notes. The historical consolidated financial statements have been adjusted in the unaudited pro forma financial statements to give pro forma effect to events that are: (1) directly attributable to the acquisition and related common stock and concurrent Convertible Notes Offering (2) factually supportable, and (3) expected to have a continuing impact on the results of operations of the consolidated results of CorEnergy. This information is presented for illustrative purposes only and is not indicative of the consolidated operating results or financial position that would have occurred if such transactions had occurred on the dates and in accordance with the assumptions described herein, nor is it indicative of future operating results or financial position.

The unaudited pro forma financial statements, although helpful in illustrating the financial characteristics of CorEnergy under one set of assumptions, do not reflect opportunities to earn additional revenue, or other factors that may result as a consequence of the Acquisition or related common stock and concurrent Convertible Notes Offering and do not attempt to predict or suggest future results.

The unaudited pro forma condensed consolidated financial information, including the notes thereto, is qualified in its entirety by reference to, and should be read in conjunction with, the historical financial statements and notes thereto incorporated by reference in this prospectus supplement.

CorEnergy Infrastructure Trust, Inc.

Unaudited Pro Forma Consolidated Balance Sheet

	At March 31, 2015
	Historical	Historical Adjustments		Historical Combined	Pro Forma Adjustments		Pro Forma Combined
Assets
Leased property, net of accumulated depreciation	$259,676,456	$—		$259,676,456	$259,440,476	(1)	$519,116,932
Leased property held for sale, net of accumulated depreciation	7,678,246	(7,678,246	) (8)	—	—		—
Property and equipment, net of accumulated depreciation	122,004,387	—		122,004,387	—		122,004,387
Financing note receivable and related accrued interest receivable, net	20,881,295	—		20,881,295	—		20,881,295
Other equity securities, at fair value	10,363,438	—		10,363,438	—		10,363,438
Cash and cash equivalents	26,634,586	—		34,312,832	71,524,406	(2)	14,312,832
		—			83,739,871	(3)
		—			75,000,000	(4)
		—			(245,000,000	) (1)
		—			(1,940,476	) (1)
		—			(3,323,801	) (5)
		7,678,246	(8)		—
Accounts receivable and other receivables	8,145,544	—		8,145,544	—		8,145,544
Intangibles and deferred costs, net of accumulated amortization	4,053,148	—		4,053,148	3,323,801	(5)	7,376,949
Prepaid expenses and other assets	722,865	—		722,865	—		722,865
Goodwill	1,718,868	—		1,718,868	—		1,718,868

Total Assets	$461,878,833	$—		$461,878,833	$242,764,277		$704,643,110

Liabilities and Stockholders’ Equity
Liabilities
Current maturities of long-term debt	$3,528,000	$—		$3,528,000	$—		$3,528,000
Long-term debt	62,650,000	—		62,650,000			62,650,000
Convertible notes	—				75,000,000	(4)	75,000,000
Accounts payable and other accrued liabilities	3,015,434	—		3,015,434	—		3,015,434
Asset Retirement Obligation	—	—		—	12,500,000	(1)	12,500,000
Management fees payable	1,226,155	—		1,226,155	—		1,226,155
Income tax liability	480,637	—		480,637	—		480,637
Deferred tax liability	1,147,196	—		1,147,196	—		1,147,196
Line of credit	565,583	—		565,583	83,739,871	(3)	84,305,454

Total Liabilities	$72,613,005	$—		$72,613,005	$171,239,871		$243,852,876

Equity
Series A Cumulative Redeemable Preferred Stock 7.375%, $56,250,000 liquidation preference ($2,500 per share, $0.001 par value), 10,000,000 authorized; 22,500 and 0 issued and outstanding as of March 31, 2015, and December 31, 2014	$56,250,000	$—		$56,250,000	$—		$56,250,000
Capital stock, non-convertible, $0.001 par value; 46,619,681 and 46,605,055 shares issued and outstanding at March 31, 2015, and December 31, 2014 (100,000,000 shares authorized)	46,619	—		46,619	11,250	(2)	57,869
Additional paid-in capital	306,036,447	—		306,036,447	71,513,156	(2)	377,549,603
Accumulated retained earnings	—	—		—	—		—
Accumulated other comprehensive income	177,195	—		177,195	—		177,195

Total CorEnergy Equity	362,510,261	—		362,510,261	71,524,406		434,034,667
Non-controlling Interest	26,755,567	—		26,755,567	—		26,755,567

Total Equity	389,265,828	—		389,265,828	71,524,406		460,790,234

Total Liabilities and Stockholders’ Equity	$461,878,833	$—		$461,878,833	$242,764,277		$704,643,110

See accompanying notes to pro forma financial statements

CorEnergy Infrastructure Trust, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Income

	For the Year Ended December 31, 2014
	Historical	Historical Adjustments		Historical Combined	Pro Forma Adjustments		Pro Forma Combined
Revenue
Lease Revenue	$28,223,765	$(1,441,400	) (9)	$26,782,365	$40,658,545	(6)	$67,440,910
Sales Revenue	9,708,902	—		9,708,902	—		9,708,902
Financing Revenue	1,077,813	656,078	(10)	1,733,891	—		1,733,891
Transportation Revenue	1,298,093	13,036,644	(11)	14,334,737	—		14,334,737

Total Revenue	$40,308,573	$12,251,322		$52,559,895	$40,658,545		$93,218,440

Expenses
Cost of Sales (excluding depreciation expense)	7,291,968	(2,039,407	) (11)	5,252,561	—		5,252,561
Management fees, net of expense reimbursements	3,467,660	1,189,864	(12)	4,657,524	2,871,930	(7)	7,529,454
Asset acquisition expense	929,188	(624,661	) (13)	304,527	—		304,527
Professional fees	2,214,028	—		2,214,028	—		2,214,028
Depreciation expense	13,133,886	782,842	(14)	13,916,728	8,648,016	(1)	22,564,744
Amortization expense	61,369	574,425	(15)	635,794	664,760	(5)	1,300,554
Transportation, maintenance and general and administrative	458,872	4,091,834	(16)	4,550,706	—		4,550,706
Operating expense	840,910	—		840,910	—		840,910
Directors’ fees	270,349	—		270,349	—		270,349
Other expenses	991,528	388,611	(17)	1,380,139	—		1,380,139

Total Expenses	29,659,758	4,363,508		34,023,266	12,184,706		46,207,972

Operating Income (Loss)	$10,648,815	$7,887,814		$18,536,629	$28,473,839		$47,010,468

Other Income (Expenses)
Net distributions and dividend income	$1,836,783	$(1,152,726	) (18)	$684,057	$—		$684,057
Net realized and unrealized gain (loss) on other equity securities	(466,026)	(375,404	) (18)	(841,430)	—		(841,430)
Interest expense	(3,675,122)	217,109	(19)	(3,458,013)	(2,755,887	) (3)	(6,213,900)
Interest expense—convertible bonds	—	—		—	(4,500,000	) (4)	(4,500,000)

Total Other Income (Expenses)	(2,304,365)	(1,311,021)		(3,615,386)	(7,255,887)		(10,871,273)

Income (Loss) before income taxes	8,344,450	6,576,793		14,921,243	21,217,952		36,139,195

Taxes
Income tax expense (benefit), net	(225,563)	(703,751	) (20)	(929,314)	—		(929,314)

Net Income (Loss)	$8,570,013	$7,280,544		$15,850,557	$21,217,952		$37,068,509
Less: Net Income (Loss) attributable to non-controlling interest	1,556,157	—		1,556,157	—		1,556,157

Net Income (Loss) to Shareholders	$7,013,856	$7,280,544		$14,294,400	$21,217,952		$35,512,352
Less: Preferred Coupon Payment	—	4,148,438	(21)	4,148,438	—		4,148,438

Net Income (Loss) attributable to CORR Common Stockholders	$7,013,856	$3,132,106		$10,145,962	$21,217,952		$31,363,914

Earnings (Loss) Per Common Share:	$0.21			$0.22			$0.54
Basic and Diluted
Weighted Average Shares of Common Stock Outstanding:
Basic and Diluted	33,028,574	13,584,684	(22)	46,613,258	11,250,000	(2)	57,863,258
Dividends declared per share	$0.51			$0.54			$0.60

See accompanying notes to pro forma financial statements

CorEnergy Infrastructure Trust, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Income

	For the Three-Month Period Ended March 31, 2015
	Historical	Historical Adjustments		Historical Combined	Pro Forma Adjustments		Pro Forma Combined
Revenue
Lease Revenue	$7,336,101	$(557,727	) (9)	$6,778,374	$10,164,636	(6)	$16,943,010
Sales Revenue	2,341,655	—		2,341,655	—		2,341,655
Financing Revenue	660,392	—		660,392	—		660,392
Transportation Revenue	3,649,735	—		3,649,735	—		3,649,735

Total Revenue	$13,987,883	$(557,727)		$13,430,156	$10,164,636		$23,594,792

Expenses
Cost of Sales (excluding depreciation expense)	1,248,330	—		1,248,330	—		1,248,330
Management fees, net of expense reimbursements	1,171,974	19,674	(12)	1,191,648	717,983	(7)	1,909,631
Asset acquisition expense and professional fees	1,241,955	—		1,241,955	—		1,241,955
Depreciation and amortization expense	4,048,832	(554,787	) (14)	3,494,045	2,162,004	(1)	5,656,049
Other amortization expense	—	—		—	166,190	(5)	166,190
Transportation, maintenance and general and administrative	991,608	—		991,608	—		991,608
Operating expense	206,360	—		206,360	—		206,360
Other expenses	154,590	12,444	(17)	167,034	—		167,034

Total Expenses	9,063,649	(522,669)		8,540,980	3,046,177		11,587,157

Operating Income (Loss)	$4,924,234	$(35,058)		$4,889,176	$7,118,459		$12,007,635

Other Income (Expenses)
Net distributions and dividend income	$590,408	$—		$590,408	$—		$590,408
Net realized and unrealized gain on other equity securities	449,798	—		449,798	—		449,798
Interest expense	(1,147,272)	190,316	(19)	(956,956)	(666,067	) (3)	(1,623,023)
Interest expense—convertible bond	—	—		—	(1,125,000	) (4)	(1,125,000)

Total Other Income (Expenses)	(107,066)	190,316		83,250	(1,791,067)		(1,707,817)

Income (Loss) before income taxes	4,817,168	155,258		4,972,426	5,327,392		10,299,818

Taxes
Income tax expense (benefit), net	320,365	—		320,365	—		320,365

Net Income (Loss)	$4,496,803	$155,258		$4,652,061	$5,327,392		$9,979,453
Less: Net Income (Loss) attributable to non-controlling interest	410,175	—		410,175	—		410,175

Net Income (Loss) attributable to CorEnergy Stockholders	$4,086,628	$155,258		$4,241,886	$5,327,392		$9,569,278
Less: Preferred Coupon Payment	737,500	299,609	(21)	1,037,109	—		1,037,109

Net Income (Loss) attributable to Common Stockholders	$3,349,128	$(144,351)		$3,204,777	$5,327,392		$8,532,169

Earnings (Loss) Per Common Share:	$0.07			$0.07			$0.15
Basic and Diluted
Weighted Average Shares of Common Stock Outstanding:
Basic and Diluted	46,613,258	—		46,613,258	11,250,000	(2)	57,863,258
Dividends declared per share	$0.13			$0.14			$0.15

See accompanying notes to pro forma financial statements

CorEnergy Infrastructure Trust, Inc.

Notes to the Unaudited Pro Forma Consolidated Financial Statements

Note 1. Basis of Presentation

These unaudited pro forma condensed consolidated financial statements and underlying pro forma and historical adjustments are based upon currently available information and certain estimates and assumptions made by management; therefore, actual results could differ materially from the pro forma information. However, we believe the assumptions provide a reasonable basis for presenting the significant effects of the transactions noted herein. We believe the pro forma and historical adjustments give appropriate effect to those assumptions and are properly applied in the pro forma information.

Note 2. Pro Forma Adjustments

(1) Represents leased property of $259,440,476, including $1,940,476 of Asset Acquisition Costs, capitalized and depreciated over the 30-year depreciable life of the leased property. The purchase price includes cash payments of $245,000,000 for the leased property and $1,940,476 for the Asset Acquisition Costs, and the assumption of $12,500,000 Asset Retirement Obligations. The purchase price allocation is subject to finalization upon completion of asset appraisals. The amount of incremental pro forma depreciation expense is $8,648,016 and $2,162,004 for the year ended December 31, 2014 and the three-month period ended March 31, 2015, respectively.

(2) Assumes the Company will, in connection with this offering, issue 11,250,000 shares of $0.001 par value common stock at an estimated public offering price of $6.71 per share, the closing sale price of the common stock on the NYSE on June 19, 2015. Equity proceeds of $71,524,406, reflected as an increase to stockholders’ equity, are net of $3,963,094 of equity issuance costs. A decrease of $1.00 per share would result in a corresponding reduction in proceeds of $10,659,375, net of a decrease in equity issuance costs of $590,625.

(3) Assumes the Company will, in connection with this offering, borrow from its existing credit facility with Regions Bank $83,739,871. $60 million of the borrowings will be through the upsizing of the credit facility as a term loan with a mandatory 8% annual amortization. The remaining $23,739,871 will be drawn from the existing credit facility. Outstanding balances under the credit facility will generally accrue interest at a variable annual rate equal to LIBOR plus 3.0%, or 3.28% as of June 19, 2015. The amount of incremental pro forma cash interest expense is $2,755,887 and $666,067 for the year ended December 31, 2014 and the three-month period ended March 31, 2015, respectively. A 0.125% variance in interest rates would impact pro forma net income by $77,987 and $19,011 for the pro forma year ended December 31, 2014 and the three-month period ended March 31, 2015, respectively.

(4) Assumes the Company will, in connection with this offering, issue $75,000,000 of convertible notes with a five year maturity. The anticipated coupon rate is expected to be 6% and the anticipated conversion premium is expected to be 15% of the market price on the date of issuance. It is anticipated that the debt obligation will be settled in stock, with partial shares settled with cash. The debt portion of the instrument has been recorded at $75,000,000. The amount of incremental pro forma cash interest expense is $,4,500,000 and $1,125,000 for the year ended December 31, 2014 and the three-month period ended March 31, 2015, respectively. A 0.125% variance in interest rates would impact pro forma net income by $93,750 and $23,438 for the pro forma year ended December 31, 2014 and the three-month period ended March 31, 2015, respectively.

(5) Estimated debt issuance costs of $3,323,801 will be paid from the proceeds of the credit facility and will be deferred and amortized over the lives of each credit facility. The amount of pro forma amortization of these deferred debt issuance costs is $664,760 and $166,190 for the year ended December 31, 2014 and the three-month period ended March 31, 2015, respectively.

(6) Represents lease revenue from the Lease Agreement. The amount of incremental pro forma lease revenue is $40,658,545 and $10,164,636 for the year ended December 31, 2014 and the three-month period ended March 31, 2015, respectively.

(7) Represents the adjustment for approximately a 1.0% annual management fee payable to our related party, external adviser, Corridor InfraTrust Management, LLC, on $242,764,277 million of additional managed assets. Such fee results in an expense of $2,871,930 and $717,983 for the year ended December 31, 2014 and the three-month period ended March 31, 2015, respectively.

Note 3. Historical Adjustments

(8) Represents the adjustment for the sale of our EIP assets, which were sold on April 1, 2015 for $7,678,246. The leased property held for sale, net of accumulated depreciation as of March 31, 2015 was $7,678,246.

(9) Represents the adjustment to lease revenue from the long-term triple-net lease agreement with Arc Logistics, relating to the use of the Portland Terminal Facility, the United Property Systems (“UPS”) lease agreements and the sale of the EIP. The amount of pro forma reduction in lease revenue is $1,441,400 and $557,727 for the year ended December 31, 2014 and the three-month period ended March 31, 2015, respectively. The amount of incremental pro forma lease revenue related to the Portland Terminal Facility is $1,034,076 and $80,516 for the year ended December 31, 2014 and the three-month period ended March 31, 2015, respectively. The amount of incremental pro forma lease revenue related to the UPS lease agreements is $77,500 and $0 for the year ended December 31, 2014 and the three-month period ended March 31, 2015, respectively. The amount of pro forma reduction in lease revenue related to the EIP lease agreement is $2,552,976 and $638,243 for the year ended December 31, 2014 and the three-month period ended March 31, 2015, respectively.

(10) Represents the financing revenue from the loan agreement with SWD Enterprises. The amount of incremental pro forma financing revenue is $656,078 and $0 for the year ended December 31, 2014 and the three-month period ended March 31, 2015, respectively.

(11) Represents transportation revenue generated from natural gas transportation services and recognized on firm contracted capacity regardless of the amount of natural gas that is transported. The amount of incremental pro forma transportation revenue is $13,036,644 and $0 for the year ended December 31, 2014 and the three-month period ended March 31, 2015, respectively. Because of our ownership of the Omega pipeline, transportation revenue and cost of sales are decreased due to inter-company consolidation by $2,039,407 and $0 for the year ended December 31, 2014 and the three-month period ended March 31, 2015, respectively.

(12) Represents the adjustment for approximately a 1.0% annual management fee payable to our related party, external manager, Corridor, on approximately $172 million of additional managed assets for the Portland Terminal Facility and MoGas Pipeline, and an average decrease of approximately $1.9 million due to the sale of VantaCore. Such fee results in an expense of $1,189,864 and $19,674 for the year ended December 31, 2014 and the three-month period ended March 31, 2015, respectively.

(13) Represents the adjustment for the asset acquisition expense of $624,661 incurred in connection with the MoGas Pipeline transaction. Asset acquisition expenses are one-time expenses and are not indicative of run rate expenses.

(14) Represents the depreciation expense on property related to the Portland Terminal Facility, MoGas Pipeline, and EIP leased assets. The amount of incremental pro forma depreciation expense is $782,842 for the year ended December 31, 2014. The amount of pro forma reduction to depreciation expense is $554,787 for the three-month period ended March 31, 2015. The Portland Terminal Facility property includes $1,777,956 of Asset

Acquisition Costs capitalized, and amortized over the 30-year depreciable life of the leased property. The amount of incremental pro forma depreciation expense related to the Portland Terminal Facility is $296,626 and $14,883 for the year ended December 31, 2014 and the three-month period ended March 31, 2015, respectively. The amount of incremental pro forma depreciation expense related to the MoGas Pipeline is $2,764,896 and $0 for the year ended December 31, 2014 and the three-month period ended March 31, 2015, respectively. The amount of pro forma reduction in depreciation expense related to the sale of the EIP leased assets is $2,278,680 and $569,670 for the year ended December 31, 2014 and the three-month period ended March 31, 2015, respectively.

(15) Represents amortization expense on the debt issuance costs of $2,533,000 capitalized and amortized over the life of the credit facility. The amount of incremental pro forma debt issuance cost amortization is $574,425 and $0 for the year ended December 31, 2014 and the three-month period ended March 31, 2015, respectively.

(16) Represents the adjustment for transportation, maintenance and general and administrative operating expenses. The amount of incremental transportation, maintenance and general and administrative operating expenses is $4,091,834 and $0 for the year ended December 31, 2014 and the three-month period ended March 31, 2015, respectively.

(17) Represents real estate taxes due for the real property owned by UPS, additional fees related to unused amounts on the Company’s corporate line of credit, registration, valuation and other fees payable annually, net of savings generated by the sale of VantaCore. Such adjustments result in an expense of $388,611 and $12,444 for the year ended December 31, 2014 and the three-month period ended March 31, 2015, respectively.

(18) The realized and unrealized gains (losses) on other equity securities and the changes in distributions and dividend amounts reflected on the pro forma statements of income assume that VantaCore was sold on January 1, 2014. The pro forma adjustment to remove VantaCore activity results in a decrease of distributions and dividend income and net realized and unrealized gain on other equity securities. Distributions and dividend income decreased $1,152,726 and $0 for the year ended December 31, 2014 and the three-month period ended March 31, 2015, respectively. Net realized and unrealized gain on other equity securities decreased $375,404 and $0 for the year ended December 31, 2014 and the three-month period ended March 31, 2015, respectively.

(19) On January 16, 2015, the Company, in connection with the preferred equity offering, paid down the existing credit facility with Regions Bank of $32 million. Outstanding balances under the credit facility will generally accrue interest at a variable annual rate equal to LIBOR plus 3.0%, or 3.28% as of June 19, 2015. The amount of incremental savings of pro forma cash interest expense is $217,109 and $190,316 for the year ended December 31, 2014 and the three-month period ended March 31, 2015, respectively.

(20) Reflects income tax adjustment related to the effect of the pro forma adjustments due to the purchase of the MoGas Pipeline and the sale of VantaCore. Income tax expense adjustments for the MoGas Pipeline have been calculated at historical rates for the period ended December 31, 2014 and March 31, 2015 of 40%. Income tax expense adjustments for the sale of VantaCore have been calculated at historical rates for the period ended December 31, 2014 and March 31, 2014 38.92%.

(21) The Company, in connection with the preferred equity offering, issued 22,500 shares of $0.001 par value preferred stock at $2,500 per share. Equity proceeds of $56.25 million, reflected as an increase to stockholders’ equity, are net of $1.8 million of equity issuance costs. The Preferred stock holders will be entitled to receive a cumulative cash dividend at an expected rate of 7.375% per annum, equivalent to $4,148,438 and $299,609 for the year ended December 31, 2014 and the three-month period ended March 31, 2015.

(22) The Company, in connection with the offering for the acquisitions of the MoGas Pipeline and Portland Terminal Facility, issued 22,425,000 shares of $0.001 par value common stock. The Company, in connection with the offering for the acquisition of the MoGas Pipeline, issued 14,950,000 shares of $0.001 par value common stock at a public offering price of $6.80 per share. In connection with the Portland Terminal Facility, the Company issued 7,475,000 shares of $0.001 par value common stock at a public offering price of $6.50.

Performance Measurement

We provide standard performance measures utilized by REITs, including FFO as defined by the National Association of Real Estate Investment Trusts (NAREIT) (“NAREIT FFO”), as well as FFO and AFFO as historically presented by the Company.

NAREIT FFO

As defined by National Association of Real Estate Investment Trusts, NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate-related depreciation and amortization (excluding amortization of deferred financing costs or loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO Adjusted for Securities Investments (FFO)

Due to the legacy investments that we hold, we have also historically presented a measure of FFO, which we refer herein as FFO Adjusted for Securities Investments, derived by further adjusting NAREIT FFO for Distributions received from investment securities, Income tax expense, net and Net distributions and dividend income. Historically, we have labeled FFO Adjusted for Securities Investments as “FFO” in our periodic reports. Both NAREIT FFO and the FFO we have historically reported to our shareholders are supplemental, non-GAAP financial measures.

We present NAREIT FFO and FFO Adjusted for Securities Investments because we consider them to be important supplemental measures of our operating performance and believe that they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO metrics when reporting their results. FFO is a key measure used by the Company in assessing performance and in making resource allocation decisions.

Both NAREIT FFO and FFO Adjusted for Securities Investments are intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions, and that may also be the case with the energy infrastructure assets in which we invest. Because NAREIT FFO and FFO Adjusted for Securities Investments exclude depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, they provide performance measures that, when compared year over year, reflect the impact to operations from trends in minimum and variable rent, company operating costs, development activities and interest costs, thereby providing perspective not immediately apparent from net income.

We calculate NAREIT FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, in its March 1995 White Paper (as amended in November 1999 and April 2002) and FFO Adjusted for Securities Investments as NAREIT FFO with the additional adjustments described above due to our legacy investments. This may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly may not be comparable to such other REITs. NAREIT FFO and FFO Adjusted for Securities Investments do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. Neither NAREIT FFO nor FFO Adjusted for Securities Investments should be considered as an alternative to net income (loss) (computed in accordance with GAAP), as an indicator of our financial performance or cash flow from operating activities (computed in accordance with GAAP), as an indicator of our liquidity, or as an indicator of funds available for our cash needs, including our ability to make distributions or serve our indebtedness.

AFFO

AFFO is a supplemental, non-GAAP financial measure which we define as FFO Adjusted for Securities Investments plus transaction costs, amortization of debt issuance costs, deferred leasing costs, above market rent, and certain costs of a nonrecurring nature, less maintenance, capital expenditures (if any), amortization of debt premium and adjustments to lease revenue resulting from the EIP sale. Management uses AFFO as a measure of long-term sustainable operations performance.

We target a total return of 8 percent to 10 percent per annum on the infrastructure assets that we own, measured over the long term. We intend to generate this return from the minimum rent of our leases plus growth through acquisitions and participating portions of our rent and financing interest revenue. If we are successful growing our AFFO per share of common stock, we anticipate being able to increase distributions to our stockholders. In addition, the increase in our AFFO per share of common stock should result in capital appreciation.

AFFO does not represent amounts available for management’s discretionary use because such amounts are needed for capital replacement or expansion, debt service obligations or other commitments and uncertainties. AFFO should not be considered as an alternative to net income (computed in accordance with GAAP), as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP), as an indicator of our liquidity, or as an indicator of funds available for our cash needs, including our ability to make distributions or service our indebtedness.

In light of the per share AFFO growth that we foresee in our operations, we are targeting 1 percent to 3 percent annual dividend growth. We can provide no assurances regarding our total return or annual dividend growth. See “Risk Factors” as disclosed in the Annual Report on Form 10-K for the calendar year ending December 31, 2014, as amended, for a discussion of the many factors that may affect our ability to make distributions at targeted rates, or at all.

Following is a comparison of NAREIT FFO, FFO Adjusted for Securities Investment and AFFO for the historical and pro forma twelve months ended December 31, 2014 and three months ended March 31, 2015 attributable to CorEnergy stockholders:

Funds From Operations (FFO & AFFO) Reconciliation

	For the Year Ended December 31, 2014
	Historical	Pro Forma Combined
Net Income (Loss) attributable to CorEnergy Stockholders	$7,013,856	$35,512,352
Less: Preferred Coupon Payment	—	4,148,438

Net Income (Loss) attributable to Common Stockholders	7,013,856	31,363,914
Add:
Depreciation	13,133,886	22,564,744
Less:
Non-Controlling Interest attributable to FFO reconciling items	1,645,820	1,645,820

NAREIT FFO	18,501,922	52,282,838
Add:
Distributions received from investment securities	1,941,757	883,426
Income tax expense (benefit), net	(225,563)	(929,314)
Less:
Net distributions and dividend income	1,823,522	1,823,522
Net realized and unrealized gain (loss) on other equity securities	(466,026)	(841,430)

Funds From Operations (FFO)	18,860,620	51,254,858
Add:
Transaction costs	929,188	929,188
Amortization of debt issuance costs	801,825	2,041,010
Amortization of deferred lease costs	61,369	61,369
Amortization of above market leases	291,937	—
Noncash costs associated with derivative instruments	(70,720)	(70,720)
Less:
EIP Lease Adjustment	2,171,236	—
Amortization of debt premium	92,785	92,785
Non-Controlling Interests attributable to AFFO reconciling items	—	—

Adjusted funds from operations (AFFO)	$18,610,198	$54,122,920

Weighted Average Shares outstanding	33,028,574	57,863,258
NAREIT FFO per Share	0.56	0.90
FFO per Share	0.57	0.89
AFFO per Share	0.56	0.94

Funds From Operations (FFO & AFFO) Reconciliation

	For the Three-Month Period Ended March 31, 2015
	Historical	Pro Forma Combined
Net Income (Loss) attributable to CorEnergy Stockholders	$4,086,628	$9,569,278
Less: Preferred Coupon Payment	737,500	1,037,109

Net Income (Loss) attributable to Common Stockholders	3,349,128	8,532,169
Add:
Depreciation	4,033,490	5,640,707
Less:
Non-Controlling Interest attributable to FFO reconciling items	411,455	411,455

NAREIT FFO	6,971,163	13,761,421
Add:
Distributions received from investment securities	248,949	248,949
Income tax expense (benefit), net	320,365	320,365
Less:
Net distributions and dividend income	590,408	590,408
Net realized and unrealized gain on other equity securities	449,798	449,798

Funds From Operations (FFO)	6,500,271	13,290,529
Add:
Transaction costs	672,747	672,747
Amortization of debt issuance costs	305,710	471,900
Amortization of deferred lease costs	15,342	15,342
Amortization of above market leases	72,987	—
Noncash costs associated with derivative instruments	(16,880)	(16,880)
Less:
EIP Lease Adjustment	542,809	—
Non-Controlling Interests attributable to AFFO reconciling items	23,284	23,284

Adjusted funds from operations (AFFO)	$6,984,084	$14,410,354

Weighted Average Shares outstanding	46,613,258	57,863,258
NAREIT FFO per Share	0.15	0.24
FFO per Share	0.14	0.23
AFFO per Share	0.15	0.25

NAREIT FFO

Pro forma NAREIT FFO for the twelve month period ended December 31, 2014 and three-month period ended March 31, 2015 total approximately $52.3 and $13.8 million, respectively. NAREIT FFO was calculated in accordance with the National Association of Real Estate Investment Trust’s definition above.

FFO

Pro forma FFO for the twelve month period ended December 31, 2014 and three-month period ended March 31, 2015 total approximately $51.3 and $13.3 million, respectively. To calculate FFO, we have made adjustments for non-cash items impacting net income by eliminating a net realized and unrealized loss on other equity securities of approximately $841 thousand and net realized and unrealized gain on other equity securities of approximately $450 thousand for the three-month period ended March 31, 2015; removing net distribution and dividend income of approximately $1.8 million and $590 thousand for the twelve month period ended December 31, 2014 and three-month period ended March 31, 2015; adding distributions received from investment securities of approximately $883 and $249 thousand respectively; and adding back income tax benefit of approximately $929 thousand for the twelve month period ended December 31, 2014 and income tax expense of approximately $320 thousand for the three-month period ended March 31, 2015.

AFFO

Pro forma AFFO for the twelve month period ended December 31, 2014 and three-month period ended March 31, 2015 total approximately $54.1 and $14.4 million, respectively. In addition to the adjustments outlined in the AFFO definition above, we have historically included an adjustment to back out lease revenue associated with the EIP investment. Based on the economic return to CorEnergy resulting from the sale of our 40 percent undivided interest in EIP, we determined that it was appropriate to eliminate the portion of EIP lease income attributable to return of capital, as a means to more accurately reflect EIP lease revenue contribution to CorEnergy-sustainable FFO. CorEnergy believes that the portion of the EIP lease revenue attributable to return of capital, unless adjusted, overstates CorEnergy’s distribution-paying capabilities and is not representative of sustainable EIP income over the life of the lease. We have removed this adjustment on a pro forma combined basis.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Wells Fargo Securities, LLC
Stifel, Nicolaus & Company, Incorporated
Ladenburg Thalmann & Co. Inc.
Total	11,250,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representative has advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $         per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $4 million and are payable by us. The underwriters may reimburse us for certain of our expenses in connection with this offering.

Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 1,687,500 additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our executive officers and directors have agreed not to sell or transfer any common stock or, with the exception of preferred stock of the Company that is only convertible into common stock upon the occurrence of a change of control, securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 90 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and, with the exception of preferred stock of the Company that is only convertible into common stock upon the occurrence of a change of control, to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

New York Stock Exchange Listing

The shares are listed on the New York Stock Exchange under the symbol “CORR.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Certain of our senior officers and directors have indicated an interest in purchasing an aggregate of approximately 24,000 shares of our common stock in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no shares in this offering to any of these stockholders, or any of these stockholders may determine to purchase more, less or no shares in this offering.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement, you should consult an authorized financial advisor.

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Husch Blackwell LLP, Kansas City, Missouri (“Husch Blackwell”), and by Venable LLP, Baltimore, Maryland (“Venable”). Certain legal matters in connection with the securities offered hereby will be passed upon for the underwriters by Shearman & Sterling LLP, New York, New York. Husch Blackwell may rely on the opinion of Venable on certain matters of Maryland law.

EXPERTS

The consolidated financial statements of CorEnergy Infrastructure Trust, Inc. appearing in CorEnergy Infrastructure Trust, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2014 including schedules appearing therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

The financial statements of MoGas Pipeline LLC and statement of revenues over expenses of property owned by MRV Banks (referred to as the “Josephville Road Property”) for the years ended December 31, 2013 and December 31, 2012, incorporated by reference into this prospectus supplement, have been audited by RubinBrown LLP, an independent public accounting firm, as stated in their reports thereon, incorporated by reference herein, and have been so incorporated in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and in accordance with those requirements, we file reports and other information with the SEC. The reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can be obtained by mail from the Public Reference Section of the SEC at Room 1580,100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements and other materials that are filed through the SEC Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. In addition, our common stock is listed on the New York Stock Exchange, and we are required to file reports, proxy and information statements and other information with the New York Stock Exchange. These documents can be inspected at the principal office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. We have filed with the SEC a registration statement on Form S-3 (Registration File No. 333-198921) covering the securities offered by this prospectus supplement. You should be aware that this prospectus supplement does not contain all of the information contained or incorporated by reference in that registration statement and its exhibits and schedules. You may inspect and obtain copies of the registration statement, including exhibits, schedules, reports and other information that we have filed with the SEC, as described in the preceding paragraph. Statements contained in this prospectus supplement concerning the contents of any document we refer you to are not necessarily complete and in each instance we refer you to the applicable document filed with the SEC for more complete information. The financial statements of EXXI and Ultra Petroleum, which we refer you to herein are also found on the SEC’s website at www.sec.gov. We have not prepared these financial statements, and although we have no reason to believe they are not accurate in all material respects, we have not investigated and are not able to confirm the accuracy of such financial statements or other SEC reports filed by EXXI or Ultra Petroleum. We cannot assure you that there have not been any material adverse changes since the date of the information referred to in this prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. Any statement contained in a document which is incorporated by reference in this prospectus supplement or the accompanying prospectus is automatically updated and superseded if information contained in this prospectus supplement, the accompanying prospectus, or information that we later file with the SEC modifies or replaces that information.

The documents listed below have been filed by us under the Exchange Act and are incorporated by reference in this prospectus supplement:

•	Our Annual Report on Form 10-K for the year ended December 31, 2014, as originally filed with the SEC on March 16, 2015.

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, as filed with the SEC on May 11, 2015.

•	Our Current Reports on Form 8-K as filed with the SEC on November 25, 2014 (as amended by Amendment No. 1 thereto on Form 8-K/A filed November 25, 2014 and Amendment No. 2 thereto on Form 8-K/A filed December 17, 2014), January 16, 2015, January 23, 2015, January 27, 2015, January 28, 2015, January 30, 2015, March 19, 2015, April 30, 205, May 22, 2015, June 19, 2015 and June 22, 2015 (excluding any information that is deemed to have been “furnished” and not “filed” with the SEC).

•	The description of our common shares included in our registration statement on Form 8-A filed on February 1, 2007.

In addition, all documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information that is deemed to have been “furnished” and not “filed” with the SEC) after the date of this prospectus supplement and prior to the termination of the offering of the securities covered by this prospectus supplement, are incorporated by reference herein.

To obtain a free copy of any of the documents incorporated by reference in this prospectus supplement (other than exhibits, unless they are specifically incorporated by reference in such documents), please contact us at 1110 Walnut, Suite 3350, Kansas City, MO 64106.

As you read these documents, you may find some differences in information from one document to another. You should assume that the information appearing in this prospectus supplement or the accompanying prospectus is accurate only as of the date on their respective covers, and you should assume the information appearing in any document incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate only as of the date of that document. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS

$300,000,000

Common Stock

Preferred Stock

Depositary Shares

Subscription Rights

Warrants

Debt Securities

Units

We may offer, from time to time, up to $300,000,000 aggregate initial offering price of our (i) common stock, (ii) preferred stock, (iii) fractional interests in shares of our preferred stock represented by depositary shares, (iv) senior and/or subordinated debt securities, (v) subscription rights to purchase shares of our common stock, preferred stock (or depositary shares representing a fractional interest therein) and/or debt securities, (vi) warrants representing rights to purchase shares of our common stock, preferred stock (or depositary shares representing a fractional interest therein) and/or debt securities, or (vii) units consisting of a combination of any of the foregoing. We refer to the foregoing collectively as our securities. We may offer our securities in one or more offerings and in one or more classes or series, separately or together, in amounts, at prices and on terms set forth in a prospectus supplement to this prospectus. This prospectus also relates to the offer and sale of shares of our common stock pursuant to our Dividend Reinvestment Plan as described herein.

In addition to the offer and sale of common stock through our Dividend Reinvestment Plan, we may offer and sell these securities through one or more underwriters, dealers or agents, or directly to one or more purchasers, on a continuous or delayed basis, at prices and on terms determined at the time or times of offering. The prospectus supplement relating to the particular offering will identify any underwriters, dealers or agents involved in the sale of our securities, and will set forth any applicable purchase price, fee, commission or discount arrangement between us and such underwriters, dealers or agents or among the underwriters, or the basis upon which such amount may be calculated. For more information about the manner in which we may offer our securities, including without limitation the offer and sale of our common stock pursuant to our Dividend Reinvestment Plan, see “Dividend Reinvestment Plan” and “Plan of Distribution.”

Apart from the offer and sale of common stock pursuant to this prospectus through our Dividend Reinvestment Plan, no securities may be sold without delivery of an accompanying prospectus supplement describing the method and terms of the offering of those securities. Accordingly, we will deliver this prospectus together with an accompanying prospectus supplement setting forth the specific terms of any securities to be offered, including the amounts of such securities and the prices at which they are to be offered as well as the specific plan of distribution for any securities to be offered. We also may authorize one or more free writing prospectuses to be provided to you in connection with an offering. The accompanying prospectus supplement will contain additional information, where applicable, about material federal income tax considerations relating to, and any listing on a securities exchange of, the securities covered by the prospectus supplement. In addition, the specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the securities offered by this prospectus, in each case as may be appropriate to preserve our status as a real estate investment trust for federal income tax purposes, among other purposes. You should read this prospectus, any accompanying prospectus supplement and any related free writing prospectus carefully before you decide to invest in any of our securities.

Our common stock is traded on the New York Stock Exchange under the symbol “CORR.” On January 21, 2015, the last reported sale price of our common stock on the New York Stock Exchange was $6.48. Any common stock offered pursuant to a prospectus supplement will be listed on the New York Stock Exchange, subject to official notice of issuance.

Investing in our securities involves certain risks. You could lose some or all of your investment. See “Risk Factors ” beginning on page 4 of this prospectus. You should consider carefully these risks together with all of the other information contained in this prospectus, any prospectus supplement and any related free writing prospectus before making a decision to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 23, 2015

You should rely only on the information contained in, or incorporated by reference into, this prospectus, the applicable prospectus supplement and any related free writing prospectus in making your investment decisions. Neither we nor any underwriter have authorized anyone to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any accompanying prospectus supplement and any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus, any accompanying prospectus supplement and any related free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. The information contained in this prospectus, any accompanying prospectus supplement and any related free writing prospectus or the documents incorporated by reference herein or therein are accurate only as of the date of each such document. Our business, financial condition and prospects may have changed since such dates. We will advise investors of any material changes to the extent required by applicable law.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the United States Securities and Exchange Commission, or SEC, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “ Securities Act”), using a “shelf” registration process. Under the shelf registration process, using this prospectus, together with a prospectus supplement, we may sell, from time to time, in one or more offerings, any of the offered securities described in this prospectus. This prospectus provides you with a general description of each type of security we may offer. Each time we offer one or more of such securities, a prospectus supplement will be provided that will contain specific information about the terms of that offering. We also may authorize one or more free writing prospectuses to be provided to you in connection with an offering. The prospectus supplement and any related free writing prospectus may also add to, update or change information contained in this prospectus. Accordingly, to the extent inconsistent, information included or incorporated by reference in this prospectus will be superseded by the information contained in the applicable prospectus supplement and any related free writing prospectus related to such securities. You should read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as the information incorporated by reference in this prospectus or a prospectus supplement, before making an investment in any of our offered securities. See “How to Obtain More Information” and “Incorporation of Information Filed with the SEC” for more information.

We will not use this prospectus to offer and sell securities unless it is accompanied by a prospectus supplement that more fully describes the securities being offered and the terms of such offering. Any accompanying prospectus supplement or any related free writing prospectus may also update, amend or supersede other information contained in this prospectus. Before purchasing any securities, you should carefully read this prospectus, any accompanying prospectus supplement and any related free writing prospectus, together with the information incorporated or deemed to be incorporated by reference herein as described under the heading “Where You Can Find More Information” below.

Unless the context otherwise requires or indicates, all references to “we,” “us,” “our” and the “Company” in this prospectus mean CorEnergy Infrastructure Trust, Inc., a Maryland corporation, and its consolidated subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and any related free writing prospectus, and the documents incorporated by reference herein and therein, as well as other written reports and oral statements made from time to time by the Company, may include forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended.

Forward-looking statements can often be identified by the use of forward-looking terminology, such as “will,” “may,” “should,” “could,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “projects,” “goals,” “objectives,” “targets,” “predicts,” “plans,” “seeks,” and variations of these words and similar expressions. Any forward-looking statement speaks only as of the date on which it is made and is qualified in its entirety by reference to the factors discussed throughout this prospectus, any prospectus supplement or related free writing prospectus, and in documents incorporated by reference. We do not undertake to update or revise any forward-looking statement to reflect events or circumstances after the date on which it is made.

Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, forward-looking statements are not guarantees of future performance or results and we can give no assurance that these expectations will be attained. Our actual results may differ materially from those indicated by these forward-looking statements due to a variety of known and unknown risks and uncertainties. In addition to the discussion of risk factors referenced herein under the heading “Risk Factors,” such known risks and uncertainties include, without limitation:

•	the ability of our tenants to make payments under their respective leases, our reliance on certain major tenants and our ability to re-lease properties that become vacant;

•	our ability to obtain suitable tenants for our properties;

•	changes in economic and business conditions, including the financial condition of our tenants and general economic conditions in the energy industry, and in the particular sectors of that industry served by each of our infrastructure assets;

•	the inherent risks associated with owning real estate, including prevailing real estate market conditions, governing laws and regulations, including potential liabilities relating to environmental matters, and illiquidity of real estate investments;

•	the impact of laws and governmental regulations applicable to certain of our infrastructure assets, including additional costs imposed on our business or other adverse impacts as a result of any unfavorable changes in such laws or regulations;

•	our ability to sell properties at an attractive price;

•	our ability to repay debt financing obligations;

•	our ability to refinance amounts outstanding under our credit facilities at maturity on terms favorable to us;

•	the loss of any member of our management team;

•	our ability to comply with certain debt covenants;

•	our ability to integrate acquired properties and operations into existing operations;

•	our continued ability to access the debt or equity markets;

•	the availability of other debt and equity financing alternatives;

•	market conditions affecting our debt and equity securities;

•	changes in interest rates under our current credit facility and under any additional variable rate debt arrangements that we may enter into in the future;

•	our ability to successfully implement our selective acquisition strategy;

•	our ability to maintain internal controls and processes to ensure all transactions are accounted for properly, all relevant disclosures and filings are timely made in accordance with all applicable rules and regulations, and any potential fraud or embezzlement is thwarted or detected;

•	changes in federal or state tax rules or regulations that could have adverse tax consequences;

•	declines in the market value of our investment securities; and

•	changes in federal income tax regulations (and applicable interpretations thereof), or in the composition or performance of our assets, that could impact our ability to continue to qualify as a real estate investment trust for federal income tax purposes.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports we file with the SEC and which are incorporated by reference herein. See “Incorporation of Certain Documents by Reference.” In addition, other factors not identified may emerge from time to time that could also have such an effect. We cannot give you any assurance that the forward-looking statements included or incorporated by reference in this prospectus, any prospectus supplement or any related free writing prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included or incorporated by reference in this prospectus, any prospectus supplement or any related free writing prospectus, you should not regard the inclusion of this information as a representation by us or any other person that the results or conditions described in those statements or objectives and plans will be achieved.

RISK FACTORS

An investment in our securities should not constitute a complete investment program for any investor and involves a high degree of risk. Due to the uncertainty in our investments, there can be no assurance that we will achieve our investment objective. You should carefully consider the risks referenced below, as well as any risk factors included in any prospectus supplement or related free writing prospectus, before making an investment decision.

An investment in any securities offered pursuant to this prospectus involves substantial risks. In deciding whether to invest in our securities, you should carefully consider the risk factors incorporated by reference herein from the sections captioned “Risk Factors” in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q (see “Incorporation of Certain Documents by Reference”), as well as the other information contained in this prospectus, as updated, amended or superseded by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any accompanying prospectus supplement and any related free writing prospectus (and the information incorporated by reference herein and therein), before acquiring any of such securities. Statements in or portions of a future document incorporated by reference in this prospectus, including, without limitation, those relating to risk factors, may update and supersede statements in and portions of this prospectus or such incorporated documents.

The occurrence of any of these risks could materially and adversely affect our business, prospects, financial condition, results of operations and cash flow, which might cause the trading price of our common stock or other securities to decline and could result in you losing all or part of your investment in the offered securities. Much of the business information, as well as the financial and operational data contained in our risk factors, is updated in our periodic reports filed with the SEC pursuant to the Exchange Act, which are also incorporated by reference into this prospectus. Although we have tried to discuss key risk factors, please be aware that these are not the only risks we face and there may be additional risks that we do not presently know of or that we currently consider not likely to have a significant impact. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our business or our financial performance. Please also refer to the section entitled “Forward-Looking Statements” above.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges and combined fixed charges and preferred stock dividends for each of the last five fiscal years.

	For the Nine-Month Period Ended September 30, 2014	For the Years Ended					For the One-Month Transition Period Ended December 31, 2012
		December 31, 2013	November 30, 2012	November 30, 2011	November 30, 2010	November 30, 2009
Ratio of Earnings to Fixed Charges	4.72	3.71	242.70	103.84	423.61	1.42	(4.87)
Ratio of Earnings to Combined Fixed Charges and Preference Dividends to Earnings	4.72	3.71	242.70	103.84	423.61	1.42	(4.87)
Fixed Charge Deficiency	N/A	N/A	N/A	N/A	N/A	N/A	(2,025,749)

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the offered securities for general corporate purposes, unless otherwise specified in the prospectus supplement relating to a specific offering or in any free writing prospectus we have authorized for use in connection with any such offering. Our general corporate purposes may include, among other things, financing capital investments and future acquisitions in accordance with our investment objectives and policies as described in the reports we file with the SEC which are incorporated by reference herein. See “Incorporation of Certain Documents by Reference.” We may also use proceeds from the sale of our securities to retire all or a portion of any debt we incur, retire or redeem senior securities, and for working capital purposes, including the payment of distributions, interest and operating expenses, although there is currently no intent to issue securities primarily for this purpose. We may invest any funds not required immediately for such purposes in short-term investment grade securities. Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of such offering and will be described in the accompanying prospectus supplement and any related free writing prospectus we have authorized for use in connection with such offering.

THE COMPANY

We were organized as a Maryland corporation and commenced operations on December 8, 2005. We historically operated as a business development company under the name Tortoise Capital Resources Corporation and invested primarily in securities of privately held and micro-cap public companies operating in the U.S. energy sector. In April 2011, in connection with our strategic decision to become a real estate investment trust (“REIT”) and focus on the acquisition of real property assets in the energy infrastructure sector, our stockholders authorized withdrawal of our election to be treated as a business development company. We do not plan on making additional investments in securities (other than short-term, highly liquid investments to be held pending acquisition of real property assets) and intend to liquidate our existing private securities portfolio in an orderly manner.

We have elected REIT status for U.S. federal income tax purposes through the filing of Form 1120-REIT. The REIT election is applicable for the calendar year commencing January 1, 2013. Our REIT election, assuming continuing compliance with the then applicable qualification tests, will continue in effect for subsequent taxable years.

In recent years, the IRS has issued several separate private letter rulings that confirmed certain energy infrastructure assets as real estate assets for tax purposes. The potential qualifying real estate assets in the energy infrastructure sector include electric transmission and distribution systems; and hydrocarbon gathering systems, storage, terminaling and distribution systems. We refer to such REIT-qualifying assets herein as “real property assets.” While private letter rulings provide insight into the current thinking of the IRS on tax issues, such rulings may only be relied upon by the taxpayer to whom they were issued.

We are primarily focused on acquiring and financing midstream and downstream real estate assets within the U.S. energy infrastructure sector and concurrently entering into long-term triple net participating leases with energy companies. We also may provide other types of capital, including loans secured by energy infrastructure assets. Targeted assets include pipelines, storage tanks, transmission lines and gathering systems, among others. These sale-leaseback or real property mortgage transactions provide the energy company with a source of capital that is an alternative to sources such as corporate borrowing, bond offerings, or equity offerings. We expect to receive participation features in the financial performance or value of the underlying infrastructure real property asset. The triple net lease structure requires that the tenant pay all operating expenses of the business conducted by the tenant, including real estate taxes, insurance, utilities, and expenses of maintaining the asset in good working order. We intend to acquire assets that are accretive to our stockholders and support our growth as a diversified energy infrastructure REIT. Our principal objective is to provide stockholders with an attractive risk-adjusted total return, with an emphasis on distributions and long-term distribution growth.

We are externally managed by Corridor InfraTrust Management, LLC (“Corridor”), an affiliate of Tortoise Capital Advisors, L.L.C. (“TCA”). TCA is a registered investment manager specializing in listed energy investments. Corridor is a real property asset manager with a focus on U.S. energy infrastructure real property assets and has access to certain resources of TCA while acting as our manager. We pay Corridor a management fee based on total assets under management. In aligning our strategy to focus on distributions and distribution growth, Corridor is paid an incentive fee based on increases in distributions to our stockholders. A percentage of the Corridor incentive fee is reinvested in CorEnergy. Pursuant to a Management Agreement and an Administrative Agreement, Corridor has agreed to use its reasonable best efforts to present us with suitable acquisition opportunities consistent with our investment objectives and policies and is generally responsible, subject to the supervision and review of our Board of Directors, for our day-to-day operations.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “CORR.” Our principal executive offices are located at 1100 Walnut Street, Suite 3350, Kansas City, MO 64106. Our telephone number is (816)875-3705, or toll-free (877) 699-2677, and our Web site is http://corenergy.corridortrust.com. Please note that our Web site address is provided for informational purposes only and is not intended to be a hyperlink. Accordingly, the information located on and/or accessible from our Web site is not, and shall not be deemed to be, a part of this prospectus, any accompanying prospectus supplement or any related free writing prospectus or incorporated into any filing that we make with the SEC.

DIVIDEND REINVESTMENT PLAN

If a stockholder’s common stock is registered directly with us or with a brokerage firm that participates in our Dividend Reinvestment Plan (“Plan”) through the facilities of the Depository Trust Company (“DTC”) and such stockholder’s account is coded dividend reinvestment by such brokerage firm, all distributions are automatically reinvested for stockholders by the Plan Agent, Computershare Trust Company, Inc. (the “Plan Agent”), in additional common stock (unless a stockholder is ineligible or elects otherwise).

We will use primarily newly-issued common stock to implement the Plan, whether our shares are trading at a premium or at a discount to book value. However, we reserve the right to instruct the Plan Agent to purchase shares in the open-market in connection with its obligations under the Plan. The number of shares to be issued to a stockholder shall be determined by dividing the total dollar amount of the distribution payable to such stockholder by the market price per share of our common stock at the close of regular trading on the distribution payment date. Market price per share on that date shall be the closing price for such shares or, if no sale is reported for such day, at the average of their reported bid and asked prices. If distributions are reinvested in shares purchased on the open market, then the number of shares received by a stockholder shall be determined by dividing the total dollar amount of the distribution payable to such stockholder by the weighted average price per share (including brokerage commissions and other related costs) for all shares purchased by the Plan Agent on the open-market in connection with such distribution. Such open-market purchases will be made by the Plan Agent as soon as practicable, but in no event more than 30 days after the distribution payment date, and may be made on any securities exchange where our common stock is traded, in the over-the-counter market or in negotiated transactions, on such terms as to price, delivery and otherwise as the Plan Agent shall determine. The Plan Agent may commingle stockholders’ funds to be used for any such open-market purchases, and stockholders’ uninvested funds held by the Plan Agent will not bear interest. The Plan provides that the Plan Agent shall have no liability in connection with any inability to purchase shares of our common stock within the time provided or with the timing of any purchases effected, and shall have no responsibility for the value of any shares so acquired.

The Plan Agent maintains all stockholders’ accounts in the Plan and furnishes written confirmation of each acquisition made for the participant’s account as soon as practicable, but in no event later than 60 days after the date thereof. Shares in the account of each Plan participant will be held by the Plan Agent in non-certificated form in the Plan Agent’s name or that of its nominee, and each stockholder’s proxy will include those shares purchased or received pursuant to the Plan. The Plan Agent will forward all proxy solicitation materials to participants and vote proxies for shares held pursuant to the Plan first in accordance with the instructions of the participants then with respect to any proxies not returned by such participant, in the same proportion as the Plan Agent votes the proxies returned by the participants.

There will be no brokerage charges with respect to shares issued directly by us as a result of distributions payable either in shares or in cash. However, each participant will pay a pro rata share of brokerage commissions incurred with respect to the Plan Agent’s open-market purchases in connection with the reinvestment of distributions. If a participant elects to have the Plan Agent sell part or all of his or her common stock and remit the proceeds, such participant will be charged his or her pro rata share of brokerage commissions on the shares sold plus a $15.00 transaction fee. The automatic reinvestment of distributions will not relieve participants of any federal, state or local income tax that may be payable (or required to be withheld) on such distributions. See “Material U.S. Federal Income Tax Considerations.”

Experience under the Plan may indicate that changes are desirable. Accordingly, we reserve the right to amend or terminate the Plan if in the judgment of our Board of Directors such a change is warranted. The Plan may be terminated by the Plan Agent or us upon notice in writing mailed to each participant at least 60 days prior to the effective date of the termination. Upon any termination, the Plan Agent will cause a certificate or certificates to be issued for the full shares held by each participant under the Plan and cash adjustment for any fraction of a common share at the then current market value of the common stock to be delivered to him or her. If preferred, a participant may request the sale of all of the common stock held by the Plan Agent in his or her Plan account in order to terminate participation in the Plan. If such participant elects in advance of such termination to have the Plan Agent sell part or all of his or her shares, the Plan Agent is authorized to deduct from the proceeds a $15.00 fee plus the brokerage commissions incurred for the transaction. If a participant has terminated his or her participation in the Plan but continues to have common stock registered in his or her name, he or she may re-enroll in the Plan at any time by notifying the Plan Agent in writing at the address below. The terms and conditions of the Plan may be amended by the Plan Agent or us at any time; provided, however that, except when necessary or appropriate to comply with applicable law or the rules or policies of the SEC or any other regulatory authority, any such amendment may be made only by mailing to each participant appropriate written notice at least 30 days prior to the effective date thereof. The amendment shall be deemed to be accepted by each participant unless, prior to the effective date thereof, the Plan Agent receives notice of the termination of the participant’s account under the Plan. Any such amendment may include an appointment by the Plan Agent of a successor Plan Agent, subject to the prior written approval of the successor Plan Agent by us. Additional information about the Plan may be obtained by writing to Computershare Trust Company, N.A, P.O. Box 30170, College Station, Texas 77842-3170, by contacting them by phone at (800) 426-5523, or by visiting their website at www.computershare.com/investor.

DESCRIPTION OF CAPITAL STOCK

This prospectus describes the general terms of our capital stock. For a more detailed description of these securities, you should read the applicable provisions of the Maryland General Corporation Law (“MGCL”), and our Charter (our “Charter”) and Second Amended and Restated Bylaws (“Bylaws”), each of which has been filed with the SEC. For additional information concerning the rights of holders of our capital stock and related terms and conditions, please refer to the discussion set forth herein under the heading “Certain Provisions of Our Charter and Bylaws and the Maryland General Corporation Law.” Such discussion includes a description of certain provisions of our Charter and Bylaws that could delay, defer or prevent other entities or persons from acquiring control of us, including certain restrictions on ownership and transfer that apply to our capital stock (including both common stock and preferred stock) to assist in preserving our status as a REIT.

General

Our Charter authorizes us to issue up to 110,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share. The Board of Directors may, without any action by the stockholders, amend our Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue under our Charter. Additionally, our Charter authorizes our Board of Directors, without any action by our stockholders, to classify and reclassify any unissued common stock and preferred stock into other classes or series of stock from time to time, to specify the number of our total authorized shares that will be included in any such new class or series, and to set or change (subject to the express terms of any then-outstanding class or series and to our Charter restrictions on ownership and transfer of our capital stock) the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Under the MGCL, stockholders generally are not liable for our debts or obligations.

We believe that the power of our Board of Directors to increase or decrease the number of authorized shares of stock, issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the common stock, will be available for issuance without further action by our stockholders, unless stockholder consent is required by applicable law or the rules of the New York Stock Exchange, on which our common stock is traded. Although there is no present intention of doing so, we could issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests.

The following table provides information about our outstanding capital stock as of our September 30, 2014 balance sheet date:

Title of Class	Shares Authorized	Shares Outstanding
Common Stock	100,000,000	31,644,877
Preferred Stock	10,000,000	—

Common Stock

General. Our Charter authorizes us to issue up to 100,000,000 shares of common stock, $0.001 par value per share. All common stock offered pursuant to this prospectus and any related prospectus supplement will be, upon issuance, duly authorized, fully paid and nonassessable. Unless otherwise stated in the applicable prospectus supplement and any related free writing prospectus, all outstanding common stock offered pursuant to this prospectus and any related prospectus supplement will be of the same class and will have identical rights, as described below. Subject to the preferential rights of any other outstanding class or series of stock and to the provisions of our Charter regarding the restrictions on transfer of stock, holders of shares of common stock are entitled to receive distributions if, as and when authorized by the Board of Directors and declared by us out of assets legally available for the payment of distributions. Holders of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of our Charter regarding certain restrictions on the ownership and transfer of our stock designed to assist in preserving our status as a REIT, all shares of our common stock have equal distribution, liquidation and other rights. (For a description of such restrictions, see “Certain Provisions of Our Charter and Bylaws and the Maryland General Corporation Law-Restrictions on Ownership and Transfer.”)

Distributions. As a REIT, we are required to make distributions, other than capital gain distributions, to our stockholders each year in the amount of at least 90% of our REIT taxable income. We have historically, and intend to continue, subject to the discretion of our Board of Directors, to pay quarterly distributions to our stockholders. Our Board of Directors will determine the amount of each distribution.

Because of the effect of other items, including depreciation and amortization associated with real estate investments, distributions, in whole or in part, in any period may constitute a return of capital for federal tax purposes. There is no assurance that we will continue to make regular distributions.

If a stockholder’s shares are registered directly with us or with a brokerage firm that participates in the Plan, distributions will be automatically reinvested in additional common stock under the Plan unless a stockholder elects to receive distributions in cash. If a stockholder elects to receive distributions in cash, payment will be made by check. The federal income tax treatment of distributions is the same whether they are reinvested in our shares or received in cash. See “Dividend Reinvestment Plan.”

Liquidation Rights. Common stockholders are entitled to share ratably in the assets legally available for distribution to stockholders in the event of liquidation, dissolution or winding up, after payment of or adequate provision for all known debts and liabilities, including any outstanding debt securities or other borrowings and any interest accrued thereon. These rights are subject the provisions of our Charter regarding the restrictions on transfer of stock, and also to the preferential rights of any other class or series of our stock, including the preferred stock. The rights of common stockholders upon liquidation, dissolution or winding up will be subordinated to the rights of holders of any outstanding notes or shares of preferred stock.

Voting Rights. Subject to the provisions of our Charter regarding the restrictions on transfer of stock and except as may be otherwise specified therein with respect to any class or series of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of common stockholders, including the election of directors. The presence of the holders of shares entitled to cast a majority of the votes entitled to be cast (without regard to class) shall constitute a quorum at a meeting of stockholders. The Bylaws provide that directors are elected by a plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present. There is no cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the outstanding shares of stock entitled to vote will be able to elect all of the successors of the class of directors whose terms expire at that meeting.

Market. Our common stock trades on the NYSE under the ticker symbol “CORR.” Common stock issued pursuant to this prospectus and related prospectus supplement is expected to trade on the NYSE.

Transfer Agent, Dividend Paying Agent and Dividend Reinvestment Plan Agent. Computershare Trust Company, N.A., P.O. Box 43078, Providence, Rhode Island 02940, serves as the transfer agent and registrar and Computershare, Inc. serves as the Plan Agent for our Dividend Reinvestment Plan and dividend paying agent for our common stock.

Preferred Stock

General. Our Charter authorizes the issuance of up to 10,000,000 shares of preferred stock, $0.001 par value per share, with preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption as determined by the Board of Directors. We anticipate that any preferred stock we issue will rank junior to any debt securities and senior to all common stock. All preferred stock offered pursuant to this prospectus and any related prospectus supplement will be, upon issuance, duly authorized, fully paid and nonassessable.

For any series of preferred stock that we may issue, our Board of Directors will determine, and the prospectus supplement relating to such series will describe:

•	the designation and stated value of such series;

•	the number of authorized shares and the offering price of such series of preferred stock;

•	the rate and time at which, and the preferences and conditions under which, any dividends will be paid on shares of such series, as well as whether such dividends are cumulative or non-cumulative and participating or non-participating and, if cumulative, the date from which dividends on such preferred stock shall accumulate;

•	the procedures for any auction and remarketing, if any, for shares of such series;

•	any provisions relating to convertibility or exchangeability of the shares of such series;

•	the rights and preferences, if any, of holders of shares of such series upon our liquidation, dissolution or winding up of our affairs;

•	any limitations on our ability to pay dividends or make distributions on, or acquire or redeem, other securities while shares of such series are outstanding;

•	any conditions or restrictions on our ability to issue additional shares of such series or other securities, including any limitations on issuance of any series of preferred stock ranking senior to or on a parity with such series as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•	a discussion of any material U.S. federal income tax considerations applicable to such series in addition to those described herein under the heading “Material U.S. Federal Income Tax Considerations”;

•	any other relative power, preferences and participating, optional or special rights of shares of such series, and the qualifications, limitations or restrictions thereof;

•	any optional or mandatory redemption or repurchase provisions;

•	the terms and conditions, if applicable, upon which shares of such series will be convertible into shares of our common stock or any other securities, including the conversion price (or manner of calculation thereof) and the conversion period;

•	any other provisions concerning amortization, sinking funds and/or retirement applicable to such series;

•	the transfer agent, paying agents or security registrar;

•	any listing of the shares of such series on any securities exchange;

•	any voting rights of the preferred stock;

•	in addition to those limitations described elsewhere in this prospectus and any prospectus supplement, any other limitations on actual and constructive ownership and restrictions on transfer of such preferred stock, in each case as may be appropriate to preserve our status as a REIT; and

•	any other terms of the preferred stock.

Book-Entry, Delivery and Form. Unless otherwise indicated in the related prospectus supplement, preferred stock will be issued in book-entry form and will be represented by one or more share certificates in registered global form. The global certificates will be held by DTC and registered in the name of Cede & Co., as nominee of DTC. DTC will maintain the certificates in specified denominations per share through its book-entry facilities.

We may treat the persons in whose names any global certificates are registered as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Therefore, so long as DTC or its nominee is the registered owner of the global certificates, DTC or such nominee will be considered the sole holder of outstanding preferred stock.

A global certificate may not be transferred except as a whole by DTC, its successors or their respective nominees, subject to the provisions restricting transfers of shares contained in our Charter, including the relevant articles supplementary.

CERTAIN PROVISIONS OF OUR CHARTER AND BYLAWS AND

THE MARYLAND GENERAL CORPORATION LAW

The following description of certain provisions of our Charter and Bylaws and Maryland law is only a summary. For a complete description, please refer to the MGCL and our Charter and Bylaws, a copy of which are obtainable upon request. See “Additional Information” herein for information on how to obtain copies of information we have or will file with the SEC, which includes copies of our Charter and Bylaws.

Certain of the provisions of our Charter and Bylaws, and of the MGCL, that are summarized below could delay, defer or prevent other entities or persons from acquiring control of us, causing us to engage in certain transactions or modifying our structure, including certain restrictions on ownership and transfer that apply to our capital stock to assist in preserving our status as a REIT. These provisions may be regarded as “anti-takeover” provisions. Such provisions could limit the ability of stockholders to sell their shares at a premium over the then-current market prices by discouraging a third party from seeking to obtain control of us.

Number and Classification of our Board of Directors; Election of Directors

Our Charter and Bylaws provide that the number of directors may be established only by our Board of Directors pursuant to the Bylaws, but may not be less than the minimum required by the MGCL, which is one. Our Bylaws provide that the number of directors may not be greater than nine. Pursuant to our Charter, our Board of Directors is divided into three classes: Class I, Class II and Class III. The term of each class of directors expires in a different successive year. Upon the expiration of their term, directors of each class are elected to serve until the third annual meeting following their election and until their successors are duly elected and qualify. Each year, only one class of directors is elected by the stockholders. The classification of our Board of Directors should help to assure the continuity and stability of our strategies and policies as determined by our Board of Directors.

Our classified board provision could have the effect of making the replacement of incumbent directors more time-consuming and difficult. At least two annual meetings of our stockholders, instead of one, will generally be required to effect a change in a majority of our Board of Directors. Thus, the classification of our Board of Directors may delay, defer or prevent a change in control of the Board of Directors, even though a change in control might be in the best interests of our stockholders.

Subtitle 8 Provisions; Vacancies on Board of Directors; Removal of Directors

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any of:

•	a classified board,

•	a two-thirds vote requirement for removing a director,

•	a requirement that the number of directors be fixed only by vote of the directors,

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred, or

•	a majority requirement for the calling of a special meeting of stockholders.

Our Charter provides that we have elected to be subject to the provision of Subtitle 8 regarding the filling of vacancies on the Board of Directors. Accordingly, except as may be provided by the Board of Directors in setting the terms of any class or series of preferred stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies. Through provisions in our Charter and Bylaws unrelated to Subtitle 8, we already have a Board of Directors that is divided into three classes and vest in the Board the exclusive power to fix the number of directorships as described above, and require, unless called by the Chairman of our Board of Directors, our President or Chief Executive Officer or our Board of Directors, the written request of stockholders entitled to cast not less than a majority of all votes entitled to be cast at such meeting to call a special meeting.

Our Charter also provides that, subject to the rights of holders of one or more classes or series of our preferred stock, a director may be removed only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of our directors. This provision, when coupled with the provisions in our Charter and Bylaws regarding the filling of vacancies on the Board of Directors, precludes our stockholders from removing incumbent directors, except for cause and by a substantial affirmative vote, and filling the vacancies created by the removal with nominees of our stockholders.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

A Maryland corporation generally cannot dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our Charter generally provides for approval of Charter amendments requiring stockholder approval and extraordinary transactions, once they have been declared advisable by the Board of Directors, by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter.

Our Charter and Bylaws provide that the Board of Directors will have the exclusive power to make, alter, amend or repeal any provision of our Bylaws.

Advance Notice of Director Nominations and New Business

Our Bylaws provide that with respect to an annual meeting of our stockholders, nominations of persons for election to our Board of Directors and the proposal of business to be considered by our stockholders may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our Board of Directors; or

•	by a stockholder who was a stockholder of record both at the time of giving notice and at the time of the meeting and who is entitled to vote at the meeting and who has complied with the advance notice procedures of the Bylaws.

With respect to special meetings of our stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to our Board of Directors at a special meeting may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our Board of Directors; or

•	provided that our Board of Directors has determined that directors will be elected at the meeting, by a stockholder who was a stockholder of record both at the time of giving notice and at the time of the meeting and who is entitled to vote at the meeting and who has complied with the advance notice provisions of our Bylaws.

Preemptive and Appraisal Rights

Our Charter provides that, except as may be provided otherwise by the Board of Directors in setting the terms of any classified or reclassified series of our capital stock as described above under “Description of Capital Stock,” or as may otherwise be provided by contract, no holder of shares of our common stock or preferred stock shall have any preemptive right to purchase or subscribe for any additional shares of our capital stock or any other security that we may issue. Our Charter also provides that no holder of our capital stock will be entitled to exercise the rights of an objecting stockholder under Title 3, Subtitle 2 of the MGCL, or any successor statute, unless the Board of Directors determines by majority vote that such rights shall apply, with respect to all or any portion of any class or series of stock, with regard to a particular transaction or all transactions occurring after the date of such determination. To date, our Board of Directors has made no such determination.

Limitation of Liability of Directors and Officers; Indemnification and Advance of Expenses

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our Charter contains such a provision, which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Our Charter authorizes us, and our Bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer, or

•	any individual who, while a director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise, who, in either case, is made, or threatened to be made, a party to the proceeding by reason of his or her service in any such capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity. Our Charter and Bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and any employee or agent of our Company or a predecessor of our Company.

The MGCL requires a corporation (unless its charter provides otherwise, which our Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and

(1) was committed in bad faith or

(2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Both our Charter and our Bylaws provide that neither the amendment nor repeal of any of the provisions concerning indemnification and advancement of expenses described above, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with such provisions, shall apply to or affect the applicability of any of such provisions to any act or failure to act which occurred prior to such amendment, repeal or adoption. These provisions do not limit or eliminate our rights or the rights of any of our stockholders to seek nonmonetary relief such as an injunction or rescission in the event any of our directors or officers breaches his or her duties.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Control Share Acquisitions

The Maryland Control Share Acquisition Act (the “Control Share Act”), provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to those shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by a person who makes a proposal to make a control share acquisition (the “acquiring person”), and by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. “Control shares” are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiring person or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

The requisite stockholder approval must be obtained each time an acquiring person crosses one of the thresholds of voting power set forth above. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the Board of Directors of the corporation to call a special meeting of stockholders, which generally must be held within 50 days of demand, to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiring person or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiring person becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiring person in the control share acquisition.

The Control Share Act does not apply (i) to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction or (ii) to acquisitions approved or exempted by our Charter or Bylaws.

Our Bylaws contain a provision exempting from the Control Share Act any and all acquisitions by any person of our shares of stock. We cannot provide you any assurance that our Board of Directors will not amend or eliminate this provision at any time in the future.

Business Combinations

The Maryland Business Combination Act (the “Business Combination Act”), provides that “business combinations” between a Maryland corporation and an “interested stockholder” or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These covered “business combinations” include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An “interested stockholder” is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an “interested stockholder” under this statute if our Board of Directors approved in advance the transaction by which such stockholder otherwise would have become an interested stockholder. However, in approving a transaction, the Board of Directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the Board.

After the five-year prohibition, any business combination between a covered Maryland corporation and an interested stockholder generally must be recommended by the Board of Directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom, or with whose affiliate, the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the Business Combination Act, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the Board of Directors before the time that the interested stockholder becomes an interested stockholder. Our Board of Directors has adopted a resolution exempting any business combination between us and any other person from the provisions of the Business Combination Act, provided that the business combination is first approved by our Board of Directors. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or our Board of Directors does not otherwise approve a business combination, the Business Combination Act may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year and shares must be beneficially owned by 100 or more persons at least 335 days of a taxable year of twelve months (or during a proportionate part of a shorter taxable year). In addition, certain percentages of our gross income must be from particular activities.

In order to assist our Board of Directors in preserving our status as a REIT by complying with the ownership concentration limits described above, among other purposes, our Charter generally prohibits any person (subject to certain exceptions described below) from actually or constructively owning more than:

•	9.8% of our common stock by value or by number of shares, whichever is more restrictive (the “Common Stock Ownership Limit”); or

•	9.8% of our outstanding capital stock (which includes our common stock and preferred stock) by value (the “Aggregate Stock Ownership Limit”).

Our Charter also prohibits any person from:

•	beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT; and

•	making any transfer of shares of our capital stock that, if effective, would result in our being beneficially owned by fewer than 100 persons (as determined under Section 856(a)(5) of the Code).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership is required to give notice immediately to us (or, in the case of a proposed or attempted transaction, to provide us with at least 15 days prior written notice) and, in either case, to provide us with such other information as we may request in order to determine the effect of such transfers or ownership on our status as a REIT.

Our Board of Directors, in its sole discretion, may exempt a person (prospectively or retroactively) from the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit described above, and may establish or increase a different limit (which our Charter defines as the “Excepted Holder Limit”) applicable to such person. However, our Board of Directors may not grant such an exemption and establish an Excepted Holder Limit for any person unless our Board of Directors obtains from any such person certain representations, undertakings and agreements prescribed in our Charter in order to prevent the granting any such exemption from having an adverse effect on our status as a REIT. Further, as a condition of granting any such exception, our Board of Directors may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to our Board of Directors, in its sole discretion, as it may deem advisable in order to determine or ensure our status as a REIT. Notwithstanding the receipt of any such ruling or opinion, our Board of Directors also may impose such additional conditions or restrictions as it deems appropriate in connection with granting any such exception.

In connection with a waiver of the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit or at any other time, our Board of Directors may increase or decrease the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit, except that a decreased ownership limit will not be effective for any person whose ownership of our stock exceeds the decreased ownership limit at the time of the decrease until the person’s ownership of our stock equals or falls below the decreased ownership limit, although any further acquisition of our stock will violate the decreased ownership limit. Our Board of Directors may not increase or decrease the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit if the new ownership limit would allow five or fewer persons to actually or beneficially own more than 49.9% in value of our outstanding stock or could cause us to be “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT.

Any attempted transfer of our shares of capital stock which, if effective, would result in any person beneficially or constructively owning shares in excess, or in violation, of the transfer or ownership limitations described above (including any applicable Excepted Holder Limit), then that number of shares of capital stock, the beneficial or constructive ownership of which otherwise would cause such person (referred to in our Charter as a “Prohibited Owner”) to violate the transfer or ownership limitations (rounded up to the nearest whole share), will be automatically transferred to a charitable trust for the exclusive benefit of a charitable beneficiary, and the Prohibited Owner will not acquire any rights in such shares. This automatic transfer will be considered effective as of the close of business on the business day before the violative transfer, subject to the following:

•	if a transfer to a charitable trust, as described above, would be ineffective for any reason to prevent a violation of the restrictions described above, the transfer that would have resulted in such violation will be void ab initio, and the proposed transferee shall acquire no rights in such shares; and

•	any transfer that results in the violation of the restriction relating to our shares of capital stock being beneficially owned by fewer than 100 persons will be void ab initio, and the intended transferee shall acquire no rights in such shares.

Shares held in the charitable trust will continue to constitute issued and outstanding shares of our capital stock. The Prohibited Owner will not benefit economically from ownership of any shares held in the charitable trust, will have no rights to dividends or other distributions and will not possess any rights to vote or other rights attributable to the shares of capital stock held in the charitable trust. The trustee of the charitable trust will be appointed by us and must be unaffiliated with us or any Prohibited Owner and will have all voting rights and rights to dividends or other distributions with respect to shares of capital stock held in the charitable trust, and these rights will be exercised for the exclusive benefit of the trust’s charitable beneficiary. Any dividend or other distribution paid before our discovery that shares of capital stock have been transferred to the trustee are required by our Charter to be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution so paid to the trustee is required to be held in trust for the trust’s charitable beneficiary. Subject to Maryland law, effective as of the date that such shares of stock have been transferred to the trustee, the trustee, in its sole discretion, will have the authority, subject to the Company not having already taken irreversible corporate action on the basis of any such vote, to:

•	rescind as void any vote cast by a Prohibited Owner prior to our discovery that such shares have been transferred to the trustee; and

•	recast such vote in accordance with the desires of the trustee acting for the benefit of the trust’s beneficiary.

Within 20 days of receiving notice from us that shares of capital stock have been transferred to the charitable trust, and unless we buy the shares first as described below, the trustee will sell the shares held in the charitable trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations in our Charter. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the Prohibited Owner and to the charitable beneficiary. The Prohibited Owner will receive the lesser of:

•

the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (for example, in the case of a gift or devise), the market price of the shares on the day of the event causing the shares to be held in the charitable trust; and

•	the price per share received by the trustee from the sale or other disposition of the shares held in the charitable trust (less any commission and other expenses of a sale).

The trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions paid to the Prohibited Owner and owed by the Prohibited Owner to the trustee. Any net sale proceeds in excess of the amount payable to the Prohibited Owner will be paid immediately to the charitable beneficiary. If, before our discovery that shares of stock have been transferred to the charitable trust, such shares are sold by a Prohibited Owner, then:

•	such shares will be deemed to have been sold on behalf of the charitable trust; and

•	to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that the Prohibited Owner was entitled to receive as described above, the excess must be paid to the trustee upon demand.

In addition, shares of stock held in the charitable trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a gift or devise, the market price at the time of the gift or devise); and

•	the market price on the date we, or our designee, accept such offer.

We may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions paid to the Prohibited Owner and owed by the Prohibited Owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We will have the right to accept such deemed offer until the trustee has sold the shares of capital stock held in the charitable trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the Prohibited Owner and any dividends or other distributions held by the trustee will be paid to the charitable beneficiary.

All certificated shares of our capital stock will bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of our capital stock, within 30 days after the end of each taxable year, is required to give us written notice, stating such person’s name and address, the number of shares of each class and series of our capital stock beneficially owned by such owner and a description of the manner in which the shares are held. Each such owner must also provide us with such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the restrictions on ownership and transfer of our shares. In addition, each stockholder will upon demand be required to provide us with such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Our Charter generally provides that an underwriter which participates in a public offering or private placement of shares of our capital stock (or securities convertible into or exchangeable for capital stock) may beneficially or constructively own shares in excess of the Aggregate Stock Ownership Limit and/or the Common Stock Ownership Limit described above, but only to the extent necessary to facilitate such public offering or private placement.

These ownership limitations could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock, or might otherwise be in the best interest of our stockholders. The foregoing restrictions on transferability and ownership will not apply if our Board of Directors determines that it is no longer on our best interest to attempt to qualify, or continue to qualify, as a REIT, or that compliance with such restrictions is no longer necessary in order for us to qualify as a REIT.

REIT Qualification

Our Charter provides that, while our Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve our status as a REIT, our Board also may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

DESCRIPTION OF DEPOSITARY SHARES

General

We may issue depositary shares, each of which will represent a fractional interest of a share of a particular class or series of our preferred stock, as specified in the applicable prospectus supplement and any related free writing prospectus. Shares of a class or series of preferred stock represented by depositary shares will be deposited under a separate deposit agreement among us, the depositary named therein and the holders from time to time of the depositary receipts issued by the preferred stock depositary which will evidence the depositary shares. Subject to the terms of the applicable deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular class or series of preferred stock represented by the depositary shares evidenced by that depositary receipt, to all the rights and preferences of the class or series of preferred stock represented by those depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following the issuance and delivery of a class or series of preferred stock by us to the preferred stock depositary, we will cause the preferred stock depositary to issue, on our behalf, the depositary receipts.

The particular terms of any deposit agreement will be described in an applicable prospectus supplement and any related free writing prospectus, together with a description of the terms of the related depositary shares and underlying class or series of preferred stock offered thereby. Such description will include, to the extent applicable to the underlying series of preferred stock, each of the matters specified above in the section captioned “Description of Capital Stock—Preferred Stock.”

DESCRIPTION OF DEBT SECURITIES

General

Under Maryland law and our Charter, we may borrow money, without prior approval of holders of common and preferred stock. We may issue debt securities, or other evidence of indebtedness (including bank borrowings or commercial paper) and may secure any such notes or borrowings by mortgaging, pledging or otherwise subjecting as security our assets to the extent permitted by any rating agency guidelines. Any borrowings will rank senior to the preferred stock and the common stock.

The following description, together with the additional information we include in any applicable prospectus supplement and any related free writing prospectus, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will generally apply to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement and any related free writing prospectus. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below.

We will issue any senior notes under the senior indenture which we will enter into with the trustee named in the senior indenture. We will issue any subordinated notes under the subordinated indenture which we will enter into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement of which this prospectus is a part. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture.

The indentures will be qualified under the Trust Indenture Act of 1939. We use the term “trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture, including any supplemental indenture, applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplement and any related free writing prospectus related to the debt securities that we sell under this prospectus, as well as the complete indentures, including any supplemental indentures that contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

The indentures do not limit the aggregate principal amount of debt securities that may be issued thereunder. The debt securities may be issued from time to time in one or more series. A prospectus supplement relating to a series of debt securities will include specific terms relating to the offering including the following:

•	the form and title of the security;

•	the aggregate principal amount of the securities, and, if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount of such debt securities that may be issued;

•	the trustees, transfer agent, paying agents or security registrar for any series of debt securities;

•	whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

•	the interest rate of the securities, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	the maturity dates of the securities;

•	the principal amount due at maturity, the portion of the principal amount of the debt securities of the series which will be payable upon acceleration if other than the full principal amount, and whether such debt securities will be issued with any original issue discount;

•	whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•	whether such debt securities will be secured or unsecured, and the terms of any secured debt;

•	the provisions relating to any guarantee (or limited guarantee) of any series of debt securities;

•	the terms of the subordination applicable to any series of subordinated debt securities;

•	the place or places where (i) payments on such debt securities will be payable, (ii) debt securities of each series may be surrendered for registration of transfer and exchange and (iii) notices to or demands up on us or the trustee with respect to debt securities of any series may be served, if other than the corporate trust office of the trustee;

•	any restrictions on the transfer, sale or other assignment of such debt securities;

•	our right, if any, to defer payment of interest on such debt securities, and the maximum length of any such deferral period;

•	the date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

•	information describing any book-entry features for such series of debt securities;

•	any provisions concerning conversion, amortization, sinking funds and/or retirement of such debt securities;

•	any rights upon liquidation;

•	a discussion of any material U.S. federal income tax considerations applicable to such debt securities in addition to those described herein under the heading “Material U.S. Federal Income Tax Considerations”;

•	if applicable, the procedures for any auction and remarketing of such debt securities;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•	if other than U.S. dollars, the currency in which such series of debt securities will be denominated; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, such debt securities, including any restrictive covenants or events of default provided with respect to such debt securities that are in addition to those described in this prospectus, and any terms which may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of such debt securities.

One or more series of any such debt securities may be issued as discounted debt securities (bearing no interest or interest at a rate which at the time of issuance is below market rates), to be sold at a substantial discount below their stated principal amount. Material United States federal income tax consequences and other special considerations applicable to any such discounted debt securities will be described in the prospectus supplement relating thereto.

Interest

The prospectus supplement will describe the interest payment provisions relating to any debt securities. Interest on debt securities shall be payable when due as described in the related prospectus supplement. If we do not pay interest when due, it may trigger an event of default and we may be restricted from declaring dividends and making other distributions with respect to our common stock and preferred stock.

Conversion or Exchange Rights

We will set forth in the applicable prospectus supplement the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock or other securities, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of our securities that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.

Consolidation, Merger or Sale

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor of ours or acquiror of such assets must assume all of our obligations under the indentures and the debt securities.

If the debt securities are convertible into our other securities, any person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities similar to the debt securities which the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indentures

Unless stated otherwise in the prospectus supplement or any related free writing prospectus related to a series of debt securities, it is anticipated that any one of the following events will constitute an “event of default” for that series:

•	default in the payment of any interest upon a series of debt securities when it becomes due and payable and the continuance of such default for 30 days and the time for payment has not been extended or deferred;

•	if we fail to pay, when due and payable, the principal of, or premium on, if any, or any payment required by any sinking or analogous fund established with respect to the debt securities of any series, and the time for payment has not been extended or delayed;

•	if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant solely for the benefit of another series of debt securities, and our failure continues for 90 days after we receive written notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable securities; or

•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal or, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each series of debt securities then outstanding shall be due and payable without any notice or other action on the part of the trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the applicable indenture.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act of 1939, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the trustee, to institute the proceeding as trustee; and

•	the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions, within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the trustee regarding our compliance with the covenants in the indentures.

Modification of Indentures; Waiver

We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, omission, defect or inconsistency in the indenture;

•	to comply with the provisions described above under “Consolidation, Merger or Sale”;

•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act of 1939;

•	to evidence and provide for the acceptance of appointment by a successor trustee;

•	to provide for uncertificated debt securities;

•	to add any additional events of default;

•	to provide for the issuance of and establish the form and terms and conditions of any series of debt securities as provided in an indenture, to establish the form of any certifications required to be furnished pursuant to an indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•	to add to, change or eliminate any of the provisions of an indenture in respect of one or more series of debt securities; provided, however, that any such addition, change or elimination not otherwise permitted without the consent of any security holders as described herein shall (i) neither (A) apply to any debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (B) modify the rights of the holder of any such debt security with respect to such provision or (ii) become effective only when there is no such debt security outstanding;

•	to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default, or to surrender any of our rights or powers under the indenture; or

•	to make any other provisions with respect to matters or questions arising under an indenture, provided that such action shall not adversely affect the interests of holders or any related coupons in any material respect.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•	changing the stated fixed maturity of, or any payment date of any installment of interest on, the debt securities;

•	reducing the principal amount, reducing the rate of interest on, or reducing any premium payable upon the redemption of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any supplemental indenture.

Defeasance and Discharge

The indentures provide that we may elect, with respect to the debt securities of any series to terminate (and be deemed to have satisfied) any and all obligations in respect of such debt securities, except for certain obligations:

•	to register the transfer or exchange of debt securities;

•	to replace stolen, lost or mutilated debt securities;

•	to maintain paying agencies and hold monies for payment in trust, and;

•	if so specified with respect to the debt securities of a certain series, to pay the principal of (and premium, if any) and interest, if any, on such specified debt securities,

on the 91st day after the deposit with the trustee, in trust, of money and/or U.S. government obligations which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal (and premium, if any (and interest, if any)), on and any mandatory sinking fund payments in respect of such debt securities on the stated maturity of such payments in accordance with the terms of the Indenture and such debt securities; provided that no event of default or event which with the giving of notice or lapse of time or both would become an event of default with respect to such securities shall have occurred and be continuing on the date of such deposit or at any time during the period ending on the 91st day after such date.

Such a trust may be established only if, among other things, we have delivered to the trustee an opinion of counsel (who may be counsel to us) to the effect that, based upon applicable U.S. federal income tax law or a ruling published by the U.S. Internal Revenue Service (which opinion must be based on a change in applicable U.S. federal income tax law after the date of the indenture or a ruling published by the U.S. Internal Revenue Service after the date of the indenture), such a defeasance and discharge will not be deemed, or result in, a taxable event with respect to holders of such debt securities. The designation of such provisions, U.S. federal income tax consequences and other considerations applicable thereto will be described in the prospectus supplement relating thereto. If so specified with respect to the debt securities of a series, such a trust may be established only if establishment of the trust would not cause the debt securities of any such series listed on any nationally recognized securities exchange to be de-listed as a result thereof.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement and any related free writing prospectus, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of any series being redeemed in part during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the date of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Repurchases on the Open Market

The Company or any affiliate of the Company may at any time, or from time to time, repurchase any debt security in the open market or otherwise. Such debt securities may, at the option of the Company or the relevant affiliate of the Company, be held, resold or surrendered to the trustee for cancellation.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement and any related free writing prospectus, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of, and any premium and interest on, the debt securities of a particular series at the office of the paying agents designated by us, except that, unless we otherwise indicate in the applicable prospectus supplement, we may make payments of principal or interest by check which we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement, we will designate an office or agency of the trustee in the City of New York as our paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable (or such other shorter period set forth in any applicable escheat or abandoned or unclaimed property law) will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement.

Voting Rights

Debt securities have no voting rights, except to the extent required by law or as otherwise provided in the indentures.

DESCRIPTION OF SUBSCRIPTION RIGHTS

General

We may issue subscription or other rights to our security holders or others to purchase our securities. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with a subscription rights offering to our existing security holders, we would distribute any certificates evidencing the subscription rights and a prospectus supplement to such security holders on the record date that we set for receiving subscription rights in such subscription rights offering.

The applicable prospectus supplement, and any related free writing prospectus, would describe terms of the subscription rights, including the following:

•	the period of time the offering would remain open;

•	the title of such subscription rights;

•	the exercise price for such subscription rights (or method of calculation thereof);

•	the ratio of the offering;

•	the number of such subscription rights to be issued;

•	the extent to which such subscription rights are transferable;

•	a discussion of any material U.S. federal income tax considerations applicable to the issuance or exercise of such subscription rights in addition to those described herein under the heading “Material U.S. Federal Income Tax Considerations”;

•	the date on which the right to exercise such subscription rights shall commence, and the date on which such rights shall expire (subject to any extension);

•	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities and the terms of such over-subscription privilege;

•	any termination right we may have in connection with such subscription rights offering;

•	if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the subscription rights offering subject to applicable law; and

•	any other terms of such subscription rights, including exercise, settlement and other procedures and limitations relating to the transfer and exercise of such subscription rights.

Exercise of Subscription Rights

Each subscription right would entitle the holder of the subscription right to purchase for cash such amount of securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement and any related free writing prospectus relating to the subscription rights offered thereby. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights would become void.

Subscription rights may be exercised as set forth in the prospectus supplement and any related free writing prospectus relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement we will forward, as soon as practicable, the securities purchasable upon such exercise. To the extent permissible under applicable law, we may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, as set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase shares of our common stock, preferred stock (or depository shares representing a fractional interest therein) and/or debt securities. Such warrants may be issued independently or together with any other securities offered by us in any prospectus supplement and any related free writing prospectus, and may be attached to or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with holders or beneficial owners of warrants.

The applicable prospectus supplement and any related free writing prospectus will describe the particular terms of any series of warrants we may issue, including the following:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at which and the currency or currencies, including composite currencies, in which this principal amount of debt securities may be purchased upon such exercise;

•	in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon exercise of one warrant and the price at which and the currency or currencies, including composite currencies, in which these shares may be purchased upon such exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right will expire;

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	a description of the terms of the underlying securities issuable upon exercise of the warrants, to the extent not already set forth in this prospectus or in the applicable prospectus supplement;

•	the rights ,if any, we have to redeem the warrants;

•	the terms, if any, on which we may accelerate the date by which the warrants must be exercised;

•	a discussion of any material U.S. federal income tax considerations applicable to the issuance or exercise of such warrants in addition to those described herein under the heading “Material U.S. Federal Income Tax Considerations”; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

Prior to exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including, in the case of warrants to purchase debt securities, the right to receive principal, premium, if any, or interest payments, on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture or, in the case of warrants to purchase common stock or preferred stock, the right to receive distributions or dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights.

The preceding summary, as well as the more detailed summaries of certain provisions of any offered warrants and the associated warrant agreements that will be contained in the applicable prospectus supplement and any related free writing prospectus, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the warrant agreement and the warrant certificates relating to any such offered series of warrants, which we will file with the SEC and incorporate by reference as an exhibit to the registration statement of which this prospectus is a part at or prior to the time of the issuance of any series of warrants.

Please refer to the sections captioned “Description of Capital Stock—Common Stock,” “Description of Capital Stock—Preferred Stock,” “Description of Depositary Shares” and “Description of Debt Securities” above for a general description of the shares of common stock, shares of preferred stock, depositary shares representing fractional interests in shares of preferred stock and debt securities, respectively, that may be acquired upon the exercise of one or more series of warrants, including a description of certain restrictions on the ownership of our common stock and preferred stock designed to preserve our status as a REIT.

DESCRIPTION OF UNITS

General

We may issue securities in units, each consisting of two or more types of securities, in any combination. For example, we might issue units consisting of a combination of debt securities and warrants to purchase common stock. The holder of a unit will have the rights and obligations of a holder of each included security. If we issue units, the prospectus supplement and any related free writing prospectus relating to the units will contain the information described above with regard to each of the securities that is a component of the units. In addition, the prospectus supplement and any related free writing prospectus relating to units will describe the terms of any units we issue, including as applicable:

•	the title of any series of units;

•	the date, if any, on and after which the securities comprising such units may be transferable separately, and any other terms and conditions applicable to such transfers;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units, including information with respect to any applicable book-entry procedures;

•	whether we will apply to have such units traded on any securities exchange or securities quotation system;

•	any material United States federal income tax consequences applicable to such units in addition to those described herein under the heading “Material U.S. Federal Income Tax Considerations,” including how, for United States federal income tax purposes, the purchase price paid for the units is to be allocated among the component securities; and

•	any other material terms and conditions relating to the units or to the securities included in each unit.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the current material U.S. federal income tax considerations relating to our company, our election to be taxed as a REIT and the purchase, ownership or disposition of our securities offered pursuant to this prospectus. Supplemental U.S. federal income tax considerations relevant to the ownership of certain securities offered by this prospectus may be provided in the prospectus supplement that relates to those securities. For purposes of this discussion, references to “we,” “our” and “us” mean only CorEnergy Infrastructure Trust, Inc., and not its subsidiaries, except as otherwise indicated. This summary is for general information only and is not intended as individual tax advice. The information in this summary is based on:

•	the Code;

•	current, temporary and proposed Treasury regulations promulgated under the Code;

•	the legislative history of the Code;

•	current administrative interpretations and practices of the IRS; and

•	court decisions;

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. The sections of the Code and the corresponding Treasury Regulations that relate to qualification and taxation as a REIT are highly technical and complex. The following discussion sets forth certain material aspects of the sections of the Code that govern the federal income tax treatment of a REIT and holders of its capital stock. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated under the Code, and administrative and judicial interpretations thereof. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any such change could apply retroactively to transactions preceding the date of the change. We have not requested and do not intend to request a ruling from the IRS that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS.

This summary does not discuss any state, local or non-U.S. tax consequences associated with the purchase, ownership, or disposition of our capital stock or our election to be taxed as a REIT. You are urged to consult your tax advisors regarding the tax consequences to you of:

•	the acquisition, ownership and sale or other disposition of our capital stock, including the United States federal, state, local, foreign and other tax consequences;

•	our election to be taxed as a REIT for United States federal income tax purposes; and

•	potential changes in the applicable tax laws.

Tax matters are very complicated and the tax consequences to a U.S. person or a Non-U.S. person of an investment in our securities will depend on the facts of his, her or its particular situation. We encourage investors to consult their own tax advisers regarding the specific consequences of such an investment, including tax reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any possible changes in the tax laws.

Federal Income Taxation of Our Company

We have elected to be taxed as a REIT under Sections 856 through 860 of the Code and applicable Treasury Regulations, which set forth the requirements for qualifying as a REIT, commencing with our taxable year beginning January 1, 2013. We believe that we have been organized and operated in a manner so as to qualify for taxation as a REIT under the Code and we intend to continue to operate in such a manner. No assurance, however, can be given that we in fact have qualified or will remain qualified as a REIT. See “—Failure to Qualify”.

Husch Blackwell LLP has rendered an opinion to us to the effect that, commencing with our taxable year ended December 31, 2013 and through our taxable year ended December 31, 2014, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion was based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one or more of our officers. In addition, this opinion was based upon our factual representations set forth in this prospectus. Moreover, our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, which are discussed below, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Husch Blackwell LLP. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy those requirements. Further, the anticipated federal income tax treatment described in this discussion may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. Husch Blackwell LLP has no obligation to update its opinion subsequent to the date of such opinion.

The Husch Blackwell LLP opinion, and the information in this section, is based on the Code, current, temporary and proposed Treasury Regulations, the Code legislative history, current IRS administrative interpretations and practices, and court decisions. The reference to IRS interpretations and practices includes IRS practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this prospectus. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law, or adversely affect existing interpretations of existing law, on which the opinion and the information in this section are based. Any change of this kind could apply retroactively to transactions preceding the date of the change. Moreover, opinions of counsel merely represent counsel’s best judgment with respect to the probable outcome on the merits and are not binding on the IRS or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinion, or the statements made in the following discussion, will not be challenged by the IRS or will be sustained by a court if so challenged.

The remainder of this section discusses U.S. Federal income tax consequences to the Company and to our shareholders as a result of our election to be taxed as a REIT.

For as long as we qualify for taxation as a REIT, we generally will not be subject to Federal corporate income taxes on net income that we currently distribute to stockholders. This treatment substantially eliminates the “double taxation” (at the corporate and security holder levels) that generally results from investment in a “C” corporation. A “C” corporation is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. Notwithstanding a REIT election, however, we will be subject to Federal income tax in the following circumstances:

•	First, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains, provided, however, that properly designated undistributed capital gains will effectively avoid taxation at the shareholder level.

•	Second, under certain circumstances, we may be subject to the “alternative minimum tax” on any items of tax preference and alternative minimum tax adjustments.

•

Third, if we have (i) net income from the sale or other disposition of “foreclosure property” (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property)

that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income.

•	Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax on prohibited transactions.

•	Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a tax in an amount equal to the greater of either (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (ii) the amount by which 95% of our gross income exceeds the amount of our income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability.

•	Sixth, if we should fail to satisfy any of the asset tests (as discussed below) for a particular quarter and do not qualify for certain de minimis exceptions but have nonetheless maintained our qualification as a REIT because certain other requirements are met, we will be subject to a tax equal to the greater of (i) $50,000 or (ii) the amount determined by multiplying the highest corporate tax rate by the net income generated by the nonqualifying assets that caused us to fail such test.

•	Seventh, if we fail to satisfy REIT requirements (other than the income or asset tests) and the violation is due to reasonable cause and not due to willful neglect, we maintain our REIT status but we must pay a penalty of $50,000 for each such failure.

•	Eighth, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain net income for such year (for this purpose such term includes capital gains which we elect to retain but which we report as distributed to our stockholders. See “Annual Distribution Requirements” below); and (iii) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

•	Ninth, we would be subject to a 100% penalty tax on amounts received (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants and a taxable REIT subsidiary were not comparable to similar arrangements among unrelated parties.

•	Tenth, we will be subject to a corporate level tax on certain built-in gains if such assets are sold during the 10 year period following conversion. Built-in gain assets are assets whose fair market value exceeds the REIT’s adjusted tax basis at the time of conversion or the asset was acquired from a C corporation and our initial tax basis in the asset is less than the fair market value of that asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation. Treasury Regulations exclude from the application of this built-in gains tax any gain from the sale of property we acquire in an exchange under Section 1031 (a like-kind exchange) or 1033 (an involuntary conversion) of the Code.

•	Eleventh, our subsidiaries that are C corporations, including our “taxable REIT subsidiaries,” generally will be required to pay federal corporate income tax on their earnings.

•	Twelfth, we may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the basis of the stockholder in our capital stock.

Requirements for Qualification as a REIT

The Code defines a REIT as a corporation, trust or association:

(i.)	that is managed by one or more trustees or directors;

(ii.)	that issues transferable shares or transferable certificates of beneficial interest to evidence its beneficial ownership;

(iii.)	that would be taxable as a domestic corporation but for Code Sections 856 through 860;

(iv.)	that is not a financial institution or an insurance company within the meaning of the Code;

(v.)	that is beneficially owned by 100 or more persons;

(vi.)	not more than 50% in value of the outstanding capital stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year after applying certain attribution rules;

(vii.)	that makes an election to be treated as a REIT for the current taxable year or has made an election for a previous taxable year which has not been terminated or revoked; and

(viii.)	which meets certain other tests, described below, regarding the nature of its income and assets.

The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Condition (vi) must be met during the last half of each taxable year. For purposes of determining stock ownership under condition (vi), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (vi). The Company should satisfy conditions (v) and (vi) based upon existing ownership. If we fail to satisfy these stock ownership requirements, we will fail to qualify as a REIT.

We believe that we have been organized, have operated and have issued sufficient shares of stock with sufficient diversity of ownership to allow us to satisfy conditions (i) through (viii), inclusive, during the relevant time periods. In addition, our Charter provides for restrictions regarding ownership and transfer of our shares which are intended to assist us in continuing to satisfy the share ownership requirements described in conditions (v) and (vi) above. See “Certain Provisions of Our Charter and Bylaws and the Maryland General Corporation Law—Restrictions on Ownership and Transfer.” These restrictions, however, do not ensure that we have previously satisfied, and may not ensure that we will, in all cases, be able to continue to satisfy, the share ownership requirements described in conditions (v) and (vi) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (vi) above, we will be treated as having met this requirement. See “—Failure to Qualify”.

In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year and we comply with the recordkeeping requirements of the Code and the Treasury Regulations promulgated thereunder. We have and will continue to have a calendar taxable year.

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries

In the case of a REIT that is a partner in a partnership or a member in a limited liability company treated as a partnership for federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, subject to special rules relating to the 10% asset test described below. Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of any partnership or limited liability company treated as a partnership or disregarded entity for federal income tax purposes, including such partnership’s or limited liability company’s share of these items of any partnership or limited liability company treated as a partnership or disregarded entity for federal income tax purposes in which it owns an interest, would be treated as our assets and items of income for purposes of applying the requirements described in this discussion, including the gross income and asset tests described below. A brief summary of the rules governing the federal income taxation of partnerships and limited liability companies is set forth below in “—Tax Aspects of Our Operating Through Partnerships and Limited Liability Companies.”

We have sufficient control of our subsidiary partnerships and limited liability companies and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

We may from time to time own and operate certain properties through subsidiaries that we intend to be treated as “qualified REIT subsidiaries” under the Code. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary generally will be disregarded for Federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself for all purposes under the Code, including all REIT qualification tests. A qualified REIT subsidiary of ours will not be subject to Federal corporate income taxation, although it may be subject to state and local taxation in some states.

Ownerships of Interests in Taxable REIT Subsidiaries

A “taxable REIT subsidiary” is an entity taxable as a corporation in which we own stock and that elects with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of ours. A taxable REIT subsidiary is subject to Federal income tax, and state and local income tax where applicable, as a regular “C” corporation.

Generally, a taxable REIT subsidiary can perform impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. Subject to the tests described below, a taxable REIT subsidiary may own assets that are not considered real estate assets. Therefore, we may utilize taxable REIT subsidiaries to hold certain non-REIT qualifying investments, such as certain private equity investments. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of Federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to us. In addition, we will be obligated to pay a 100% penalty tax on some payments that we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements among us, our tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties.

Income Tests

In order for us to maintain qualification as a REIT, certain separate percentage tests relating to the source of our gross income must be satisfied annually. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year generally must be derived directly or indirectly from investments relating to real property or mortgages on real property (including “rents from real property,” gain, and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains) for each taxable year must be derived from such real property investments described above, dividends, interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing.

Rents received by us will qualify as “rents from real property” in satisfying the above gross income tests only if several conditions are met. First, the amount of rent generally must not be based in whole or in part on the income or profits of any person. However, amounts received or accrued generally will not be excluded from “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Second, rents received from a tenant will not qualify as “rents from real property” if we, or a direct or indirect owner of 10% or more of our stock, actually or constructively owns 10% or more of such tenant (a “Related Party Tenant”). We may, however, lease our properties to a taxable REIT subsidiary and rents received from that subsidiary generally will not be disqualified from being “rents from real property” by reason of our ownership interest in the subsidiary if at least 90% of the property in question is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space, as determined pursuant to the rules in Code section 856(d)(8).

Third, if rent attributable to personal property that is leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.” This 15% test is based on relative fair market value of the real and personal property.

Generally, for rents to qualify as “rents from real property” for the purposes of the gross income tests, we are only allowed to provide services that are both “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Income received from any other service will be treated as “impermissible tenant service income” unless the service is provided through an independent contractor that bears the expenses of providing the services and from whom we derive no revenue or through a taxable REIT subsidiary, subject to specified limitations. The amount of impermissible tenant service income we receive is deemed to be the greater of the amount actually received by us or 150% of our direct cost of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from that property, the income will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income itself will not qualify as rents from real property.

To the extent our taxable REIT subsidiaries pay dividends, we generally will derive our allocable share of such dividend. Such dividend income will qualify under the 95%, but not the 75%, gross income test. We will monitor the amount of the dividend and other income from our taxable REIT subsidiaries and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the gross income tests. Although we expect these actions will be sufficient to prevent a violation of the gross income tests, we cannot guarantee that such actions will in all cases prevent such a violation.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. The relief provisions generally will be available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, and, following the REIT’s identification of the failure to meet either of the gross income tests, a description of each item of the REIT’s gross income shall be included in a schedule for the relevant taxable year that is filed in accordance with the applicable regulations. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above, even if these relief provisions were to apply, a tax would be imposed with respect to the excess net income.

Hedging Transactions

From time to time, we or our subsidiaries may enter into hedging transactions with respect to one or more of our or our subsidiaries’ assets or liabilities. Our or our subsidiaries’ hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests. A “hedging transaction” means either (1) any transaction entered into in the normal course of our or our subsidiaries’ trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets or (2) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT; however, no assurance can be given that our hedging activities will give rise to income that qualifies for purposes of either or both of the gross income tests.

Prohibited Transaction Income

Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized either directly or through any subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. This prohibited transaction income may also adversely affect our ability to satisfy the gross income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. As the sole owner of the entities that serve as the general partner or managing member of our subsidiary partnerships and limited liability companies, respectively, we intend to cause such entities to hold their properties for investment with a view to long-term appreciation, to engage in the business of acquiring and owning their properties and to make occasional sales of the properties as are consistent with our investment objective. We do not intend, and do not intend to permit any of our subsidiary partnerships or limited liability companies, to enter into any sales that are prohibited transactions. However, the IRS may successfully contend that some or all of the sales made by our subsidiary partnerships or limited liability companies are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales.

Penalty Tax

Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a taxable REIT subsidiary of ours, and redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

Currently, our taxable REIT subsidiaries do not provide any services to our tenants or conduct other material activities. However, a taxable REIT subsidiary of ours may in the future provide services to certain of our tenants and pay rent to us. We intend to set any fees paid to our taxable REIT subsidiaries for such services, and any rent payable to us by our taxable REIT subsidiaries, at arm’s length rates, although the amounts paid may not satisfy the safe-harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s length fee for tenant services over the amount actually paid, or on the excess rents paid to us.

Asset Tests

At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets.

(1)	At least 75% of the value of our total assets must be represented by “real estate assets,” cash, cash items and government securities. Our real estate assets include, for this purpose, our allocable share of real estate assets held by the partnerships in which we own an interest, and the non-corporate subsidiaries of these partnerships, as well as stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long term debt.

(2)	Not more than 25% of the value of our total assets may be represented by securities, other than those in the 75% asset class.

(3)	Except for certain investments in REITs, qualified REIT subsidiaries, and taxable REIT subsidiaries, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets.

(4)	Except for certain investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, we may not own more than 10% of the total voting power of any one issuer’s outstanding securities.

(5)	Except for certain investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify for the debt safe harbors discussed below. As described further below, solely for purposes the 10% value test, the determination of our interest in the assets of an entity treated as a partnership for federal income tax purposes in which we own an interest will be based on our proportionate interest in any securities issued by the partnership, excluding for this purpose certain securities described in the Code.

(6)	Not more than 25% of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

For purposes of these asset tests, any shares of qualified REIT subsidiaries are not taken into account, and any assets owned by the qualified REIT subsidiary are treated as owned directly by the REIT.

Securities, for purposes of the assets tests, may include debt we hold. However, the following types of arrangements generally will not be considered securities held by us for purposes of the 10% value test: (1) Straight debt securities of an issuer which meet the requirements of Code section 856(m)(2), discussed below; (2) Any loan to an individual or an estate; (3) Any Code section 467 rental agreement, other than with certain related persons; (4) Any obligation to pay rents from real property as defined in Code section 856(d)(1); (5) Any security issued by a state or any political subdivision thereof, the District of Columbia, a foreign government or any political subdivision thereof, or the Commonwealth of Puerto Rico, but only if the determination of any payment received or accrued under such security does not depend in whole or in part on the profits of any entity not described in the category or payments on any obligation issued by such an entity; (6) Any security issued by a REIT; or (7) Any other arrangement as determined by the Internal Revenue Service. Under Code section 856(m)(2), debt generally will constitute “straight debt” if the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money (1) which is not convertible, directly or indirectly, into stock and (2) the interest rate (and the interest payment dates) of which is not contingent on the profits, the borrower’s discretion or similar factors. However, a security may satisfy the definition of “straight debt” even though the time of payment of interest or principal thereunder is subject to a contingency, if: (i) such contingency does not have the effect of changing the effective yield to maturity more than the greater of 0.25% or 5% of the annual yield to maturity, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt instruments held by the REIT exceeds $1 million and not more than 12 months of unaccrued interest can be required to be prepaid thereunder. Second, a security can satisfy the definition of “straight debt” even though the time or amount of any payment thereunder is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.

Certain “look-through” rules apply in determining a REIT partner’s share of partnership securities for purposes of the 10% value test. Under such rules, a REIT’s interest as a partner in a partnership is not considered a security, and the REIT is deemed to own its proportionate share of each of the assets of the partnership. The REIT’s interest in the partnership assets is the REIT’s proportionate interest in any securities issued by the partnership, other than securities qualifying for the above safe harbors. Therefore, a REIT that is a partner in a partnership must look through both its equity interest and interest in non-safe harbor debt securities issued by the partnership. Any non-safe harbor debt instrument issued by a partnership will not be considered a security to the extent of the REIT’s interest as a partner in the partnership. Also, any non-safe harbor debt instrument issued by a partnership will not be considered a security if at least 75% of the partnership’s gross income (excluding gross income from prohibited transactions) is derived from the sources described in Code section 856(c)(3), which sets forth the general REIT income test.

Certain corporate or partnership securities that otherwise would qualify under the straight debt safe harbor will not so qualify if the REIT holding such securities, and any of its controlled taxable REIT subsidiaries, holds other securities of the issuer which are not securities qualifying for any safe harbors if such non-qualifying securities have an aggregate value greater than one percent of the issuer’s outstanding securities.

The asset tests must be satisfied at the close of each calendar quarter of our taxable year in which we (directly or through any partnership or limited liability company) acquire securities in the applicable issuer, and also at the close of each calendar quarter in which we increase our ownership of securities of such issuer (including as a result of an increase in our interest in any partnership or limited liability company). Also, after initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interest in any partnership or limited liability company), we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe that we have maintained, and we intend to maintain, adequate records of the value of our assets to ensure compliance with the asset tests. If we fail to cure any noncompliance with the asset tests within the 30-day cure period, we would cease to qualify as a REIT unless we are eligible for certain relief provisions discussed below.

Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30-day cure period. Under these provisions, we will be deemed to have met the 5% and 10% asset tests, and will not lose our REIT status, if the value of our nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (ii) we dispose of the nonqualifying assets or otherwise satisfy such tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued.

In addition, if a REIT fails to meet any of the asset test requirements for a particular quarter after the 30-day cure period, and the failure exceeds the above-described de minimis standard, then the REIT still will be considered to have satisfied these tests if the REIT satisfies several requirements. First, the REIT’s failure to satisfy the particular asset test must be due to reasonable cause and not due to willful neglect. Second, the REIT must file a schedule of the assets resulting in such failure with the IRS in accordance with the regulations and must dispose of the assets within six months after the last day of the quarter in which the REIT identified the failure (or such other time period prescribed by the IRS) or otherwise meet the requirements of those rules by the end of such time period. Finally, the REIT must pay a tax equal to the greater of $50,000 or the amount determined by multiplying the highest corporate tax rate by the net income generated by the assets described in the schedule for the period beginning on the first date that the failure occurs and ending on the date when the REIT disposes of such assets or the end of the first quarter when the REIT no longer fails to satisfy the particular asset test.

Although we believe we have satisfied the asset tests described above and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance that we will always be successful, or will not require a reduction in our overall interest in an issuer (including in a taxable REIT subsidiary). If we fail to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT.

Annual Distribution Requirements

To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•	90% of our REIT taxable income; and

•	90% of the net income (after tax), if any, from foreclosure property, minus

•	the sum of certain items of noncash income.

For these purposes, our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, our REIT taxable income will be reduced by any taxes we are required to pay on any gain we recognize from the disposition of any asset we acquired from a corporation which was or had been a C corporation in a transaction in which our tax basis in the asset was less than the fair market value of the asset, in each case determined at the time we acquired the asset, within the ten-year period following our acquisition of such asset. See “–Tax Liabilities and Attributes Inherited from Other Entities.” For purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.

We generally must pay, or treated as paying, the distribution in the taxable year to which they relate. At our election, a distribution will be treated as paid in a taxable year if the dividends are declared before we timely file our tax return for the year and paid within 12 months of the end of the tax year but before the first regular dividend payment made after such declaration. These distributions are treated as received by our stockholders in the year in which received. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement. In order to be taken into account for purposes of our distribution requirement, the amount distributed must not be preferential-i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class.

If we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. These distributions will be treated as received by our shareholders on December 31 of the declaration year.

To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax on the nondistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain income for such year; and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

We may elect to retain and pay tax on net long-term capital gains and require our stockholders to include their proportionate share of such undistributed net capital gains in their income. If we make such election, stockholders would receive a tax credit attributable to their share of the capital gains tax paid by us, and would receive an increase in the basis of their shares in us in an amount equal to the security holder’s share of the undistributed net long-term capital gain reduced by the amount of the credit. Further, any undistributed net long-term capital gains that are included in the income of our stockholders pursuant to this rule will be treated as distributed for purposes of the 4% excise tax.

We intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we, from time to time, may not have sufficient cash or liquid assets to meet the distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at our taxable income, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceeds the amount of noncash deductions. In the event that such timing differences occur, in order to meet the distribution requirements, we may arrange for short-term, or possibly long-term, borrowing to permit the payment of required dividends. If the amount of nondeductible expenses exceeds noncash deductions, we may refinance our indebtedness to reduce principal payments and may borrow funds for capital expenditures.

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends. While the payment of a deficiency dividend will apply to a prior year for purposes of our REIT distribution requirements, it will be treated as an additional distribution to our stockholders in the year such dividend is paid.

Federal Income Tax on Built-in Gain

We will be subject to a corporate level tax on certain built-in gains if such assets are sold during the 10 year period following conversion. Built-in gain assets are assets whose fair market value exceeds the REIT’s adjusted tax basis at the time of conversion. In addition, a REIT may not have any earnings and profits accumulated in a non-REIT year. Thus, upon conversion to a REIT, we paid sufficient dividends in 2013 to distribute all accumulated earnings and profits.

Failure to Qualify

If we fail to qualify for taxation as a REIT in any taxable year and no relief provisions apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us, nor will such distributions be required to be made. In such event, the distributions would be subject to tax to the shareholders as described under “Federal Income Tax Considerations for Holders of Our Capital Stock”. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

Further, if we fail to satisfy one or more REIT qualification requirements, other than the income or asset tests (for which limited relief provisions are described above under “—Income Tests” and “—Asset Tests”), we could avoid losing our qualification as a REIT provided such violations are due to reasonable cause and not due to willful neglect, and provided further that we pay a penalty of $50,000 for each such failure.

Tax Aspects of Our Operating Through Partnerships and the Limited Liability Companies

General. Some of our investments are held indirectly through partnerships and limited liability companies that we believe are and will continue to be treated as partnerships or disregarded entities for federal income tax purposes. In general, entities that are treated as partnerships or disregarded entities for federal income tax purposes are “pass-through” entities which are not required to pay federal income tax. Rather, partners or members of such entities are allocated their shares of the items of income, gain, loss, deduction and credit of the partnership or limited liability company and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the partnership or limited liability company. We will include in our income our share of these partnership and limited liability company items for purposes of the various gross income tests, the computation of our REIT taxable income, and the REIT distribution requirements. Moreover, for purposes of the asset tests, we will include our pro rata share of assets held by these partnerships and limited liability companies, based on our interests in each such entity.

Entity Classification. Our interests in the partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as disregarded entities or partnerships. For example, an entity that would otherwise be treated as a partnership for federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership” and certain other requirements are met. A partnership or limited liability company would be treated as a publicly traded partnership if its interests are traded on an established securities market or are readily tradable on a secondary market or a substantial equivalent thereof, within the meaning of applicable Treasury Regulations. Interests in a partnership are not treated as readily tradable on a secondary market, or the substantial equivalent thereof, if all interests in the partnership were issued in one or more transactions that were not required to be registered under the Securities Act, and the partnership does not have more than 100 partners at any time during the taxable year of the partnership, taking into account certain ownership attribution and anti-avoidance rules (the “100 Partner Safe Harbor”). If any of our partnerships and limited liability companies do not qualify for the 100 Partner Safe Harbor, the interests in such partnerships and limited liability companies would nonetheless be viewed as not readily tradable on a secondary market or the substantial equivalent thereof if the sum of the percentage interests in capital or profits transferred during any taxable year does not exceed 2% of the total interests in any such partnership’s or limited liability company’s capital or profits, subject to certain exceptions.

We believe our partnerships and limited liability companies will be classified as partnerships or disregarded entities for federal income tax purposes, and we do not anticipate that any of them will be treated as a publicly traded partnership that is taxable as a corporation. If any of our partnerships or limited liability companies were to be treated as a publicly traded partnership, it would be taxable as a corporation unless it qualified for the statutory “90% qualifying income exception.” Under that exception, a publicly traded partnership is not subject to corporate-level tax if 90% or more of its gross income consists of dividends, interest, “rents from real property” (as that term is defined for purposes of the rules applicable to REITs, with certain modifications), gain from the sale or other disposition of real property, and certain other types of qualifying income. However, if any such entity did not qualify for this exception or was otherwise taxable as a corporation, it would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests. This, in turn, could prevent us from qualifying as a REIT. See “—Failure to Qualify” for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of any of our partnerships or limited liability companies might be treated as a taxable event. If so, we might incur a tax liability without any related cash payment.

Allocations of Income, Gain, Loss and Deduction. A partnership agreement will generally determine the allocation of income and loss among partners. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations thereunder. Generally, Section 704(b) of the Code and the Treasury Regulations thereunder require that partnership allocations respect the economic arrangement of the partners. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item.

Tax Allocations With Respect to the Properties. Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution (this difference is referred to as a book-tax difference), as adjusted from time to time. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences. Depending on the method we choose in connection with any particular contribution of a property by us to a partnership or limited liability company, the carryover basis of each of the contributed interests in the properties in the hands of such partnership or limited liability company (1) could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if any of the contributed properties were to have a tax basis equal to its respective fair market value at the time of the contribution and (2) could cause us to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in our partnerships. An allocation described in clause (2) above might cause us or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements. See “—General-Requirements for Qualification as a REIT” and “—Annual Distribution Requirements.”

Any property acquired by a partnership or limited liability company in which we hold an interest in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code generally will not apply.

Tax Liabilities and Attributes Inherited from Other Entities. From time to time, we may acquire “C” corporations in transactions in which the basis of the corporations’ assets in our hands is determined by reference to the basis of the assets in the hands of the acquired corporations, or carry-over basis transactions. In the case of assets we acquire from a “C” corporation in a carry-over basis transaction, if we dispose of any such asset in a taxable transaction (including by deed in lieu of foreclosure) during the ten year period beginning on the date of the carry-over basis transaction, then we will be required to pay tax at the highest regular corporate tax rate on the gain recognized to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted tax basis in the asset, in each case determined as of the date of the carry-over basis transaction. The foregoing result with respect to the recognition of gain assumes that the “C” corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the “C” corporation. Any taxes we pay as a result of such gain would reduce the amount available for distribution to our stockholders.

Our tax basis in the assets we acquire in a carry-over basis transaction may be lower than the assets’ fair market values at the time of such acquisition. This lower tax basis could cause us to have lower depreciation deductions and more gain on a subsequent sale of the assets, and to have a correspondingly larger required distribution of income or gain to our stockholders, than would be the case if we had directly purchased the assets in a taxable transaction. In addition, in such a carry-over basis transaction, we will succeed to any tax liabilities and earnings and profits of the acquired “C” corporation.

To qualify as a REIT, we must distribute any such earnings and profits by the close of the taxable year in which such transaction occurs. Any adjustments to the acquired corporation’s income for taxable years ending on or before the date of the transaction, including as a result of an examination of the corporation’s tax returns by the IRS, could affect the calculation of the corporation’s earnings and profits. If the IRS were to determine that we acquired earnings and profits from a corporation that we failed to distribute prior to the end of the taxable year in which the carry-over basis transaction occurred, we could avoid disqualification as a REIT by using “deficiency dividend” procedures. Under these procedures, we generally would be required to distribute any such earnings and profits to our stockholders as a dividend within 90 days of the determination and pay a statutory interest charge at a specified rate to the IRS.

Federal Income Tax Considerations for Holders of Our Capital Stock

The following is a summary of the material federal income tax consequences to you of purchasing, owning and disposing of our capital stock. This discussion does not purport to be complete or to deal with all aspects of federal income taxation that may be relevant to security holders in light of their particular circumstances or who are subject to special rules, such as: banks, thrift institutions and certain other financial institutions; “S” corporations; real estate investment trusts; regulated investment companies; insurance companies; brokers and dealers in securities or currencies; certain securities traders; tax-exempt investors (except to the limited extent discussed in “—Taxation of Tax-Exempt Stockholders” below); partnerships, pass through-entities and persons holding our capital stock through a partnership or other pass-through entity; holders subject to the alternative minimum tax; holders who receive capital stock through the exercise of employee stock options or otherwise as compensation; individual retirement accounts; certain tax-deferred accounts; persons holding our capital stock as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction; U.S. expatriates; U.S. persons (as defined below) whose functional currency is not the U.S. dollar; and foreign investors (except to the limited extent discussed in “—Taxation of Non-U.S. Stockholders” below). Tax matters are very complicated, and the tax consequences of an investment in and holding of our securities will depend on the particular facts of each investor’s situation. Investors are advised to consult their own tax advisors with respect to the application to their own circumstances of the general federal income taxation rules described below and with respect to other federal, state, local or foreign tax consequences to them before making an investment in our securities. Unless otherwise noted, this discussion assumes that investors are U.S. persons and hold our securities as capital assets.

A “U.S. person” generally is a beneficial owner of our securities that is, for U.S. federal income tax purposes, any one of the following:

•	a citizen or resident of the United States;

•	a corporation, partnership or other entity created in or organized under the laws of the United States or any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (i) is subject to the supervision of a court within the United States and the control of a United States person or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. holder” is a beneficial owner of our securities that is not a U.S. person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A prospective security holder that is a partnership holding our securities or a partner of such a partnership should consult his, her or its own tax adviser with respect to the purchase, ownership and disposition of our securities.

Taxation of Taxable U.S. Stockholders. As long as we qualify as a REIT, distributions made to our taxable U.S. stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends or retained capital gains) will be taken into account by them as ordinary income, and corporate stockholders will not be eligible for the dividends received deduction as to such amounts.

If we receive qualified dividend income and designate such portion of our distributions as qualified dividend income in a written notice mailed not later than 60 days after the close of its taxable year, an individual U.S stockholder may qualify (provided holding period and certain other requirements are met) to treat such portion of the distribution as qualified dividend income, eligible to be taxed at the reduced maximum rate of generally 20%. Qualified dividend income is, in general, dividend income from taxable domestic corporations and qualified foreign corporations. A qualified foreign corporation generally excludes any foreign corporation which for the taxable year of the corporation in which the dividend was paid, or the preceding taxable year, is a passive foreign investment company. The total amount that can be designated by us as qualified dividend income generally cannot exceed the sum of (1) our qualified dividend income for the tax year, (2) the amount of our REIT taxable income and income taxed under the Code section 337(d) regulations, minus the tax on these items, for the prior year and (3) the amount of any earnings and profits that were distributed by us for the tax year and accumulated in a tax year during which our Company was not subject to the REIT rules.

Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of such stockholder’s common stock, but rather will reduce the adjusted basis of such shares as a return of capital. To the extent that such distributions exceed the adjusted basis of a stockholder’s common stock, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by us in October, November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. For purposes of determining what portion of a distribution is attributable to current or accumulated earnings and profits, earnings and profits will first be allocated to distributions made to holders of any shares of our preferred stock outstanding at the applicable time. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of ours.

In general, any gain or loss realized upon a taxable disposition of shares by a stockholder who is not a dealer in securities will be treated as a long-term capital gain or loss if the shares have been held for more than one year, otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of common stock by a stockholder who has held such shares for six months or less (after applying certain holding period rules) generally will be treated as long-term capital loss to the extent of distributions from us required to be treated by such stockholder as long-term capital gain.

Distributions that we properly designate as capital gain dividends will be taxable to stockholders as gains (to the extent that they do not exceed our actual net capital gain for the taxable year) from the sale or disposition of a capital asset held for greater than one year. If we designate any portion of a dividend as a capital gain dividend, a U.S. stockholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the stockholder as capital gain. However, stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income. A portion of capital gain dividends received by noncorporate taxpayers may be subject to tax at a 25% rate to the extent attributable to certain gains realized on the sale of real property. In addition, noncorporate taxpayers are generally taxed at a maximum rate of 20% on net long-term capital gain (generally, the excess of net long-term capital gain over net short-term capital loss) attributable to gains realized on the sale of property held for greater than one year.

Distributions we make and gain arising from the sale or exchange by a stockholder of shares of our stock will not be treated as passive activity income, and, as a result, stockholders generally will not be able to apply any “passive losses” against such income or gain. Distributions we make (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our stock (or distributions treated as such) will not be treated as investment income under certain circumstances.

Upon any taxable sale or other disposition of our common stock, a U.S. stockholder will recognize gain or loss for Federal income tax purposes on the disposition of our stock in an amount equal to the difference between:

•	the amount of cash and the fair market value of any property received on such disposition; and

•	the U.S. stockholder’s adjusted basis in such stock for tax purposes.

Gain or loss will be capital gain or loss if the common stock has been held by the U.S. stockholder as a capital asset. The applicable tax rate will depend on the stockholder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the stockholder’s tax bracket. A U.S. stockholder who is an individual or an estate or trust and who has long-term capital gain will be subject to a maximum capital gain rate of 20%. However, to the extent that the capital gain realized by a non-corporate stockholder on the sale of REIT stock corresponds to the REIT’s “unrecaptured Section 1250 gain,” such gain may be subject to tax at a rate of 25%. Stockholders are advised to consult with their own tax advisors with respect to their capital gain tax liability.

Taxation of Tax-Exempt Stockholders. Provided that a tax-exempt stockholder has not held our common stock as “debt financed property” within the meaning of the Internal Revenue Code, the dividend income from us will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt stockholder. Similarly, income from the sale of common stock will not constitute UBTI unless the tax-exempt stockholder has held its stock as debt financed property within the meaning of the Internal Revenue Code or has used the common stock in a trade or business. However, for a tax-exempt stockholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from Federal income taxation under Internal Revenue Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in our securities will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax exempt stockholders should consult their own tax advisors concerning these “set aside” and reserve requirements.

A “qualified trust” (defined to be any trust described in Code Section 401(a) and exempt from tax under Code Section 501(a)) that holds more than 10% of the value of the shares of a REIT may be required, under certain circumstances, to treat a portion of distributions from the REIT as UBTI. This requirement will apply for a taxable year only if (i) the REIT satisfies the requirement that not more than 50% of the value of its shares be held by five or fewer individuals (the “five or fewer requirement”) only by relying on a special “look-through” rule under which shares held by qualified trust stockholders are treated as held by the beneficiaries of such trusts in proportion to their actuarial interests therein; and (ii) the REIT is “predominantly held” by qualified trusts. A REIT is “predominantly held” by qualified trusts if either (i) a single qualified trust holds more than 25% of the value of the REIT shares, or (ii) one or more qualified trusts, each owning more than 10% of the value of the REIT shares, hold in the aggregate more than 50% of the value of the REIT shares. If the foregoing requirements are met, the percentage of any REIT dividend treated as UBTI to a qualified trust that owns more than 10% of the value of the REIT shares is equal to the ratio of (i) the UBTI earned by the REIT (computed as if the REIT were a qualified trust and therefore subject to tax on its UBTI) to (ii) the total gross income (less certain associated expenses) of the REIT for the year in which the dividends are paid. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year.

The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the five or fewer requirement without relying on the “look-through” rule.

Taxation of Non-U.S. Stockholders. The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, “Non-U.S. stockholders”) are complex, and no attempt will be made herein to provide more than a limited summary of such rules. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. stockholder. Prospective Non-U.S. stockholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in our common stock, including any reporting requirements.

Distributions that are not attributable to gain from sales or exchanges by us of U.S. real property interests and not designated by us as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution. If a Non-U.S. stockholder qualifies for benefits under an applicable income tax treaty, the 30% U.S. federal income tax withholding rate on dividend distributions to such stockholder may be reduced significantly. However, if income from the investment in our stock is treated as effectively connected with the Non-U.S. stockholder’s conduct of a U.S. trade or business, the Non-U.S. stockholder generally will be subject to a tax at graduated rates in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to a branch profits tax of up to 30% if the stockholder is a foreign corporation). We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. stockholder that are not designated as capital gain dividends, unless either:

•	a lower treaty rate applies and the Non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate is filed with us or

•	the Non-U.S. stockholder filed an IRS Form W-8ECI with us claiming that the distribution is income treated as effectively connected to a U.S. trade or business.

A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its stock. Instead, the excess portion of the distribution will reduce the adjusted basis of that stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

Additional withholding regulations may require us to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

Except as discussed below with respect to 5% or less holders of regularly traded classes of stock, for any year in which we qualify as a REIT, a non-U.S. stockholder will incur tax on distributions by us that are attributable to gain from our sale or exchange of USRPIs under special provisions of the United States federal income tax laws known as the Foreign Investment in Real Property Act, or “FIRPTA.” The term USRPIs includes interests in real property and shares in corporations at least 50% of whose assets consist of interests in U.S. real property. Under those rules, a non-U.S. stockholder is taxed on distributions by us attributable to gain from sales of USRPIs as if the gain were effectively connected with a United States trade or business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold. However, FIRPTA and the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our stock which is regularly traded on an established securities market located in the United States if the recipient non-U.S. stockholder did not own more than 5% of such class of stock at any time during the one year period ending on the date of distribution. Instead, any capital gain dividend will be treated as an ordinary distribution subject to the rules discussed above, which generally impose a 30% withholding tax (unless reduced by a treaty). Also, the branch profits tax will not apply to such a distribution.

A non-U.S. stockholder generally will not incur tax under FIRPTA with respect to gain on a sale of our common stock or preferred stock as long as at all times during the testing period non-U.S. persons hold, directly or indirectly, less than 50% in value of our stock. We cannot assure you that that test will be met, but, if such test is satisfied, the sale of our stock will not be subject to tax under FIRPTA, regardless of the percentage owned by such holder and whether our stock is regularly traded on an established securities market. Even if we meet this test, pursuant to “wash sale” rules under FIRPTA, a non-U.S. stockholder may incur tax under FIRPTA to the extent such stockholder disposes of stock within a certain period prior to a capital gain distribution and directly or indirectly (including through certain affiliates) reacquires stock within certain prescribed periods. However, a non-U.S. stockholder will not incur tax under FIRPTA on a disposition of the shares of our common or preferred stock if: (i) such non-U.S. stockholder owned, actually or constructively, at all times during a specified testing period, 5% or less of the total fair market value of a class of our stock that is “regularly traded” on an established securities market; (ii) such non-U.S. stockholder owned shares of a class of our stock that is not publicly traded on an established securities market if the fair market value of the shares acquired by such non-U.S. stockholder on the date of acquisition did not exceed 5% of the regularly traded class of stock with the lowest fair market value; or (iii) such non-U.S. stockholder owned shares of a class of our stock that is convertible into a class of our stock that is regularly traded if the fair market value of the shares acquired by such non-U.S. stockholder on the date of acquisition did not exceed 5% of the total fair market value of the regularly traded class of stock that such shares are convertible into. For as long as our common stock is regularly traded on an established securities market, a non-U.S. stockholder should not incur tax under FIRPTA with respect to gain on a sale of our common stock if it owns, actually or constructively, 5% or less of our common stock. If the gain on the sale of our stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

•	the gain is effectively connected with the non-U.S. stockholder’s United States trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain; or

•	the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains derived from sources within the United States.

State and Local Taxes. We and our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside (although U.S. stockholders who are individuals generally should not be required to file state income tax returns outside of their state of residence with respect to our operations and distributions). The state and local tax treatment of us and our stockholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our common stock.

Applicable Treasury Regulations provide presumptions regarding the status of holders when payments to the holders cannot be reliably associated with appropriate documentation provided to the payor. Because the application of these Treasury Regulations varies depending on the stockholder’s particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

The foregoing is a general summary of the material provisions of the Code and the Treasury Regulations in effect as they directly govern the taxation of the Company and its security holders. These provisions are subject to change by legislative and administrative action, and any such change may be retroactive. Security holders (and prospective holders) are urged to consult their tax advisers regarding specific questions as to U.S. federal, foreign, state, local income or other taxes.

Information Reporting and Backup Withholding

U.S. Holders. A U.S. holder may be subject to information reporting and backup withholding when such holder receives payments on our common stock or proceeds from the sale or other taxable disposition of our common stock. Certain U.S. holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

•	fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	furnishes an incorrect taxpayer identification number;

•	is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•	fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Non-U.S. Holders. Payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN or W-8BEN-E (or other applicable successor form) or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Medicare Tax on Unearned Income

For taxable years beginning after December 31, 2012, a 3.8 percent tax will generally be imposed on the net investment income of certain individuals with a modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers) and on the undistributed net investment income of certain estates and trusts. For these purposes, “net investment income” will generally include interest (including interest on our debt securities), dividends (including dividends paid with respect to our stock), annuities, royalties, rent, net gain attributable to the disposition of property not held in a trade or business (including net gain from the sale, exchange or other taxable disposition of shares of our stock) and certain other income, but will be reduced by any deductions properly allocable to such income or net gain.

Federal Income Taxation of Debt Securities

Federal Income Tax Treatment of Holders of Debt Securities. Under present law, we are of the opinion that the debt securities will constitute indebtedness of the Company for federal income tax purposes, which the discussion below assumes. We intend to treat all payments made with respect to the debt securities consistent with this characterization.

Taxation of Interest. Payments or accruals of interest on debt securities generally will be taxable to you as ordinary interest income at the time such interest is received (actually or constructively) or accrued, in accordance with your regular method of accounting for federal income tax purposes.

Purchase, Sale and Redemption of Debt Securities. Initially, your tax basis in debt securities acquired generally will be equal to your cost to acquire such debt securities. This basis will increase by the amounts, if any, that you include in income under the rules governing market discount, and will decrease by the amount of any amortized premium on such debt securities, as discussed below. When you sell or exchange any of your debt securities, or if any of your debt securities are redeemed, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (less any accrued and unpaid interest, which will be subject to federal income tax as interest in the manner described above) and your tax basis in the debt securities relinquished.

Except as discussed below with respect to market discount, the gain or loss that you recognize on the sale, exchange or redemption of any of your debt securities generally will be capital gain or loss. Such gain or loss will generally be long-term capital gain or loss if the disposed debt securities were held for more than one year and will be short-term capital gain or loss if the disposed debt securities were held for one year or less. Net long-term capital gain recognized by a noncorporate U.S. holder generally will be subject to a maximum federal income tax at a lower rate of 20%, while than net short-term capital gain or ordinary income will be subject to a maximum rate of 39.6%. For corporate holders, capital gain is generally taxed for federal income tax purposes at the same rate as ordinary income, that is, as of the date of this prospectus at a maximum rate of 35%. A holder’s ability to deduct capital losses may be limited.

Amortizable Premium. If you purchase debt securities at a cost greater than their stated principal amount, plus accrued interest, you will be considered to have purchased the debt securities at a premium, and you generally may elect to amortize this premium as an offset to interest income, using a constant yield method, over the remaining term of the debt securities. If you make the election to amortize the premium, it generally will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies, as well as any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the IRS. If you elect to amortize the premium, you will be required to reduce your tax basis in the debt securities by the amount of the premium amortized during your holding period. If you do not elect to amortize premium, the amount of premium will be included in your tax basis in the debt securities. Therefore, if you do not elect to amortize the premium and you hold the debt securities to maturity, you generally will be required to treat the premium as a capital loss when the debt securities are redeemed.

Market Discount. If you purchase debt securities at a price that reflects a “market discount,” any principal payments on or any gain that you realize on the disposition of the debt securities generally will be treated as ordinary interest income to the extent of the market discount that accrued on the debt securities during the time you held such debt securities. “Market discount” is defined under the Internal Revenue Code as, in general, the excess of the stated redemption price at maturity over the purchase price of the debt security, except that if the market discount is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity, the market discount is considered to be zero. In addition, you may be required to defer the deduction of all or a portion of any interest paid on any indebtedness that you incurred or continued to purchase or carry the debt securities that were acquired at a market discount. In general, market discount will be treated as accruing ratably over the term of the debt securities, or, at your election, under a constant yield method.

You may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any gain realized on a sale of the debt securities as ordinary income. If you elect to include market discount on a current basis, the interest deduction deferral rule described above will not apply and you will increase your basis in the debt security by the amount of market discount you include in gross income. If you do make such an election, it will apply to all market discount debt instruments that you acquire on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the IRS.

Information Reporting and Backup Withholding. In general, information reporting requirements will apply to payments of principal, interest, and premium, if any, paid on debt securities and to the proceeds of the sale of debt securities paid to U.S. holders other than certain exempt recipients (such as certain corporations). Information reporting generally will apply to payments of interest on the debt securities to non-U.S. Holders (as defined below) and the amount of tax, if any, withheld with respect to such payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the non-U.S. Holder resides under the provisions of an applicable income tax treaty. In addition, for non-U.S. Holders, information reporting will apply to the proceeds of the sale of debt securities within the United States or conducted through United States-related financial intermediaries unless the certification requirements described below have been complied with and the statement described below in “Taxation of Non-U.S. Holders” has been received (and the payor does not have actual knowledge or reason to know that the holder is a United States person) or the holder otherwise establishes an exemption.

We may be required to withhold, for U.S. federal income tax purposes, a portion of all payments (including redemption proceeds) payable to holders of debt securities who fail to provide us with their correct taxpayer identification number, who fail to make required certifications or who have been notified by the IRS that they are subject to backup withholding (or if we have been so notified). Certain corporate and other stockholders specified in the Internal Revenue Code and the regulations thereunder are exempt from backup withholding. Backup withholding is not an additional tax. Any amounts withheld may be credited against the holder’s U.S. federal income tax liability provided the appropriate information is furnished to the IRS. If you are a non-U.S. Holder, you may have to comply with certification procedures to establish your non-U.S. status in order to avoid backup withholding tax requirements. The certification procedures required to claim the exemption from withholding tax on interest income described below will satisfy these requirements.

Taxation of Non-U.S. Holders. If you are a non-resident alien individual or a foreign corporation (a “non-U.S. Holder”), the payment of interest on the debt securities generally will be considered “portfolio interest” and thus generally will be exempt from U.S. federal withholding tax. This exemption will apply to you provided that (1) interest paid on the debt securities is not effectively connected with your conduct of a trade or business in the United States, (2) you are not a bank whose receipt of interest on the debt securities is described in Section 881(c)(3)(A) of the Internal Revenue Code, (3) you do not actually or constructively own 10 percent or more of the combined voting power of all classes of the Company’s stock entitled to vote, (4) you are not a controlled foreign corporation that is related, directly or indirectly, to the Company through stock ownership, and (5) you satisfy the certification requirements described below.

To satisfy the certification requirements, either (1) the holder of any debt securities must certify, under penalties of perjury, that such holder is a non-U.S. person and must provide such owner’s name, address and taxpayer identification number, if any, on IRS Form W-8BEN, or (2) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business and holds the debt securities on behalf of the holder thereof must certify, under penalties of perjury, that it has received a valid and properly executed IRS Form W-8BEN from the beneficial holder and comply with certain other requirements. Special certification rules apply for debt securities held by a foreign partnership and other intermediaries.

Interest on debt securities received by a non-U.S. Holder that is not excluded from U.S. federal withholding tax under the portfolio interest exemption as described above generally will be subject to withholding at a 30% rate, except where (1) the interest is effectively connected with the conduct of a U.S. trade or business, in which case the interest will generally be subject to U.S. income tax on a net basis as applicable to U.S. holders generally or (2) a non-U.S. Holder can claim the benefits of an applicable income tax treaty to reduce or eliminate such withholding tax. To claim the benefit of an income tax treaty or to claim an exemption from withholding because the interest is effectively connected with a U.S. trade or business, a non-U.S. Holder must timely provide the appropriate, properly executed IRS forms. These forms may be required to be periodically updated. Also, a non-U.S. Holder who is claiming the benefits of an income tax treaty may be required to obtain a U.S. taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

Any capital gain that a non-U.S. Holder realizes on a sale, exchange or other disposition of debt securities generally will be exempt from U.S. federal income tax, including withholding tax. This exemption generally will not apply to you if your gain is effectively connected with your conduct of a trade or business in the U.S. or you are an individual holder and are present in the U.S. for a period or periods aggregating 183 days or more in the taxable year of the disposition.

Federal Income Tax Aspects of Warrants and Subscription Rights.

If you exercise a warrant or subscription right, you will not recognize any gain or loss for U.S. federal income tax purposes (except that gain or loss will be recognized to the extent you receive cash in lieu of a fractional common share as if you had actually received the fractional share and the fractional share was immediately redeemed for cash). Your initial tax basis in the security received upon exercise will be the sum of the exercise price paid and your adjusted tax basis in the warrant or subscription right (excluding any portion of such sum allocable to a fractional share), and your holding period for the security received will begin on the day you exercise the warrant or subscription right. If you sell or exchange a warrant or subscription right, you will generally recognize gain or loss equal to the difference between the amount realized in the sale or exchange and your adjusted tax basis in the warrant or right sold or exchanged. If the warrant or subscription right expires unexercised, you will recognize a loss in an amount equal to your adjusted tax basis in the warrant or right at such time. Any such gain or loss from the sale, exchange or expiration of the warrants or rights will be capital gain or loss and will be long-term capital gain or loss if your holding period for the warrants or rights exceeds one year at the time of the sale, exchange or expiration. Non-U.S. holders of warrants and subscription rights to acquire our stock should see the discussion under “Federal Income Tax Considerations for Holders of Our Capital Stock—Taxation of Non-U.S. Stockholders” and should consult their own tax advisers with respect to the United States federal income tax and withholding tax, and state, local and foreign tax consequences of an investment in the options or subscription rights.

Additional Considerations.

Medicare Tax. For taxable years beginning after December 31, 2012, a 3.8 percent tax will generally be imposed on the net investment income of certain individuals with a modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers) and on the undistributed net investment income of certain estates and trusts. For these purposes, “net investment income” will generally include interest (including interest on our debt securities), dividends (including dividends paid with respect to our stock), annuities, royalties, rent, net gain attributable to the disposition of property not held in a trade or business (including net gain from the sale, exchange or other taxable disposition of shares of our stock) and certain other income, but will be reduced by any deductions properly allocable to such income or net gain.

Foreign Accounts. Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-U.S. entities (including payments to U.S. holders who hold shares of our capital stock through such a foreign financial institution or non-U.S. entity).

Specifically, a 30% withholding tax may be imposed on dividends on, and gross proceeds from the sale or other disposition of, our capital stock paid to a foreign financial institution or to a non-financial foreign entity, unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and IRS guidance, withholding under FATCA generally applies to payments of dividends, and will apply to payments of gross proceeds from a sale or other disposition of capital stock on or after January 1, 2017. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of the FATCA withholding we may treat the entire distribution as a dividend. Prospective investors should consult their tax advisors regarding these withholding provisions.

PLAN OF DISTRIBUTION

We may sell our securities from time to time, in one or more offerings under this prospectus and any related prospectus supplement. We may sell our securities: (1) directly to one or more purchasers; (2) through agents; (3) through underwriters; (4) through dealers; (5) pursuant to our Dividend Reinvestment Plan; or (6) through a combination of such methods of sale. In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting with us or on our behalf may also purchase securities and reoffer them to the public by one or more of the methods described above. We may offer our securities separately or together, in amounts, at prices and on terms set forth in a prospectus supplement to this prospectus. In the case of a rights offering, the applicable prospectus supplement will set forth the number of shares of our common stock issuable upon the exercise of each right and the other terms of such rights offering. The aggregate amount of securities that may be offered by us is limited to $300,000,000. Each prospectus supplement, together with any applicable free writing prospectus, relating to an offering of our securities will state the terms of the offering, including as applicable:

•	the names and addresses of any agents, underwriters or dealers, and the amounts of any securities underwritten or purchased by each of them;

•	any sales loads or other items constituting underwriters’ compensation;

•	any discounts, commissions, or fees allowed or paid to dealers or agents;

•	the public offering or purchase price of the offered securities and the net proceeds we will receive from the sale; and

•	any securities exchange on which the offered securities may be listed.

Direct Sales

We may sell our securities directly to, and solicit offers from, institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales of the securities. In this case, no underwriters or agents would be involved. We or any selling security holder may use electronic media, including the Internet, to sell offered securities directly. The terms of any of those sales will be described in a prospectus supplement and any applicable free writing prospectus, including the terms of any bidding or auction process to be utilized in such sales, if applicable.

By Agents

We may offer and sell securities through agents that we designate. Any agent involved in the offer and sale will be named and any commissions payable by us will be described in the prospectus supplement and any applicable free writing prospectus. Unless otherwise indicated in the prospectus supplement, the agents will be acting on a best efforts basis for the period of their appointment.

By Underwriters

We may offer and sell securities from time to time to one or more underwriters who would purchase the securities as principal for resale to the public, either on a firm commitment or best efforts basis. If we sell securities to underwriters, we will execute an underwriting agreement with them at the time of the sale and will name them in the applicable prospectus supplement. In connection with these sales, the underwriters may be deemed to have received compensation from us in the form of underwriting discounts and commissions. The underwriters also may receive commissions from purchasers of securities for whom they may act as agent. Unless otherwise stated in the applicable prospectus supplement, the underwriters will not be obligated to purchase the securities unless the conditions set forth in the underwriting agreement are satisfied, and if the underwriters purchase any of the securities, they will be required to purchase all of the offered securities. The underwriters may sell the offered securities to or through dealers, and those dealers may receive discounts, concessions or commissions from the underwriters as well as from the purchasers for whom they may act as agent. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If a prospectus supplement so indicates, we may grant the underwriters an option to purchase additional shares of common stock at the public offering price, less the underwriting discounts and commissions, within a specified period of time following the date of the prospectus supplement, to cover any overallotments.

By Dealers

We may offer and sell securities from time to time to one or more dealers who would purchase the securities as principal. The dealers then may resell the offered securities to the public at fixed or varying prices to be determined by those dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement applicable to any such transaction.

General Information

Agents, underwriters, or dealers participating in an offering of securities may be deemed to be underwriters, and any discounts and commission received by them and any profit realized by them on resale of the offered securities for whom they act as agent, may be deemed to be underwriting discounts and commissions under the Securities Act.

We may offer and sell securities from time to time, in one or more transactions, either at a fixed price or at prices that may vary, at market prices prevailing at the time of sale, at prices related to prevailing market prices, at prices determined by an auction process, or at negotiated prices. Our securities, including common stock, also may be sold in one or more of the following transactions:

•	block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such shares as agent, but may position and resell all or a portion of the block as principal to facilitate the transaction;

•	purchases by any such broker-dealer as principal, and resale by such broker-dealer for its own account pursuant to a prospectus supplement;

•	a special offering, an exchange distribution or a secondary distribution in accordance with applicable New York Stock Exchange or other stock exchange, quotation system or over-the-counter market rules;

•	ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers;

•	sales in “at the market” offerings, within the meaning of Rule 415(a)(4) under the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise; and

•	sales in other ways not involving market makers or established trading markets, which could include direct sales to purchasers.

If indicated in an applicable prospectus supplement, we may authorize underwriters or other agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which we may make these delayed delivery contracts include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchaser under any such delayed delivery contract will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility with regard to the validity or performance of these delayed delivery contracts.

Unless otherwise specified in the applicable prospectus supplement, each series of offered securities will be a new issue of securities and, other than our common stock, which is listed on the NYSE under the symbol “CORR,” will have no established trading market.

To facilitate an offering of any of our securities in an underwritten transaction and in accordance with industry practice, the underwriters and selling group members, and their respective affiliates, may engage in transactions that stabilize, maintain, or otherwise affect the market price of the common stock or any other security. Those transactions may include overallotment, entering stabilizing bids, effecting syndicate covering transactions, and reclaiming selling concessions allowed to an underwriter or a dealer.

•	An overallotment in connection with an offering occurs when one or more underwriters sell more securities than they are committed to purchase from us, thereby creating a short position for the underwriter’s own account which the underwriter may cover either through syndicate covering transactions, as described below, or by exercising any over-allotment option granted to them by us.

•	An underwriter may effect stabilization transactions in accordance with Rule 104 of SEC Regulation M by placing a stabilizing bid to purchase the common stock or other security for the purpose of pegging, fixing, or maintaining the price of such security.

•	Underwriters may engage in syndicate covering transactions to cover overallotments or to stabilize the price of the common stock by bidding for, and purchasing, the common stock or any other securities in the open market in order to reduce a short position created in connection with the offering.

•	The managing underwriter may impose a “penalty bid” on a syndicate member through contractual arrangements among the underwriters, to reclaim a selling concession in connection with an offering when the common stock originally sold by the syndicate member is purchased in syndicate covering transactions or otherwise.

Any of the activities described above, or comparable transactions described in any applicable prospectus supplement, may stabilize or maintain the market price of the securities above independent market levels. The underwriters are not required to engage in any of these activities and, even if they elect to do so, may end any of these activities at any time.

Any underwriters to whom the offered securities are sold for offering and sale may make a market in the offered securities, but the underwriters will not be obligated to do so and may discontinue any market-making at any time without notice. The offered securities may or may not be listed on a securities exchange. We cannot assure you that there will be a liquid trading market for any of our offered securities.

Under agreements entered into with us, underwriters, dealers and agents and related persons (or their affiliates) may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution for payments the underwriters or agents may be required to make.

The underwriters, dealers, agents, and their affiliates may engage in financial or other business transactions with us and our subsidiaries in the ordinary course of business.

The maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority (“FINRA”) or independent broker-dealer will not be greater than eight percent of the initial gross proceeds from the sale of any security being sold. In connection with any rights offering to our common stockholders, we may also enter into a standby underwriting arrangement with one or more underwriters pursuant to which the underwriter(s) will purchase our common stock remaining unsubscribed for after the rights offering, and we may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage any subscription rights offering for us.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and applicable SEC rules and regulations, including, among others, SEC Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

The aggregate offering price specified on the cover of this prospectus relates to the offering of the securities not yet issued as of the date of this prospectus.

A prospectus and accompanying prospectus supplement in electronic form may be made available on the websites maintained by underwriters. The underwriters may agree to allocate a number of securities for sale to their online brokerage account holders. Such allocations of securities for internet distributions will be made on the same basis as other allocations. In addition, securities may be sold by the underwriters to securities dealers who resell securities to online brokerage account holders.

To the extent indicated in any applicable prospectus supplement, we may sell any of the securities offered pursuant to this prospectus in exchange in whole or part for consideration other than cash. This consideration may consist of services or products, whether tangible or intangible, and including services or products we may use in our business; outstanding debt or equity securities of our Company or one or more of its subsidiaries; debt or equity securities or assets of other companies, including in connection with investments, joint ventures or other strategic transactions, or acquisitions; release of claims or settlement of disputes; and in satisfaction of obligations, including obligations to make payments to distributors or other suppliers and payment of interest on outstanding obligations. We may sell the securities as part of a transaction in which outstanding debt or equity securities of our Company or one or more of our subsidiaries are surrendered, converted, exercised, canceled or transferred.

Dividend Reinvestment Plan

We may issue shares of common stock pursuant to our Dividend Reinvestment Plan. For additional information, please refer to the section of this prospectus entitled “Dividend Reinvestment Plan.”

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby, including certain tax matters, will be passed upon for us by Husch Blackwell LLP (“HB”), Kansas City, Missouri. HB may rely as to certain matters of Maryland law on the opinion of Venable LLP, Baltimore, Maryland. If certain legal matters in connection with an offering of securities are passed upon by counsel for the underwriters of such offering, such matters will be passed upon by such counsel to the underwriters will be named in a prospectus supplement.

EXPERTS

The consolidated financial statements of CorEnergy Infrastructure Trust, Inc. appearing in CorEnergy Infrastructure Trust, Inc.’s Annual Report (Form 10-K/A-1) for the year ended December 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of VantaCore Partners LP and subsidiaries for the years ended December 31, 2013 and December 31, 2012, incorporated in this prospectus by reference to CorEnergy Infrastructure Trust, Inc.’s Amendment No. 2 on Form 10-K/A to its Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 31, 2014, have been audited by McGladrey LLP, an independent registered public accounting firm, as stated in their report incorporated by reference herein, and has been so incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of VantaCore Partners LP and subsidiaries for the year ended December 31, 2011, incorporated in this prospectus by reference to CorEnergy Infrastructure Trust, Inc.’s Amendment No. 2 on Form 10-K/A to its Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 31, 2014, have been audited by Cooper, Travis & Company, PLC, an independent registered public accounting firm, as stated in their report incorporated by reference herein, and has been so incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The financial statements of MoGas Pipeline LLC and statement of revenues over expenses of property owned by MRV Banks (referred to as the “Josephville Road Property”) for the years ended December 31, 2013 and December 31, 2012, incorporated in this prospectus by reference to CorEnergy Infrastructure Trust, Inc.’s Amendment No. 2 on Form 8-K/A to its Current Report on Form 8-K dated November 24, 2014, filed with the SEC on December 17, 2014, have been audited by RubinBrown LLP, an independent public accounting firm, as stated in their reports thereon incorporated by reference herein, and are included in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the Exchange Act. This information is available free of charge by contacting us at 1110 Walnut, Suite 3350, Kansas City, MO 64106 or by telephone at 1-877-699-2677 or on our website at http://corenergy.corridortrust.com/. The information on our website is not incorporated by reference into this prospectus. You may also inspect and copy these reports, proxy statements and other information, as well as the registration statement of which this prospectus forms a part and the related exhibits and schedules, at the Public Reference Room of the SEC at 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website that contains reports, proxy and information statements and other information filed electronically by us with the SEC which are available on the SEC’s Internet website at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, Washington, D.C. 20549-0102.

This prospectus does not contain all of the information in our registration statement, including amendments, exhibits, and schedules. Statements in this prospectus about the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by this reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information contained in documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we later file with the SEC will automatically update and supersede this information. Any statement contained in a document which incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus or information that we later file with the SEC modifies or replaces that information.

We incorporate by reference the documents listed below and any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we sell all the securities offered by this prospectus.

The documents listed below have been filed by us under the Exchange Act and are incorporated by reference in this prospectus supplement:

•	Our Annual Report on Form 10-K, for the fiscal year ended December 31, 2013, as originally filed with the SEC on March 18, 2014 and as amended and filed with the SEC on March 19, 2014 and March 31, 2014.

•	The information contained in our definitive proxy statement on Schedule 14A filed with the SEC on April 17, 2014 to the extent incorporated by reference in Part III of the Form 10-K.

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, as filed with the SEC on May 12, 2014.

•	Our Quarterly Report on Form 10-Q for the quarterly period ended on June 30, 2014, as filed with the SEC on August 11, 2014.

•	Our Quarterly Report on Form 10-Q for the quarterly period ended on September 30, 2014, as filed with the SEC on November 7, 2014.

•	Our Current Reports on Form 8-K, as filed with the SEC on January 6, 2014, January 8, 2014, January 14, 2014 (two reports), January 16, 2014, January 17, 2014, January 22, 2014, January 28, 2014, February 28, 2014, May 1, 2014, May 30, 2014, July 31, 2014, September 30, 2014, October 7, 2014, October 31, 2014, November 17, 2014, November 19, 2014 (as amended by Amendment No. 1 thereto on Form 8-K/A filed November 25, 2014), November 20, 2014, and November 25, 2014 (as amended by Amendment No. 1 thereto on Form 8-K/A filed November 25, 2014 and Amendment No. 2 thereto on Form 8-K/A filed December 17, 2014) (excluding any information that is deemed to have been “furnished” and not “filed” with the SEC).

•	The description of our shares of common stock included in our registration statement on Form 8-A filed on February 1, 2007, and any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information that is deemed to have been “furnished” and not “filed” with the SEC) after the date of this prospectus and prior to the termination of the offering of the securities covered by this prospectus, are incorporated by reference herein.

To obtain a free copy of any of the documents incorporated by reference in this prospectus supplement (other than exhibits, unless they are specifically incorporated by reference in such documents), please contact us at 1110 Walnut, Suite 3350, Kansas City, MO 64106.

11,250,000 Shares

CorEnergy Infrastructure Trust, Inc.

Common Stock

PROSPECTUS    SUPPLEMENT

BofA Merrill Lynch

Wells Fargo Securities

Stifel

Ladenburg Thalmann

June     , 2015